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                                             As filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-69786

                     Prospectus For Single Purchase Payment
                      Modified Guaranteed Annuity Contract

                                   Issued by:
                     GE Life and Annuity Assurance Company
                             6610 West Broad Street
                            Richmond, Virginia 23230
                           Telephone: (804) 281-6000

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This prospectus gives details about the contract that you should know before investing. Please read this prospectus carefully and keep it for future reference.

This prospectus describes a single purchase payment modified guaranteed annuity contract (the "contract") for individuals offered by GE Life and Annuity Assurance Company (the "Company," "we," "us," or "our"). You may purchase the Contract on a non-qualified basis ("Non-Qualified Contracts") or for use with certain qualified retirement plans ("Qualified Contracts").

The contract provides a means for you to allocate a single purchase payment of $5,000 or more ($2,000 or more for Individual Retirement Accounts ("IRAs")) to our Guarantee Account for a specified investment period, known as a Guarantee Term. You select a Guarantee Term from a number of Guaranteed Terms we offer at the time of your purchase payment. We typically offer Guarantee Terms ranging from 1 to 10 years, although we may not offer each of these Guarantee Terms in the future. Not all the Guarantee Terms are available in all states or in all markets. Your purchase payment will earn interest for the initial Guarantee Term you select based on the interest rates we offer at the time of your purchase payment. For any Guarantee Term, we will credit a Guaranteed Interest Rate. We may credit a different Guaranteed Interest Rate for each year of a Guarantee Term.

If you surrender your contract or withdraw any portion of your Contract Value before the end of a Guarantee Term, we may assess a surrender charge on the amount you withdraw. We may apply a Market Value Adjustment to the proceeds paid in connection with any withdrawal or transfer. We may also apply a Market Value Adjustment in determining your Annuity Commencement Value. Under certain conditions, you may withdraw earned interest without a surrender charge or Market Value Adjustment. Withdrawals of interest will be subject to income tax and may be subject to a 10% tax penalty if taken before age 59 1/2.

On the Annuity Date, we will apply your Surrender Value, modified by any Market Value Adjustment, to a monthly income payment, to an Optional Payment Plan you have selected, or you may take that amount in one lump sum payment. The Optional Payment Plans include:

  . life income with payments guaranteed for 10, 15 or 20 years;

  . payments for a fixed period from 1 to 30 years;

  . payments of a fixed amount until the amount we hold is exhausted;

  . annual payments of interest earned from proceeds left with us; or

  . life income based on the lives of two payees with payments guaranteed for 10 years.

The Securities and Exchange Commission ("SEC") has not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made.

The date of this prospectus is May 1, 2002.
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This contract:

  . Is Not a bank deposit

  . Is Not FDIC insured

  . Is Not insured or endorsed by a bank or any federal government agency

  . Is Not available in every state

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Table of Contents

Definitions.................................................................   4

Summary.....................................................................   6

Other Contracts.............................................................   9

Financial Statements........................................................  10

The Contract................................................................  11

The Company.................................................................  13

Surrenders and Partial Withdrawals..........................................  19

Charges and Other Deductions................................................  22

The Death Benefit...........................................................  25

Benefits at Annuity Commencement Date.......................................  28

Optional Payment Plans......................................................  29

Federal Tax Matters.........................................................  31

Requesting Payments.........................................................  38

Sales of the Contract.......................................................  39

Additional Information......................................................  41

GE Life and Annuity Assurance Company.......................................  42

Appendix A.................................................................. A-1

GE Life and Annuity Assurance Company Financial Statements


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Definitions

The following terms are used throughout this prospectus:

Annuitant/Joint Annuitant -- The person(s) named in the contract whose age and, where appropriate, gender, determine Income Payments.

Annuity Commencement Date -- The date stated on your contract's data pages as the date on which Income Payments are scheduled to commence, provided the Annuitant(s) is living on that date. The Annuity Commencement Date may be changed after the Contract Date during the 30-day period immediately prior to the end of a Guarantee Term.

Annuity Commencement Value -- Your Surrender Value on the business day immediately preceding the Annuity Date modified by any Market Value Adjustment. We use the Annuity Commencement Value to determine the amount of each Income Payment or lump sum payment.

Annuity Date -- The date on which Income Payments start.

Code -- The Internal Revenue Code of 1986, as amended.

Contract Date -- The date we issue your contract and your contract becomes effective. Your Contract Date is shown on your contract's data pages. We use the Contract Date to determine Contract Years and Contract anniversaries.

Contract Value -- Your purchase payment and interest earnings under the contract, minus any prior withdrawals including surrender charges and any premium tax, modified by any prior Market Value Adjustment.

General Account -- Assets of the Company other than those allocated to any of our separate investment accounts.

Guarantee Account -- A legally insulated, non-unitized separate account established to hold amounts for this class of contracts.

Guaranteed Interest Rate -- A stated interest rate or rates we credit to the Contract Value during a Guarantee Term.

Home Office -- Our offices at 6610 West Broad Street, Richmond, Virginia 23230.

Income Payment -- One of a series of payments made under either the monthly income benefit or one of the Optional Payment Plans.

Guarantee Term -- The period of time we guarantee a specified credited rate(s) of interest under the contract.

Market Value Adjustment -- A positive or negative adjustment we may apply to the amount payable upon surrender, withdrawal or transfer. We may also apply a Market Value Adjustment in determining your Annuity Commencement Value.


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Optional Payment Plan -- A plan whereby any part of the death benefit,
Surrender Value or Annuity Commencement Value can be left with us to provide Income Payments to a payee.

Owner -- The person or persons (in the case of Joint Owners) entitled to exercise all ownership rights stated in the contract (e.g., name beneficiaries, make withdrawals). The Owners are shown on the contract's data pages and on any application. "You" or "your" refers to the Owner or Joint Owners.

Surrender Value -- The Contract Value on the date we receive your written request for surrender at our Home Office, less any applicable premium tax and surrender charge.

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Summary

How is a contract issued? We will issue the contract when we receive and accept your complete application information and your purchase payment. See the provision entitled "Issuing a Contract."

How does this contract work? The contract permits you to allocate a single purchase payment to our Guarantee Account for the Guarantee Term you select. On the Annuity Date, we apply your Annuity Commencement Value to purchase a series of monthly Income Payments (sometimes known as annuity payments). You may also elect Income Payments under an Optional Payment Plan or a lump sum payment.

Certain features described in this prospectus may vary from your contract. See the provision entitled "The Contract" of this prospectus for more information. Please refer to your contract for these provisions that apply specifically to you.

How does my purchase payment earn interest? You allocate your purchase payment (less any applicable premium taxes) to the Guarantee Account for a Guarantee Term you select. Your allocation will earn interest at the Guaranteed Interest Rate(s) we credit for that Guarantee Term. We may credit a different rate of interest for any Guarantee Term from one year to the next. See the provision entitled "Guarantee Terms."

What happens at the end of a Guarantee Term? At the end of any Guarantee Term, a subsequent Guarantee Term will begin. Unless you instruct us otherwise, the subsequent Guarantee Term will generally be the same duration as the expiring Guarantee Term. If we are not offering a Guarantee Term of the same duration, the subsequent Guarantee Term will be the next shortest Guarantee Term, which does not extend beyond the Annuity Commencement Date. If we do not offer a Guarantee Term that expires on or before the Annuity Commencement Date, the subsequent Guarantee Term will be the Guarantee Term that first expires after the Annuity Commencement Date. We will pay interest on your Contract Value in a subsequent Guarantee Term at our declared Guaranteed Interest Rate applicable to that Guarantee Term on the day the subsequent Guarantee Term begins. See the provision entitled "Guarantee Terms" in this prospectus.

Is the contract available to Qualified Plans? Yes. We may issue the Contract in connection with retirement plans that qualify for preferential income tax treatment as defined under the Code. We may also issue the contract on a non-qualified basis.

May I surrender the contract or take a partial withdrawal? Yes. You may surrender the Contract for its Surrender Value modified by any applicable Market Value Adjustment at any time before the Annuity Date. You may also take partial withdrawals from Contract Value. A partial withdrawal will reduce your Death Benefit.

For more information on surrenders and partial withdrawals, see the "Surrenders and Partial Withdrawals" provision in the prospectus.

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What surrender charges are associated with the contract? If you surrender your
Contract or withdraw Contract Value we may assess a surrender charge.

The surrender charge will be anywhere from 6% to 1% of the amount withdrawn, depending on the contract year of your surrender or partial withdrawal. We will also apply a Market Value Adjustment to partial withdrawals and surrenders from the Guarantee Account.

You may withdraw an amount up to the free withdrawal amount without the imposition of a surrender charge or Market Value Adjustment. The free withdrawal amount equals the interest credited under the contract for the twelve-month period prior to the date of the partial withdrawal. We will reduce the available free withdrawal amount by the amount of any prior partial withdrawal during that twelve-month period. We will also waive the surrender charge if you apply your Contract Value upon surrender to certain Optional Payment Plans. See the "Charges and Other Deductions" provision of this prospectus.

Are there any other charges? Yes. If your state assesses a premium tax with respect to your contract, then at the time your contract incurs such tax (or at such other time as we may choose), we will deduct the premium tax from your purchase payment or from proceeds at surrender, partial withdrawal, death or the Annuity Date, as applicable. See the "Charges and Other Deductions" provision of this prospectus.

For a complete discussion of all charges associated with the contract, see the "Charges and Other Deductions" provision of this prospectus.

We pay compensation to broker-dealers who sell the contracts. For a discussion of this compensation, see the "Sales of the Contract" provision of this prospectus.

What is a Market Value Adjustment? The Market Value Adjustment is an amount we deduct from or add to the amount payable upon surrender, partial withdrawal, or transfer if such event occurs outside the 30-day period immediately prior to the end of a Guarantee Term (the "30-day window"). We may also apply the Market Value Adjustment in determining your Annuity Commencement Value if the Annuity Date falls outside the 30-day window. The Market Value Adjustment formula in the contract reflects the relationship between the Guaranteed Interest Rate associated with the Guarantee Term from which the surrender, partial withdrawal, transfer or Income Payments are taken, and the Guaranteed Interest Rate for a Guarantee Term with a duration equal to the number of years remaining in the Guarantee Term from which the surrender, partial withdrawal, transfer or Income Payments are taken. See the "Market Value Adjustment" provision of this prospectus.

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What happens if an Owner dies before the Annuity Date? Before the Annuity Date, if any Owner or Annuitant, if the Owner is a non-natural person, dies while the contract is in force, the death benefit becomes payable to the designated beneficiary. The Code imposes certain distribution rules on designated beneficiaries. We may pay a death benefit to the designated beneficiary. The death benefit will be the greater of:

  (1) the Contract Value; or

  (2) the Surrender Value modified by any applicable Market Value Adjustment. The death benefit is calculated as of the date we receive the paperwork necessary to process the death claim ("due proof of death") but there are other requirements and conditions. See "The Death Benefit" provision of this prospectus.

What annuity benefit does the contract provide? On the Annuity Date, we will apply your Annuity Commencement Value to a monthly income payment, an Optional Payment Plan you select, or pay that amount in one lump sum payment. The Optional Payment Plans are:

  (1) life income with payments, guaranteed for 10, 15 or 20 years;

  (2) payments for a fixed period from 1 to 30 years;

  (3) payments of a fixed amount until the amount we hold is exhausted;

  (4) annual payments of interest earned from proceeds left with us; or

  (5) life income based on the lives of two payees with payments guaranteed for 10 years.

Do I have a refund or return privilege? Yes. You have the right to return the contract to us at our Home Office and have us cancel the contract within a certain number of days (usually 20 days from the date you receive the contract, but some states have longer periods).

If you exercise this right, we will cancel the contract as of the day we receive your request and send you a refund equal to your purchase payment adjusted by any Market Value Adjustment. See the "Additional Information --
 Return Privilege" provision of this prospectus.

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Other Contracts

We offer other single purchase payment modified guaranteed annuity contracts, which also offer Guarantee Terms. These contracts have different charges that could affect the interest we may credit.

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Financial Statements

The consolidated financial statements for the Company are set forth herein.

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The Contract

The contract is a single purchase payment modified guaranteed annuity contract. We describe your rights and benefits below and in the contract. Your contract may differ in certain respects from the description in this prospectus due to variations in state insurance law requirements. Your contract reflects what specifically applies to you.

PURCHASING A CONTRACT

If you wish to purchase a contract, you must apply for it through an authorized sales representative. The sales representative will send your completed application to us, and we will decide whether to accept or reject it. If we accept your application, our legally authorized officers prepare and execute a contract. We may send the contract directly to you or to you through your sales representative. See the "Sales of the Contract" provision of the prospectus.

To apply for a contract, the Owner(s) and Annuitant(s) must be age 85 or younger. We may sell the contract for use with certain qualified retirement plans. If you are purchasing the contract for use with such a plan, you must be eligible to participate in the plan. Please be aware that if you are purchasing the contract for use with a qualified retirement plan, the contract includes features such as tax deferral on accumulated earnings. Qualified retirement plans provide their own tax deferral benefit. Please consult a tax adviser to determine whether the contract is an appropriate investment for you.

Purchasing the contract through a tax free "Section 1035 Exchange." Section 1035 of the Code generally permits you to exchange one annuity contract for another in a "tax-free exchange." Therefore, you can use the proceeds from one or more annuity contracts to make your purchase payment for this contract. Before making an exchange to acquire this contract, you should carefully compare this contract to your current contract. You may have to pay a surrender charge under your current contract to exchange it for this contract and this contract has its own surrender charge, which would apply to you. The benefits under this contract may be different than those of your current contract. In addition, you may have to pay federal income and penalty taxes on the exchange if it does not qualify for Section 1035 treatment. You should not exchange another contract for this contract unless you determine, after evaluating all of the facts, that the exchange is in your best interests. Please note that the person trying to sell you the contract will generally earn a commission.

OWNERSHIP

As Owner(s), you have all the rights under the contract, subject to the rights of any irrevocable beneficiary. Two persons may apply for a contract as Joint Owners. Joint Owners who are spouses have equal undivided interests in the contract. This means that each may exercise any ownership rights on behalf of the other except for ownership changes. Non-Spouse Joint Owners must exercise ownership rights jointly.

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Joint Owners also have the right of survivorship. This means if a Joint Owner dies his or her interest in the contract passes to the surviving Owner. You must have our approval to add a Joint Owner after we issue the contract. During the Annuitant(s)'s life, you can change the Owner(s) to another Owner(s) and the beneficiary(s) to another beneficiary(s), except for any irrevocable beneficiary. You may change an irrevocable beneficiary only with the written consent of that beneficiary.

An Owner (other than a non-natural person) can name a Joint Annuitant.

Purchase payment. You may purchase the contract with a single purchase payment of $5,000 or more ($2,000 or more for IRAs). You must obtain our prior approval before purchase payments for any Contract issued by the Company exceed $1,000,000.

ASSIGNMENT

An Owner of a Non-Qualified Contract may assign some or all of his or her rights under the contract. An assignment must occur before the Maturity Date and while the Annuitant is still living. Once proper notice of the assignment is recorded by our Home Office, the assignment will become effective as of the date the written request was signed.

Qualified Contracts, IRAs and Tax Sheltered Annuities may not be assigned, pledged or otherwise transferred except where allowed by law.

We are not responsible for the validity or tax consequences of any assignment. We are not liable for any payment or settlement made before the assignment is recorded. Assignments will not be recorded until our Home Office receives sufficient direction from the Owner and the assignee regarding the proper allocation of contract rights.

Amounts pledged or assigned will be treated as distributions and will be included in gross income to the extent that the cash value exceeds the investment in the contract for the taxable year in which it was pledged or assigned. Amounts assigned may be subject to a tax penalty equal to 10% of the amount included in gross income.

Assignment of the entire Contract Value may cause the portion of the contract exceeding the total investment in the contract and previously taxed amounts to be included in gross income for federal income tax purposes each year that the assignment is in effect.

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The Company

We are a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871. We principally offer life insurance and annuity contracts. We do business in 49 states and the District of Columbia. Our principal offices are at 6610 West Broad Street, Richmond, Virginia 23230. Before January 1, 1999, our name was The Life Insurance Company of Virginia.

Capital Brokerage Corporation serves as principal underwriter for the contracts and is a broker/dealer registered with the SEC. GNA corporation directly owns the stock of Capital Brokerage Corporation. GNA Corporation, Capital Brokerage Corporation, GE Financial Assurance Holding, Inc. and GE Investments Funds, Inc. are affiliates of the Company.

We are a charter member of the Insurance Marketplace Standards Association ("IMSA"). We may use the IMSA membership logo and language in our advertisements, as outlined in IMSA's Marketing and Graphics Guidelines. Companies that belong to IMSA subscribe to a set of ethical standards covering the various aspects of sales and service for individually sold life insurance and annuities.

For more information about us, see the provision entitled "GE Life and Annuity Assurance Company."

THE GUARANTEE ACCOUNT

We established the Guarantee Account as a non-unitized separate account under Virginia insurance law. Assets of the Guarantee Account will at all times equal at least the reserves and other contract liabilities supported by the Guarantee Account. The assets of the Guarantee Account are available to cover the liabilities of our General Account to the extent that the assets of the Guarantee Amount exceed the contract liabilities. Income and both realized and unrealized gains or losses from the assets of the Guarantee Account are credited to or charged against the Guarantee Account without regard to the income, gains, or losses arising out of any other business we may conduct. Subject to statutory authority, we have sole discretion over the investment of assets of the Guarantee Account.

Amounts in the Guarantee Account do not reflect the investment performance of our General Account, or any portion thereof.

Due to certain exclusionary provisions of the Investment Company Act of 1940 (the "1940 Act"), we have not registered either the Guarantee Account or our General Account as an investment company under the 1940 Act. Accordingly, neither our Guarantee Account nor our General Account is subject to regulation under the 1940 Act. We have, however, registered the Contracts under the Securities Act of 1933. Therefore, the Contracts are subject to regulation under the federal securities laws, including provisions of the federal securities laws relating to the accuracy of statements made in a registration statement.

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GUARANTEE TERMS

A Guarantee Term is the number of years we will credit a Guaranteed Interest Rate(s) to your Contract Value. Typically, we offer Guarantee Terms ranging from 1 to 10 years though all Guarantee Terms may not be available in all states or in all markets. We may at any time decrease or increase the number of Guarantee Terms we offer.

Initial Guarantee Term. Your purchase payment (less any applicable premium tax) will earn interest for the initial Guarantee Term you select at a Guaranteed Interest Rate we offer. For any initial Guarantee Term, we may credit a different Guaranteed Interest Rate for each year of the Guarantee Term. Your purchase payment earns interest at the Guaranteed Interest Rate in effect from the date your purchase payment is credited to the Guarantee Account through the first Contract Year or until you transfer to another Guarantee Term, take a partial withdrawal or surrender the contract. For an initial Guarantee Term with a duration of more than one year, after the first Contract Year your Contract Value will earn interest at the Guaranteed Interest Rate we credit for the remainder of the initial Guarantee Term or until you transfer to another Guarantee Term, take a partial withdrawal or surrender the Contract.

Subsequent Guarantee Terms. During the 30-day window, prior to the end of a Guarantee Term, you may select from the following options:

  (1) Surrender or take a partial withdrawal of your ending Contract Value without a Market Value Adjustment (we will, however, impose a surrender charge if the surrender or partial withdrawal occurs prior to the end of your third contract year);

  (2) Instruct us to apply the ending Contract Value to another Guarantee Term that you select from the Guarantee Terms we are then offering; or

  (3) Do nothing and allow a subsequent Guarantee Term to begin automatically. The interest rate declared for the new term may be different than the interest rate credited during the prior term.

Surrenders at the end of a Guarantee Term. To surrender your contract, we must receive your written request, on a form acceptable to us, at our Home Office no later than the end of the 30-day window prior to the end of a Guarantee Term. Upon surrender, we will pay the Surrender Value of the contract. Any surrendered amount may be subject to income taxes, and a 10% tax penalty may apply if you are younger than age 59 1/2 at the time of the withdrawal.

If you surrender your contract before or after the 30-day window, prior to the end of a Guarantee Term a Market Value Adjustment will apply. In addition, you may be assessed a surrender charge.

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Selecting a subsequent Guarantee Term. To apply your ending Contract Value to a subsequent Guarantee Term, we must receive your written request, on a form acceptable to us, at our Home Office no later than the end of the 30-day window prior to the end of a Guarantee Term. At least 45 days prior to the expiration of your current Guarantee Term, we will send you written notice of the expiration of the Guarantee Term and a list of the subsequent Guarantee Terms we offer. You may select a subsequent Guarantee Term only from the Guarantee Terms we are offering at the time your current Guarantee Term expires. Any subsequent Guarantee Term may not extend past the Annuity Commencement Date for your contract.

Automatic subsequent Guarantee Terms. A subsequent Guarantee Term automatically begins when the prior Guarantee Term ends if you do not instruct us otherwise under the first or second options described in the "Subsequent Guarantee Terms" provision of this prospectus. Your ending Contract Value becomes the beginning Contract Value for the subsequent Guarantee Term. The subsequent Guarantee Term will be the Guarantee Term with the same duration as the expiring Guarantee Term if the subsequent Guarantee Term does not extend past the Annuity Commencement Date. If a Guarantee Term of the same duration as the expiring Guarantee Term is not available or is a term that would extend beyond the Annuity Commencement Date, we will transfer your Contract Value to the next shortest Guarantee Term that does not go beyond the Annuity Commencement Date. If we do not offer a Guarantee Term that expires on or before the Annuity Commencement Date, we will transfer your Contract Value to the Guarantee Term that first expires after the Annuity Commencement Date. You must allocate your entire Contract Value to the subsequent Guarantee Term.

Guaranteed Interest Rates in subsequent Guarantee Terms. Your beginning Contract Value for any subsequent Guarantee Term earns interest at the rate we declare and is in effect for the first year of the subsequent Guarantee Term. We may credit a different Guaranteed Interest Rate for each year of the subsequent Guarantee Term. Our Guaranteed Interest Rates for subsequent Guarantee Terms may differ from our Guaranteed Interest Rates for prior Guarantee Terms of the same duration.

GUARANTEED INTEREST RATES

From time to time and at our sole discretion we set Guaranteed Interest Rates for each available Guarantee Term. In determining these Guaranteed Interest Rates we consider the interest rates available on the types of instruments in which we intend to invest the proceeds attributable to the contracts. We will invest proceeds attributable to the contracts primarily in investment-grade fixed income securities (i.e., securities rated by Standard and Poor's rating system to be suitable for prudent investors). We are not obligated to invest according to any particular strategy, except as may be required by applicable law. You will have no direct or indirect interest in

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these investments. We consider other factors in determining Guaranteed Interest
Rates, including:

  . regulatory and tax requirements;

  . sales commissions and administrative expenses the Company incurs;

  . general economic trends; and

  . competitive factors.

We make the final determination as to the Guaranteed Interest Rates we declare. We cannot predict or guarantee what future interest rates we will declare.

To find out the current Guaranteed Interest Rate for a Guarantee Term, please contact our Home Office at the telephone number listed on page 1 of this prospectus or your sales representative. You can also find this information on www.GEFinancialPro.com.

FREE WITHDRAWAL AMOUNT

You may instruct us to send you all or a portion of the interest credited to your Contract Value during the prior twelve months. This amount is known as the free withdrawal amount. The free withdrawal amount will be reduced by any prior withdrawal during that twelve-month period. Interest withdrawals remove money from a Guarantee Term that would otherwise compound even more interest on a daily basis. Because of this interruption of interest compounding, the more interest you withdraw, the less interest your contract will earn over time. Larger withdrawals reduce the compounding of interest more than smaller withdrawals; frequent withdrawals hinder the compounding process more than infrequent withdrawals; and earlier withdrawals reduce your interest more than later withdrawals.

We will not impose a surrender charge or Market Value Adjustment if you withdraw the free withdrawal amount, but your withdrawal may be subject to federal and state income tax and may include a 10% tax penalty if the withdrawal is taken prior to age 59 1/2. See the "Federal Tax Matters" provision of this prospectus.

CONTRACT VALUE AND SURRENDER VALUE

Your Contract Value at any time is equal to your purchase payment plus any interest credited to it, minus any prior withdrawals including any surrender charges and premium tax modified by any prior Market Value Adjustment.

The Surrender Value is equal to the Contract Value, minus any surrender charges and premium tax that would apply in the case of a full surrender. Your Surrender Value modified by any applicable Market Value Adjustment is the amount you would be entitled to receive if you surrender your Contract.


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MARKET VALUE ADJUSTMENT

A Market Value Adjustment may decrease, increase or have no effect on the Contract Value you withdraw or transfer. We will apply a Market Value Adjustment to amounts in excess of the free withdrawal amount:

  (1) whenever you withdraw Contract Value (unless made within the 30-day window prior to the end of the current Guarantee Term);

  (2) on the Annuity Date if the Annuity Date does not fall within the 30-day window prior to the end of the current Guarantee Term; and

  (3) will also apply a Market Value Adjustment to the Contract Value when you transfer to a different Guarantee Term (unless the amount is transferred within the 30-day window prior to the end of the current Guarantee
      Term).

We determine the Market Value Adjustment by multiplying the amount you withdraw, transfer or apply to the monthly income benefit option or an Optional Payment Plan by the factor set forth below.

                           ((1 + i) / (1 + j))n//365/

  n=the number of days from the date of surrender, partial withdrawal, transfer to another Guarantee Term or from the Annuity Date to the end of your current Guarantee Term.

  i=the Guaranteed Interest Rate in effect for the current Guarantee Term.

  j=the Guaranteed Interest Rate, determined at the time of surrender, partial withdrawal, transfer to another Guarantee Term or upon the Annuity Date, for a Guarantee Term with a duration equal to "n." If we do not offer a Guarantee Term with a duration equal to "n," "j" will be a linear interpolation of the Guaranteed Interest Rates for Guarantee Terms with durations that immediately precede and follow "n." If we offer only Guarantee Terms with longer durations than "n," "j" will be the Guaranteed Interest Rate for the Guarantee Term with the shortest duration we offer. If we offer only Guarantee Terms with shorter durations than "n," "j" will be the Guaranteed Interest Rate for the Guarantee Term with the longest duration we offer.

A Market Value Adjustment may be positive, negative or result in no change. In general, if interest rates are rising, you bear the risk that any Market Value Adjustment will likely be negative and reduce the amount available for the partial withdrawal, surrender or transfer. On the other hand, if interest rates are falling, it is more likely that you will receive a positive Market Value Adjustment that increases the amount available for partial withdrawal, surrender or transfer. In the event of surrender or payment under the monthly income benefit option or an Optional Payment Plan, we will add or subtract any Market Value Adjustment from your Surrender Value to determine your Annuity Commencement Value. In the event of a partial withdrawal, surrender or transfer, we will add or subtract any Market Value Adjustment from the total amount withdrawn or transferred.

Illustrations of how the Market Value Adjustment works are included in Appendix
A.

TRANSFERS BEFORE THE END OF A GUARANTEE TERM

Once each contract year after the first contract year, you may transfer your entire Contract Value before the 30-day window prior to the end of your current Guarantee Term to another Guarantee Term with a duration of five or more years. The transfer will be effective as of the date we receive your request at our Home Office in a form acceptable to us. Your transfer will be subject to any applicable Market Value Adjustment. See the "Charges and Other Deductions" provision of this prospectus.

Surrenders and Partial Withdrawals

We will allow you to surrender the contract or take partial withdrawals subject to the following.

You may take a partial withdrawal and/or surrender at any time before the Annuity Date. We will not process any partial withdrawal request that would reduce your Contract Value to less than $2,000. You may surrender your contract at any time. A partial withdrawal or surrender is effective as of the date we receive your request at our Home Office in a form acceptable to us.

Partial withdrawals and surrenders may be subject to a surrender charge and a Market Value Adjustment. See the "Charges and Other Deductions" provision of this prospectus. A partial withdrawal will also reduce your Death Benefit. See the "The Death Benefit"provision of this prospectus. Withdrawals of the free withdrawal amount are not subject to a surrender charge or a Market Value Adjustment.

In addition, you may be subject to income tax and, if you are younger than age 59 1/2 at the time of the surrender or partial withdrawal, a 10% penalty tax. A surrender or a partial withdrawal may also be subject to income tax withholding. See the "Federal Tax Matters" provision of this prospectus.

SYSTEMATIC WITHDRAWALS OF INTEREST

You may elect systematic withdrawals of interest credited under the contract (in amounts of at least $100) on a monthly, quarterly, semi-annual or annual basis. Depending upon the frequency of the systematic withdrawals you elect, the monthly, quarterly, semi-annual or annual period immediately preceding a systematic withdrawal will be known as the systematic withdrawal period. The maximum amount available for any systematic withdrawal is the interest we credit under the contract during the prior systematic withdrawal period. You may elect payments to begin at any time after the first systematic withdrawal period under the contract.

After payments begin, you may change the frequency and/or amount of your payments once per calendar quarter. To participate in a systematic withdrawal program, you must complete our authorization form. You can obtain the form from an authorized sales representative or our annuity Customer Service Center by calling the telephone number or writing to the address listed on page 1 of this prospectus.

Your systematic withdrawals may not exceed the maximum amount. If at any time the systematic withdrawal amount would exceed the maximum, we will lower the systematic withdrawal amount otherwise payable to equal the available maximum amount.

A systematic withdrawal program will terminate automatically when a systematic withdrawal would cause the remaining Contract Value to be less than $2,000. If a systematic withdrawal would cause the Contract Value to be less than $2,000, then we will not process that systematic withdrawal transaction. If any amount withdrawn pursuant to systematic withdrawals would be or becomes less than $100, we reserve the right to reduce the frequency of payments to an interval that would result in each payment being at least $100. You may discontinue systematic withdrawals at any time by notifying us in writing or by calling our Home Office at the address and telephone number listed on page 1 of the prospectus.

When you consider systematic withdrawals, please remember that each systematic withdrawal is subject to Federal income taxes on any portion considered gain for tax purposes. In addition, you may be assessed a 10% Federal penalty tax on systematic withdrawals if you are younger than age 59 1/2 at the time of the withdrawal.

Both partial withdrawals at your specific request and withdrawals under a systematic withdrawal program will reduce the free withdrawal amount.

Telephone withdrawals. You may take partial withdrawals from your contract by calling us, provided that we received your prior written authorization allowing us to process such telephone requests at our Home Office. However, you only can surrender your contract by writing our Home Office at the address listed on page 1 of this prospectus.

We will employ reasonable procedures to confirm that instructions we receive are genuine. Such procedures may include, among others:

  . requiring you or a third party you authorized to provide some form of personal identification before we act on the telephone instructions;

  . confirming the telephone transaction in writing to you or a third party you authorized; and/or

  .  tape recording telephone instructions.

If we do not follow reasonable procedures, we may be liable for any losses due to unauthorized or fraudulent instructions. We reserve the right to limit or prohibit partial withdrawal requests made by telephone.

To request a partial withdrawal by telephone, please call us at 1-800-352-9910.

Special note on reliability. Please note that the telephone system may not always be available. Although we have taken precautions to help our systems handle heavy use, we cannot promise complete reliability under all circumstances. If you are experiencing problems, you can make your transaction request by writing to our Home Office at the address listed on page 1 of this prospectus.

Surrender Value. The amount payable on surrender of your contract is the Surrender Value as of the date we receive your surrender request in a form acceptable to us modified by any Market Value Adjustment. The Surrender Value equals the Contract Value on the date we receive your request, less any applicable surrender charge and premium tax charge. We will pay the Surrender Value modified by any Market Value Adjustment in a lump sum, unless you elect one of the Optional Payment Plans. See the "Optional Payment Plans" provision of this prospectus. We may waive surrender charges upon surrender if you elect certain Optional Payment Plans. See the "Charges and Other Deductions" provision of this prospectus.

Charges and Other Deductions

We will deduct the charges described below to cover our costs and expenses, services provided, and risks assumed under the contracts. We incur certain costs and expenses for the distribution and administration of the contracts and for providing the benefits payable thereunder. The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits indicated by the designation of the charge. For example, surrender charges we collect may not fully cover all of the sales and distribution expenses we actually incur. We also may realize a profit on a charge.

SURRENDER CHARGE

Surrenders and partial withdrawals may be subject to a surrender charge. Generally, we will assess a surrender charge as a percentage of Contract Value withdrawn or surrendered in excess of the free withdrawal amount. After the third Contract Year, we will not assess a surrender charge on a surrender or withdrawal you request during the 30-day window prior to the end of your Guarantee Term.

The surrender charge percentage is as follows:

                                                         Surrender Charge as a
        Contract Year in Which                           Percentage of Amount
     Surrender or Withdrawal Made                              Withdrawn
    ------------------------------------------------------------------
                  1                                                6%
                  2                                                6%
                  3                                                5%
                  4                                                4%
                  5                                                3%
             6 and after                                           2%
    ------------------------------------------------------------------

Waiver of Surrender Charge. We will waive the surrender charge if you surrender your contract and apply your Contract Value to one of the following Optional Payment Plans:

  (1)  Plan 1 (Life Income with Period Certain);

  (2)  Plan 2 (Income for a Fixed Period of 5 or more years); or

  (3)  Plan 5 (Joint Life and Survivor Income).

If you elect one of the above Optional Payment Plans, then the amount applied to the Optional Payment Plan will be the Contract Value, minus any premium tax, and modified by any Market Value Adjustment, if applicable.

You may also select Optional Payment Plan 3 or Plan 4 upon surrender, although we will assess surrender charges and any applicable premium tax against your Contract Value. We will apply the Surrender Value, and if applicable modify the Surrender Value by a Market Value Adjustment to the selected plan. See the "Optional Payment Plans" provision of this prospectus.

We will also waive the surrender charge arising from a surrender or partial withdrawal before Income Payments begin if, at the time we receive the request, we have received due proof that the Owner has a qualifying confinement to a state licensed or legally operated hospital or nursing facility for a minimum period as set forth in the contract (provided the confinement began at least 90 days after the Contract Date).

We will not impose the surrender charge upon your withdrawal of the free withdrawal amount.

Market Value Adjustment. Surrenders, partial withdrawals and transfers from one Guaranteed Term to another may be subject to a Market Value Adjustment. We assess the Market Value Adjustment on the proceeds payable or transferred. We will also apply a Market Value Adjustment in determining your Annuity Commencement Value. We calculate the Market Value Adjustment separately for each transaction.

We will not apply a Market Value Adjustment to the proceeds payable or transferred in the following cases:

  . A surrender or partial withdrawal from a Guarantee Term made during the 30-day window prior to the end of a Guarantee Term;

  . If you elect a transfer of Contract Value from a Guarantee Term to a new Guarantee Term during the 30-day window prior to the end of a Guarantee Term;

  . Annuity commencement during the 30-day window prior to the end of a Guarantee Term; or

  .  Payment of the free withdrawal amount.

DEDUCTIONS FOR PREMIUM TAXES

We will deduct charges for any premium tax or other tax levied by any governmental entity either from your purchase payment or Contract Value when incurred or when we pay proceeds under the contract (proceeds includes amounts received due to surrender, partial withdrawal, annuity commencement, and/or death).

The applicable premium tax rates that states and other governmental entities impose on the purchase of an annuity are subject to change by legislation, by administrative interpretation or by judicial action. These premium taxes depend upon the law of your state. The tax generally ranges from 0.0% to 3.5%.

COMMISSION PAYMENTS

We sell the contracts through registered representatives of broker-dealers. These registered representatives are also appointed and licensed as insurance agents of the Company. We pay commissions to broker-dealers for selling the contracts. You do not directly pay these commissions, we do. We intend to recover the commissions, marketing, administrative and other expenses and the cost of contract benefits through fees and charges imposed under the contract. See the "Sales of the Contract" provision of this prospectus for more information.

The Death Benefit

DEATH BENEFIT UPON DEATH BEFORE THE ANNUITY DATE

If any Owner (or Annuitant if the Owner is a non-natural person) dies before the Annuity Date, the amount of proceeds available is the death benefit.

The death benefit is calculated as of the date that we receive due proof of death. Until we receive complete written settlement instructions from the designated beneficiary, values will remain in the Guarantee Account.

Upon receipt of due proof of death (generally, due proof is a certified copy of the death certificate or a certified copy of the decree of a court of competent jurisdiction as to a finding of death), we will treat the death benefit in accordance with your instructions, subject to distribution rules and termination of contract provisions described elsewhere.

Unless otherwise distributed pursuant to the distribution rules stated below, we will pay death benefit proceeds in one lump sum unless the beneficiary elects an Optional Payment Plan. See the "Optional Payment Plans" provision of this prospectus.

DEATH BENEFIT AMOUNT

The death benefit equals the greater of:

  (1)the Contract Value; or

  (2) the Surrender Value modified by any applicable Market Value Adjustment.

The death benefit is calculated as of the date of receipt of due proof of death.

REQUIRED DISTRIBUTIONS

General: In certain circumstances, federal tax law requires that distributions be made under the contract upon the first death of:

  .  an Owner or Joint Owner; or
  . the Annuitant or Joint Annuitant, if any Owner is a non-natural person (an entity, such as a trust or corporation).

The discussion below describes the methods available for distributing the value of the contract upon death.

Designated Beneficiary: At the death of any Owner or any Annuitant, if any Owner is a non-natural person, the person or entity first listed below who is alive or in existence on the date of death will become the designated beneficiary:

  (1) Owner or Joint Owners;

  (2) Primary beneficiary;

  (3) Contingent beneficiary; or

  (4) Owner's estate.

The designated beneficiary may choose one of the payment choices listed below, subject to the distribution rules stated below. If there is more than one designated beneficiary, we will treat each one separately in applying the tax law's rules described below.

Distribution Rules: The distributions required by Federal tax law differ depending on whether the designated beneficiary is the spouse of the deceased Owner or of the Annuitant, if any Owner is a non-natural person. Upon receipt of due proof of death, the designated beneficiary will instruct us how to treat the proceeds subject to the distribution rules discussed below.

  . Spouses -- If the designated beneficiary is the surviving spouse of the deceased person, the contract may be continued in force with the surviving spouse as the new Owner or the surviving spouse may receive any death benefit payable. The surviving spouse may designate a new Annuitant. At the death of the surviving spouse, this provision may not be used again, even if the surviving spouse remarries. In that case, the rules for non-spouses will apply.

  . Non-Spouses -- If the designated beneficiary is not the surviving spouse of the deceased person, the contract cannot be continued in force indefinitely. Instead, upon the death of any Owner (or any Annuitant, if any Owner is a non-natural person) payments must be made to (or for the benefit of) the designated beneficiary under one of the following payment choices:

  (1) Receive the death benefit in one lump sum payment upon receipt of due proof of death.

  (2) Receive the Contract Value at any time during the five-year period following the date of death through withdrawals or surrendering the contract. At the end of the five-year period, we will pay in a lump sum any remaining Contract Value. Contract Value will be modified for any Market Value Adjustment unless payment is made within the 30-day window prior to the end of the Guarantee Term. See the "Requesting Payments" provision in this prospectus.

  (3) Apply the death benefit to provide an Income Payment under Optional Payment Plan 1 or 2. The first Income Payment must be made no later than one year after the date of death. Also, the Income Payment period must be either the lifetime of the designated beneficiary or a period not exceeding the designated beneficiary's life expectancy.

If the designated beneficiary makes no choice within 30 days following receipt of due proof of death, we will pay the death benefit as a lump sum within the earlier of 5 years following the date of death or 60 days following receipt of due proof of death. If the designated beneficiary dies before we have distributed the entire death benefit, we will pay in a lump sum any value still remaining to the person named by the designated beneficiary. If no person is so named, we will pay the designated beneficiary's estate.

Under payment choices 1 and 2, the contract will terminate upon payment of all available proceeds. Under payment choice 3, this contract will terminate when we apply the Contract Value to provide Income Payments.

DEATH BENEFIT AFTER THE ANNUITY DATE

If any Owner, Annuitant or payee dies after the Annuity Date, Income Payments will be made as stated in the section discussing income benefits. See the "Benefits at Annuity Commencement Date" provision of this prospectus.

Benefits at Annuity Commencement Date

You must select an Annuity Commencement Date in your application. This date may not be earlier than the 10th Contract Anniversary and no later than the Contract Anniversary following the Annuitant's 90th birthday (or the younger Annuitant's 90th birthday for Joint Annuitants), unless we approve a different date. You can change the Annuity Commencement Date during any 30-day window prior to the end of your current Guarantee Term. To make a change, send written notice to our Home Office, at the address located on page 1 of this prospectus before the Annuity Commencement Date. If you change the Annuity Commencement Date, the Annuity Commencement Date will then mean the new Annuity Commencement Date you select.

If the Annuitant is still living on the Annuity Commencement Date, we will pay you or your designated payee the monthly Income Payments described below beginning on that date. We may deduct premium taxes from your payments.

Monthly Income Payments are made under a life annuity payment plan with a period certain of 10 years, 15 years, or 20 years. If you do not select a period certain, we will use a life annuity payment plan with a 10-year period certain. The guaranteed amount payable will earn interest at 3% compounded yearly. We may decide at our sole discretion to pay a higher rate of interest. We will make Income Payments monthly unless you elect in writing quarterly, semi-annual or annual installments. Instead, you may choose to receive the Contract Value in one lump sum in which case we will cancel the contract. You may also choose to receive Income Payments under the Optional Payment Plans described below. Once Income Payments commence the amount and period of Income Payments cannot be changed.

Optional Payment Plans

You may apply your Surrender Value adjusted for any applicable Market Value Adjustment, Death Benefit proceeds or your Annuity Commencement Value to an Optional Payment Plan. If you surrender the contract and select Plan 1, Plan 2 (with a fixed period of 5 or more years), or Plan 5, then the amount applied to the Plan is the Contract Value minus any premium tax modified by any applicable Market Value Adjustment. If the Annuity Date falls within the 30-day window prior to the end of the current Guarantee Term, we will not apply a Market Value Adjustment.

During the Annuitant's life, you (or the designated beneficiary at your death) can choose an Optional Payment Plan. If you change a designated beneficiary, your Plan selection will not remain in effect unless you request otherwise. Any election or change in a Plan must be sent to our Home Office in a form acceptable to us. We do not allow any changes after Income Payments begin. If an Optional Payment Plan has not been chosen at the death of the Owner (or Annuitant, if the Owner is a non-natural person), your designated beneficiary can choose a Plan when we pay the death benefit.

We will make Income Payments monthly unless you request otherwise. The amount of each payment under an Optional Payment Plan must be at least $100. Payments made under an Optional Payment Plan at the death of any Owner (or any Annuitant, if any Owner is a non-natural person), must conform to the rules as outlined in the "Death Benefit" provision.

We may make an age adjustment to determine the amount of your Income Payments. We will adjust the age according to the age adjustment table shown in your contract.

Fixed Income Payments. We will transfer proceeds applied to a fixed income option to our General Account. Payments made will equal or exceed those required by the state where we deliver the contract. We determine fixed Income Payments on the date we receive due proof of the Owner's death or on surrender. Payments under Optional Payment Plan 4 (Interest Income) will begin at the end of the first interest period after the date proceeds are otherwise payable.

Optional Payment Plans. The contract provides five Optional Payment Plans, each of which is payable on a fixed basis. If any payee is not a natural person, our consent must be obtained before selecting an Optional Payment Plan. Following are explanations of the Optional Payment Plans available.

  Plan 1 -- Life Income with Period Certain. This option guarantees monthly payments for the lifetime of the payee with a minimum number of years of payments. If the payee lives longer than the minimum period, payments will continue for his or her life. The period can be 10, 15, or 20 years. Payments are determined according to the table in the Monthly Income Benefit section of the contract. Guaranteed amounts payable are determined assuming an interest rate of 3% compounded annually. We may increase this rate and the amount of any payment. The payee selects the designated period. If the payee dies during the minimum period, we will discount the amount of the remaining guaranteed payments at the same rate used in calculating Income Payments. We will pay the discounted amount in one sum to the payee's estate unless otherwise provided.

  Plan 2 -- Income for a Fixed Period. This option guarantees periodic payments (monthly, quarterly, semi-annually or annually) for a fixed period not longer than 30 years. Payments will be made according to the table in the contract. Guaranteed amounts payable are determined assuming an interest rate of 3% compounded annually. We may increase this rate and the amount of any payment. If the payee dies, we will discount the amount of the remaining guaranteed payments to the date of the payee's death at the same rate used in calculating Income Payments. We will pay the discounted amount in one sum to the Payee's estate unless otherwise provided.

  Plan 3 -- Income of a Definite Amount. This option provides periodic payments (monthly, quarterly, semi-annually or annually) of a definite amount to be paid. The amount paid each year must be at least $120 for each $1,000 of proceeds. Payments will continue until the proceeds are exhausted. The last payment will equal the amount of any unpaid proceeds. Unpaid proceeds will earn interest at 3% compounded annually. We may increase this rate. If we do, the payment period will be extended. If the payee dies, we will pay the amount of the remaining proceeds with earned interest in one sum to the payee's estate unless otherwise provided.

  Plan 4 -- Interest Income. This option provides for periodic payments (monthly, quarterly, semi-annually or annually) of interest earned from the proceeds left with us. Payments will begin at the end of the first period chosen. Proceeds left under this plan will earn interest at 3% compounded annually. We may increase this rate and the amount of any payment. If the payee dies, we will pay the amount of remaining proceeds and any earned but unpaid interest in one sum to the payee's estate unless otherwise provided.

  Plan 5 -- Joint Life and Survivor Income. This option provides for us to make monthly payments to two payees for a guaranteed minimum of 10 years. The settlement age of each payee must be at least 35 when payments begin. The amounts payable under this plan are determined assuming an interest rate of 3% compounded annually. We may increase this rate and the amount of any payment. Payments will continue as long as either payee is living. If both payees die before the end of the minimum period, we will discount the amount of the remaining payments for the 10-year period at the same rate used in calculating Income Payments. We will pay the discounted amount in one sum to the last surviving payee's estate unless otherwise provided.

Federal Tax Matters

INTRODUCTION

This part of the prospectus discusses the federal income tax treatment of the contract. The federal income tax treatment of the contract is complex and sometimes uncertain. The federal income tax rules may vary with your particular circumstances. This discussion does not address all of the federal income tax rules that may affect you and your contract. This discussion also does not address other federal tax consequences, or state or local tax consequences, associated with a contract. As a result, you should always consult a tax advisor about the application of tax rules to your individual situation.

TAXATION OF NON-QUALIFIED CONTRACTS

This part of the discussion describes some of the federal income tax rules applicable to Non-Qualified Contracts. A Non-Qualified Contract is a contract not issued in connection with a qualified retirement plan receiving special tax treatment under the Code, such as an individual retirement annuity or a section 401(k) plan.

Tax Deferral on Earnings. The federal income tax law does not tax any increase in an Owner's Contract Value until there is a distribution from the contract. However, certain requirements must be satisfied in order for this general rule to apply, including:

 . An individual must own the contract (or the tax law must treat the contract as owned by an individual); and

 . The contract's Annuity Commencement Date must not occur near the end of the Annuitant's life expectancy.

This part of the prospectus discusses each of these requirements.

Contracts not owned by an individual -- no tax deferral and loss of interest deduction. As a general rule, the Code does not treat a contract that is owned by an entity (rather than an individual) as an annuity contract for federal income tax purposes. The entity owning the contract pays tax currently on the excess of the Contract Value over the purchase payments paid for the contract. Contracts issued to a corporation or a trust are examples of contracts where the Owner pays current tax on the contract's earnings.

There are several exceptions to this rule. For example, the Code treats a contract as owned by an individual if the nominal owner is a trust or other entity that holds the contract as an agent for an individual. However, this exception does not apply in the case of any employer that owns a contract to provide deferred compensation for its employees.

In the case of a contract issued after June 8, 1997 to a taxpayer that is not an individual, or a contract held for the benefit of an entity, the entity will lose its deduction for a portion of its otherwise deductible interest expenses. This disallowance does not apply if the Owner pays tax on the annual increase in the Contract Value. Entities that are considering purchasing the contract, or entities that will benefit from someone else's ownership of a contract, should consult a tax advisor.

Age at which annuity payouts must begin. Federal income tax rules do not expressly identify a particular age by which annuity payouts must begin. However, those rules do require that an annuity contract provide for amortization, through annuity payouts, of the contract's purchase payments paid and earnings. If annuity payments begin on a date that the IRS determines does not satisfy these rules, interest and gains under the contract could be taxable each year as they accrue.

No guarantees regarding tax treatment. We make no guarantees regarding the tax treatment of any contract or of any transaction involving a contract. However, the remainder of this discussion assumes that your contract will be treated as an annuity contract for federal income tax purposes and that the tax law will not impose tax on any increase in your contract Value until there is a distribution from your contract.

Partial withdrawals and surrenders. A partial withdrawal occurs when you receive less than the total amount of the contract's Surrender Value. In the case of a partial withdrawal, you will pay tax on the amount you receive to the extent of the gain in your contract, i.e. the excess Contract Value before the partial withdrawal over your "investment in the contract." (This term is explained below.) This income (and all other income from your contract) is ordinary income. The Code imposes a higher rate of tax on ordinary income than it does on capital gains.

A surrender occurs when you receive the total amount of the Contract's Surrender Value. In the case of a surrender, you will pay tax on the amount you receive to the extent it exceeds your "investment in the contract."

Your "investment in the contract" generally equals the total of your purchase payments under the contract, reduced by any amounts you previously received from the contract that you did not include in your income.

In the case of systematic withdrawals, the amount of each withdrawal should be considered a distribution and each taxed in the same manner as a withdrawal from the contract.

There is some uncertainty regarding the tax treatment of the Market Value Adjustment when the Market Value Adjustment is applied. The IRS has authority to address this uncertainty. However, as of the date of this prospectus, the IRS has not issued any clarifying regulations. In the event of a withdrawal, to determine the extent to which your Contract Value exceeds your "investment in the contract," we will disregard the amount of the MVA.

Assignments and Pledges. The Code treats any assignment or pledge of (or agreement to assign or pledge) any portion of your Contract Value as a withdrawal of such amount or portion.

Gifting a contract. If you transfer ownership of your contract -- without receiving a payment equal to your Contract Value -- to a person other than your spouse (or to your former spouse incident to divorce), you will pay tax on your Contract Value to the extent it exceeds your "investment in the contract." In such a case, the new owner's "investment in the contract" will be increased to reflect the amount included in your income.

Taxation of annuity payouts. The Code imposes tax on a portion of each annuity payout (at ordinary income tax rates) and treats a portion as a nontaxable return of your "investment in the contract." We will notify you annually of the taxable amount of your annuity payout.

Pursuant to the Code, you will pay tax on the full amount of your annuity payouts once you have recovered the total amount of the "investment in the contract." If annuity payouts cease because of the death of the Annuitant and before the total amount of the "investment in the contract" has been recovered, the unrecovered amount generally will be deductible.

If proceeds are left with us (Optional Payment Plan 4), they are taxed in the same manner as a surrender. The Owner must pay tax currently on the interest credited on these proceeds. This treatment could also apply to Plan 3 if the payee is at an advanced age, such as age 80 or older.

Taxation of death benefits. We may distribute amounts from your contract because of the death of an Owner, a Joint Owner, or an Annuitant. The tax treatment of these amounts depends on whether the Owner, Joint Owner, or Annuitant dies before or after the contract's Annuity Date.

Before the contract's Annuity Date. If received under an annuity payout option, death benefits are taxed in the same manner as annuity payouts.

If not received under an annuity payout option, death benefits are taxed in the same manner as a withdrawal.

After the contract's Annuity Date. If received in accordance with the existing annuity payout option, death benefits are excludible from income to the extent that they do not exceed the unrecovered "investment in the contract." All annuity payouts in excess of the unrecovered "investment in the contract" are includible in income.

If received in a lump sum, the tax law imposes tax on death benefits to the extent that they exceed the unrecovered "investment in the contract" at that time.

Penalty taxes payable on partial withdrawals, surrenders, or Annuity
Payouts. The Code may impose a penalty tax equal to 10% of the amount of any payment from your contract that is included in your gross income. The Code does not impose the 10% penalty tax if one of several exceptions applies. These exceptions include withdrawals, surrenders, or annuity payouts that:

  .  you receive on or after you reach age 59 1/2;

  .  you receive because you became disabled (as defined in the tax law);

  .  a beneficiary receives on or after the death of the Owner; or

  . you receive as a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer.

Special rules if you own more than one contract. In certain circumstances, you must combine some or all of the Non-Qualified Contracts you own in order to determine the amount of an annuity payout, a surrender or a withdrawal that you must include in income. For example:

  . if you purchase a contract offered by this prospectus and also purchase at approximately the same time an immediate annuity, the IRS may treat the two contracts as one contract;

  . if you purchase two or more deferred annuity contracts from the same life insurance company (or its affiliates) during any calendar year, the Code treats all such contracts as one contract.

The effects of such aggregation are not clear. However, it could affect:

  . the amount of a surrender, a withdrawal or an annuity payout that you must include in income; and

  .  the amount that might be subject to the penalty tax described above.

QUALIFIED RETIREMENT PLANS

We also designed the contracts for use in connection with certain types of retirement plans that receive favorable treatment under the Code. Contracts issued to or in connection with a qualified retirement plan are called "Qualified Contracts." In considering the appropriateness of the contract for use as a Qualified Contract, you should take into account that this contract must be purchased with a single purchase payment. Generally, this requirement will limit use of the contract to situations involving a rollover or transfer from another qualified retirement plan. We do not currently offer all of the types of Qualified Contracts described, and may not offer them in the future. Prospective purchasers should contact our Home Office to learn the availability of Qualified Contracts at any given time.

The federal income tax rules applicable to qualified plans are complex and varied. As a result, this prospectus makes no attempt to provide more than general information about use of the contract with the various types of qualified plans. Persons intending to use the contract in connection with a qualified plan should obtain advice from a competent advisor.

Types of Qualified Contracts. Some of the different types of Qualified Contracts include:

  . Individual Retirement Accounts and Annuities ("Traditional IRAs")

  . Roth IRAs

  . Simplified Employee Pensions ("SEPs")

  . Savings Incentive Matched Plan for Employees ("SIMPLE plans" including "SIMPLE IRAs")

  . Public school system and tax-exempt organization annuity plans ("403(b) plans")

  . Qualified corporate employee pension and profit-sharing plans ("401(a) plans") and qualified annuity plans ("403(a) plans")

  . Self-employed individual plans ("H.R. 10 plans" or "Keogh Plans")

  . Deferred compensation plans of state and local governments and tax-exempt organizations ("457 plans")

Terms of Qualified Plans and Qualified Contracts. The terms of a qualified retirement plan may affect your rights under a Qualified Contract. When issued in connection with a qualified plan, we will amend a contract as generally necessary to conform to the requirements of the type of plan. However, the rights of any person to any benefits under qualified plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the contract. In addition, we are not bound by the terms and conditions of qualified retirement plans to the extent such terms and conditions contradict the contract, unless we consent.

Treatment of Qualified Contracts compared with Non-Qualified Contracts. Although some of the federal income tax rules are the same for both Qualified and Non-Qualified Contracts, many of the rules are different. For example:

  . The Code generally does not impose tax on the earnings under either Qualified or Non-Qualified Contracts until received.

  . The Code does not limit the amount of purchase payments and the time at which purchase payments can be made under Non-Qualified Contracts. However, the Code does limit both the amount and frequency of purchase payments made to Qualified Contracts.

  . The Code does not allow a deduction for purchase payments made for Non-Qualified Contracts, but sometimes allows a deduction or exclusion from income for purchase payments made to a Qualified Contract.

The federal income tax rules applicable to qualified plans and Qualified Contracts vary with the type of plan and contract. For example:

  . Federal tax rules limit the amount of purchase payments that can be made and the tax deduction or exclusion that may be allowed for the purchase payments. These limits vary depending on the type of qualified plan and the circumstances of the plan participant, e.g., the participant's compensation.

  . Under most qualified plans, e.g., 403(b) plans and Traditional IRAs, the Owner must begin receiving payments from the contract in certain minimum amounts by a certain age, typically age 70 1/2. However, these "minimum distribution rules" do not apply to a Roth IRA.

Amounts received under Qualified Contracts. Federal income tax rules generally include distributions from a Qualified Contract in your income as ordinary income. Purchase payments that are deductible or excludible from income do not create "investment in the contract." Thus, under many Qualified Contracts there will be no "investment in the contract" and you include the total amount you receive in your income. There are exceptions. For example, you do not include amounts received from a Roth IRA if certain conditions are satisfied. For example, failure to comply with the minimum distribution rules applicable to certain qualified plans, such as Traditional IRAs, will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the qualified plan.

Federal penalty taxes payable on distributions. The Code may impose a penalty tax equal to 10% of the amount of any payment from your Qualified Contract that is includible in your income. The Code does not impose the penalty tax if one of several exceptions apply. The exceptions vary depending on the type of Qualified Contract you purchase. For example, in the case of an IRA, exceptions provide that the penalty tax does not apply to a withdrawal, surrender, or annuity payout:

  .  received on or after the Owner reaches age 59 1/2;

  . received on or after the Owner's death or because of the Owner's disability (as defined in the tax law);

  . received as a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer; or

  .  received as reimbursement for certain amounts paid for medical care.

These exceptions, as well as certain others not described here, generally apply to taxable distributions from other qualified plans. However, the specific requirements of the exception may vary.

MOVING MONEY FROM ONE QUALIFIED CONTRACT OR QUALIFIED PLAN TO ANOTHER

Rollovers and Transfers. In many circumstances you may move money between Qualified Contracts and qualified plans by means of a rollover or a transfer. Special rules apply to such rollovers and transfers. If you do not follow the applicable rules, you may suffer adverse federal income tax consequences, including paying taxes which you might not otherwise have had to pay. You should always consult a qualified advisor before you move or attempt to move funds between any Qualified Contract or plan and another Qualified Contract or plan.

Direct Rollovers. The direct rollover rules apply to certain payments (called "eligible rollover distributions") from section 401(a) plans, section 403(a) or
(b) plans, H.R. 10 plans, and Qualified Contracts used in connection with these types of plans. (The direct rollover rules do not apply to distributions from IRAs or certain section 457 plans). The direct rollover rules require federal income tax equal to 20% of the eligible rollover distribution to be withheld from the amount of the distribution, unless the Owner elects to have the amount directly transferred to certain Qualified Contracts or plans.

Prior to receiving an eligible rollover distribution from us, we will provide you with a notice explaining these requirements and how you can avoid 20% withholding by electing a direct rollover.

FEDERAL INCOME TAX WITHHOLDING

We will withhold and remit to the IRS a part of the taxable portion of each distribution made under a contract unless the distributee notifies us at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, federal income tax rules may require us to withhold tax. At the time you request a withdrawal, surrender, or annuity payout, we will send you forms that explain the withholding requirements.

CHANGES IN THE LAW

This discussion is based on the Code, IRS regulations, and interpretations existing on the date of this prospectus. Congress, the IRS, and the courts may modify these authorities, however, sometimes retroactively.

Requesting Payments

To request a payment, you must provide us with notice in a form satisfactory to us. We will ordinarily pay any partial withdrawal or surrender proceeds within seven days after receipt at our Home Office of a request in good order for a partial withdrawal or surrender. We also will ordinarily make payment of lump sum death benefit proceeds within seven days from the receipt of due proof of death. We will determine payment amounts as of the date on which our Home Office receives the payment request or due proof of death.

In most cases, when we pay death benefit proceeds in a lump sum, we will pay these proceeds either:

  (1) to your designated beneficiary directly in the form of a check; or

  (2) by establishing an interest bearing account, called the "GE Secure Access Account," for the designated beneficiary, in the amount of the death benefit proceeds payable.

When establishing the GE Secure Access Account we will send the beneficiary a checkbook within 7 days after we receive all the required documents, and the beneficiary will have immediate access to the account simply by writing a check for all or any part of the amount of the death benefit proceeds payable. The GE Secure Access Account is part of our General Account. It is not a bank account and it is not insured by the FDIC or any other government agency. As part of our General Account, it is subject to the claims of our creditors. We receive a benefit from all amounts left in the GE Secure Access Account. If we do not receive instructions from the designated beneficiary with regard to the form of death benefit payment, we will automatically establish the GE Secure Access Account.

We reserve the right to defer payments from the Guarantee Account or our General Account for a withdrawal and surrender for up to six months from the date we receive your payment request.

Sales of the Contract

Capital Brokerage Corporation (doing business in Indiana, Minnesota, New Mexico, and Texas as GE Capital Brokerage Corporation) ("Capital Brokerage") is the distributor and principal underwriter of the Contracts. Capital Brokerage, a Washington corporation and an affiliate of ours, is located at 6630 W. Broad Street, Richmond, Virginia 23230. Capital Brokerage is registered with the SEC under the Securities Exchange Act of 1934 (the "1934 Act") as a broker-dealer, and is a member of the National Association of Securities Dealers, Inc. ("NASD").

Capital Brokerage offers the contracts through its registered representatives who are registered with the NASD and with the states in which they do business. More information about Capital Brokerage and its registered persons is available at http://www.nasdr.com or by calling 1-800-289-9999. You also can obtain an investor brochure from NASD Regulation describing its Public Disclosure Program. Registered representatives with Capital Brokerage are also licensed as insurance agents in the states in which they do business and are appointed with the Company.

We pay commissions and other marketing related expenses associated with the promotion and sales of the contracts to Capital Brokerage. The amount of the commission varies but is not expected to exceed approximately 2% of your purchase payment. We may, on occasion, pay a higher commission for a short period of time as a special promotion. We pay commissions either as a percentage of the purchase payment at the time we receive it, as a percentage of Contract Value on an ongoing basis, or in some cases, a combination of both. The commission or a portion of it will be returned to us if the contract is surrendered during the first Contract Year.

We may offer a range of initial commission and persistency trail commission options (which will take into account, among other things, the length of the Guarantee Term). We may pay commissions on the election of subsequent guarantee terms if the Contract Value is applied to a subsequent guarantee term.

When a contract is sold through a registered representative of Capital Brokerage, Capital Brokerage passes through a portion of the sales commission to the registered representative who sold the contract. Because registered representatives of Capital Brokerage are also agents of ours, they may be eligible for various cash benefits, such as bonuses, insurance benefits and financing arrangements, and non-cash compensation programs that we offer, such as conferences, trips, prizes, and awards.

Capital Brokerage may enter into selling agreements with other broker-dealers (including our affiliate, Terra Securities Corporation) registered under the 1934 Act to sell the Contracts. Under these agreements, the commission paid to the broker-dealer is not expected to exceed the amount described above. When a contract is sold through another broker-dealer, Capital Brokerage passes through the entire amount of the sales commission to the selling broker-dealer; that broker-dealer may retain a portion of the commission before it pays the registered representative who sold the contract.

We also may make other payments for services that do not directly involve the sales of the contracts. These services may include the recruitment and training of personnel, production of promotional literature, and similar services.

We intend to recover commissions, marketing, administrative and investment expenses and costs of contract benefits through charges imposed under the contracts. Commissions paid on the contracts, including other incentives and payments, are not charged directly to you.

Additional Information

OWNER QUESTIONS

The obligations to Owners under the contracts are ours. Please direct your questions and concerns to us at our Home Office at the address and telephone number listed on page 1 of this prospectus.

RETURN PRIVILEGE

Within the 20-day free-look period after you receive the contract, you may cancel it for any reason by delivering or mailing it postage prepaid, to our Home Office, Annuity New Business, 6610 W. Broad Street, Richmond, Virginia 23230. If you cancel your contract, it will be void. Unless state law requires that we return your purchase payment, the amount of the refund you receive will equal your purchase payment adjusted for any Market Value Adjustment.

STATE REGULATION

As a life insurance company organized and operated under the laws of the Commonwealth of Virginia, we are subject to provisions governing life insurers and to regulation by the Virginia Commissioner of Insurance.

Our books and accounts are subject to review and examination by the State Corporation Commission of the Commonwealth of Virginia at all times. That the Commission conducts a full examination of our operations at least every five years.

RECORDS AND REPORTS

At least once each year, we will send you a report showing information about your contract for the period covered by the report. The report will show your purchase payment, Contract Value, Surrender Value, interest credited, withdrawals and charges made during the statement period. In addition, when you make your purchase payment and withdrawals, you will receive a written confirmation of these transactions.

OTHER INFORMATION

We have filed a Registration Statement with the SEC, under the 1933 Act, for the Contracts being offered here. This prospectus does not contain all the information in the Registration Statement, its amendments and exhibits. Please refer to the Registration Statement for further information about the Company and the contracts offered. Statements in this prospectus about the content of contracts and other legal instruments are summaries. For the complete text of those contracts and instruments, please refer to those documents as filed with the SEC and available on the SEC's website at http://www.sec.gov.

GE Life and Annuity Assurance Company

BUSINESS

We are a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871 to The Life Insurance Company of Virginia. General Electric Capital Corporation ("GE Capital") acquired us from Aon Corporation on April 1, 1996. GE Capital subsequently contributed the Company to its wholly owned subsidiary, GE Financial Assurance Holdings, Inc. ("GE Financial Assurance") and ultimately the majority of the outstanding common stock to General Electric Capital Assurance Company ("GECA"). As part of an internal reorganization of GE Financial Assurance's insurance subsidiaries, The Harvest Life Insurance Company ("Harvest") merged into the Company on January 1, 1999. At this time we were renamed GE Life and Annuity Assurance Company. Harvest's former parent, Federal Home Life Insurance Company ("Federal"), received common stock of the Company in exchange for its interest in Harvest.


We principally offer annuity contracts, GICs and funding agreements, and life insurance. We do business in the District of Columbia and all states except New York. Our principal offices are at 6610 West Broad Street, Richmond, Virginia 23230.


We are one of a number of subsidiaries of GE Financial Assurance, a holding company that, through its subsidiaries, provides consumers financial security solutions by selling a wide variety of insurance, investment and retirement products and income protection packages in North America and Asia. GE Financial Assurance's product offerings are divided along four major segments of consumer needs:


  (1) Wealth Accumulation and Transfer,


  (2) Mortgage Insurance,


  (3) Lifestyle Protection and Enhancement, and


  (4) Auto and Home Insurance.


As an integral part of GE Financial Assurance, we are able to leverage the strengths of a global organization. We do so to offer consumers a wide variety of products through the convenience of diverse distribution channels. In addition, we are able to utilize GE Financial Assurance's centers of excellence to provide world class customer service within a competitive cost structure.

OWNERSHIP

GE Financial Assurance indirectly owns approximately ninety-seven percent of our outstanding common stock. The stock is owned directly by General Electric Capital Assurance Company ("GE Capital Assurance") and by Federal. Both GE Capital Assurance, which directly owns approximately eighty-five percent of our outstanding common stock, and Federal, which owns approximately twelve percent of our outstanding common stock, are indirectly owned by GE Financial Assurance. The remaining shares of our outstanding common stock are owned by Phoenix Home Life Mutual Insurance Company, Inc. ("Phoenix"). All of our outstanding non-voting preferred stock is owned by GE Financial Assurance. GE Financial Assurance is a wholly-owned subsidiary of GE Capital which in turn is wholly owned, directly or indirectly, by General Electric Company ("GE").


None of GE Capital Assurance, Federal, Phoenix, GE Financial Assurance, GE Capital, or GE guarantees the Contract.

GENERAL

Our products are divided along two of GE Financial Assurance's four major segments of consumer needs:


  . Wealth Accumulation and Transfer, and

  . Lifestyle Protection and Enhancement.

Our principal product lines under the Wealth Accumulation and Transfer segment are:

  . deferred annuities (variable and fixed);

  . guaranteed investment contracts, or GICs, and funding agreements; and

  . life insurance (universal, variable, and ordinary).

Customers use Wealth Accumulation and Transfer products as vehicles for accumulating wealth, often on a tax-deferred basis, providing income during retirement, transferring wealth to beneficiaries, or providing a means to replace the insured's income in the event of premature death.

Our principal product line under the Lifestyle Protection and Enhancement segment is accident and health insurance. Customers use Lifestyle Protection and Enhancement products to protect their income and assets from the adverse economic impacts of significant health care costs or other unanticipated events that cause temporary or permanent loss of earnings capabilities.


We currently distribute our products through two primary distribution channels:

  . intermediaries; and

  . career or dedicated sales forces.

STRATEGY

We believe that the following trends have increased and will continue to increase the demand for innovative products and services to solve individual financial challenges:

  . changes in demographics such as the increased number of baby boomers entering middle and late middle age;

  . longer life expectancies due to healthy lifestyles and medical advances;



  . the reduction in government- and employer-sponsored benefit programs; and

  . the continuing need for estate planning for the most affluent group of retirees in history.

Our strategy, which is integrated with the strategy of GE Financial Assurance's other insurance companies, is designed to meet the financial needs of these trends by offering a broad array of products and services through our two primary channels of distribution.

Our approach to this opportunity is to maintain product and distribution capabilities designed to deliver innovative products and services to help consumers invest, protect and retire. Most of our products are targeted at middle- to upper-income consumers. To date, we have operated entirely in the United States.


Our strategy is to be a consumer financial solutions provider through:

  . intense customer focus;

  . expansion of product and distribution channels through core business growth and acquisitions; and


  . cost and speed competitiveness.


These elements are further supported by a strong foundation of operating fundamentals. Our strategy consists of the following four elements:

Customer Focus. We focus on two sets of customers on two fronts:

  (1)consumers, and


  (2)distribution partners/producers.


Our core concept is to be customer needs driven and to simplify consumers' financial lives. To accomplish this, we offer not only products but also financial planning tools and education to enable personalized solutions that provide options and choices for consumers and their advisors. By providing financial solutions for every stage of a consumer's life, either directly or through our affiliates, we believe we will differentiate ourselves from our competitors and create an affinity with customers that will translate into lifetime relationships. In addition, we focus on continuously expanding the support services and technology offered to our distribution channels.

Growth. This element begins with our focus on driving core business growth, building our distribution capabilities, and maintaining a broad range of fresh, innovative products and services. We focus on key customer groups and distribution channels that are well positioned to maximize marketplace penetration. We believe that our customers are becoming increasingly sophisticated in assessing their needs for savings, insurance and retirement. Our products and services are designed to meet needs based on input from consumers and the distributors who service them. To enable us to obtain this input, we endeavor to create and maintain direct contact with our key consumer groups, as well as the distributors who service them. We see branding as increasingly important in the competitive financial security industry. We therefore actively promote the GE brand, which is highly attractive to consumers and distributors.


Our distribution strategy is focused on penetrating our targeted markets through two types of distribution methods:

  . intermediaries; and

  . career or dedicated sales forces.

Through each distribution method, we believe core growth will be driven by the following factors:

  . strong product development;

  . disciplined marketing and sales;

  . expansion of specific distribution relationships; and

  . selective cross-marketing of products.

In addition, we believe our commitment to e-commerce has allowed us to capitalize on two fundamental opportunities to further accelerate our growth:

  (1) making our existing businesses and ways of serving consumers more effective by being faster and more cost efficient; and


  (2) creating entirely new product and service capabilities or processes to build new ways of reaching consumers and our distributors.


Although our primary focus will be on increasing our sales of existing products by enhancing our marketing, sales, new product development and service capabilities, and driving distribution efficiency, we will continue to consider opportunities to enter new markets. We believe entry into these new markets will be accomplished through:


  . development of new products for sale through existing channels;

  . development of new products to serve new channels;

  . creation of new distribution segments; and


  . alliances with entities with presence in attractive markets or distribution channels.

Cost and Speed Competitiveness. We recognize that consolidation in the financial services industry will create fewer, but larger, competitors. Our ability to effectively compete will be dependent upon many factors, including our ability to maintain operating scale and reduce our expenses through areas such as eliminating duplicate functions, utilizing affiliates in lower cost locations (such as India) to centralize back office processes, leveraging buying power and the use of enhanced technology. In addition, we believe the speed and responsiveness of business processes is critical to being competitive. Our continued commitment to integrating GE Financial Assurance's life insurance and other financial institution acquisitions into platforms with common information systems is designed to create a competitive advantage in the marketplace. While we believe that the diversity of GE Financial Assurance's distribution channels is also a competitive advantage, we recognize the need to coordinate our efforts with our affiliates to provide a unified face to our customers and distributors. We are committed to service excellence through the implementation of quality initiatives and technology to provide timely and efficient response to all consumer inquiries, needs and requests. In addition, we are continuously analyzing means by which we can digitize and e-enable processes. We believe the benefits from this initiative include improved customer service, expanded product and service offerings, and increased operating efficiency for both our customers and us. We believe that our continued success will be predicated upon our ability to achieve game-changing efficiencies through the use of new technologies, digital processes and the Internet.


Strong Foundation of Operating Fundamentals. Our dedication to providing quality products to our customers rests on maintaining a strong risk management, compliance, and controllership focus. We believe this focus provides a solid foundation for our successful execution of our business strategy. We believe risk management, compliance, and controllership processes and practices have been a long-standing strength of ours. We have developed processes and practices appropriate for our operating businesses by leveraging the experience of the GE system.

Products



WEALTH ACCUMULATION AND TRANSFER PRODUCTS

Deferred Annuities

Premiums related to single and flexible premium deferred annuities are reported as deposit liabilities in accordance with U.S. generally accepted accounting principles ("GAAP").

Fixed Annuities. Our deposit liabilities for fixed annuities for the years ended December 31, 2001, 2000, and 1999 were $1,030 million, $1,158 million, and $1.537 million, respectively. Our deposits received for these same periods were $99.2 million, $1.2 million and $5.5 million, respectively. A fixed single premium deferred annuity ("SPDA") provides for a single premium payment at time of issue, an accumulation period, and an annuity payout period at some future date. A flexible premium deferred annuity ("FPDA") provides the same features but allows the owner to make additional payments into the contract. Initially, we credit the account value of the annuity with interest earnings at a current interest rate (the crediting rate) that is guaranteed for a period of one to five years. After this period, the crediting rate is subject to change based on prevailing market rates and product profitability. Each contract also has a minimum guaranteed rate. The accrual of interest during the accumulation period is on a tax-deferred basis to the contractholder. After the number of years specified in the annuity contract, the annuitant may elect to take the proceeds of the annuity as a single payment, a specified income for life, or a specified income for a fixed number of years. The owner is permitted at any time during the accumulation period to withdraw all or part of the premium paid plus the amount credited to his account subject to contract provisions.


At least once each month, we establish an interest-crediting rate for our new fixed SPDA policies and new deposits into FPDA policies. In determining our interest-crediting rate on new deposits, management considers our competitive position, prevailing market rates, and the profitability of the annuity product. After contract issue, we maintain the initial crediting rate for a minimum period of one year. Thereafter, we may adjust the crediting rate not more frequently than once per year for a given contract. Interest rates credited on our in-force SPDA and FPDA policies ranged from 3.5% to 6.1% during 2001. All of our annuity products have minimum guaranteed crediting rates ranging from 3.5% to 4.0% for the life of the contract.


Variable Annuities. A variable annuity has an accumulation period and a payout period. The main difference from fixed annuities is that the contractholder can place all or a portion of their premiums in a separate account maintained for variable annuities. These accounts are distinct from our general assets and liabilities. Assets held in separate accounts supporting variable annuity contracts, as well as variable life insurance policies, aggregated $8,994 million, $10,393 million and $9,246 million, at December 31, 2001, 2000, and 1999, respectively. Our deposit liabilities not held in the separate account for variable annuities (i.e., amounts included in future annuity and contract benefits on the Consolidated Balance Sheets) were $1,319 million, $541 million and $673 million for December 31, 2001, 2000 and 1999, respectively. Our deposits received for variable annuities during these same periods were $2,279 million, $3,152 million, and $2,442 million, respectively.


Variable contractholders may elect to allocate their premiums among several investment subaccounts with varying degrees of risk and investment objectives. The cash surrender value of a variable annuity contract depends on the age of the policy and the performance of these subaccounts, which the contractholder may reallocate from time to time. There is no guaranteed minimum rate in the subaccount components of variable annuity contracts. Similarly, during the variable annuity's payout period, the payments distributed to the annuitant may fluctuate with the performance of the subaccounts selected by the owner. A fixed payout may also be available depending upon individual contract provisions. Variable annuities provide us with fee-based revenue in the form of mortality and expense fees charged to the contractholder's account.


GICs and Funding Agreements

Our deposit liabilities for GICs and funding agreements for the years ended December 31, 2001, 2000, and 1999 were $5,960 million, $5,568 million, and $4,174 million, respectively. Our deposits received for these same periods were $1,547 million, $1,904 million, and $2,057 million, respectively.


GICs are deposit-type products that provide a guaranteed return on a fixed or indexed basis to the contractholder. GICs are purchased by Employee Retirement Income Security Act ("ERISA") qualified defined contribution plans. These plans include 401(k) plans where plan participants elect a stable value option. Funding agreements operate substantially similarly to GICs. Funding agreements are purchased by institutional accredited investors for various kinds of funds and accounts that are not ERISA qualified. Money market funds, bank common trust funds, and other corporate and trust accounts are examples of purchasers of funding agreements. Nearly all of our funding agreements are on a floating-rate basis, which means interest is credited to them on an indexed basis.

GICs typically credit interest at a fixed interest rate that is determined by market conditions. GICs also have a fixed maturity typically ranging from 2 to 6 years. Both rates and maturities are set at the time of sale. Substantially all GICs allow for the payment of benefits at contract value to ERISA plan participants in the event of death, disability, retirement, or change in investment election. We underwrite these risks before issuing a GIC to a plan. In addition, we require plans buying our GICs to have certain restrictions on participant transfers to money market and similar funds in order to reduce disintermediation risk. Contractholders can also terminate our GICs prior to their maturity. However, they can only be terminated after an adjustment to the contract value for changes in the level of interest rates and the application of a significant penalty.

Our floating-rate funding agreements credit interest at a rate that is indexed to an external index typically the London Interbank Offered Rate. These contracts are typically renewed annually. However, we can terminate the funding agreement after giving notice within the contract's specified notice period. Contractholders are also able to terminate after giving notice within the specified notice period. This notice period is generally 90 days or less. The aggregate amount of our outstanding funding agreements with put option features was approximately $2,325 million as of December 31, 2001. We have established a line of credit with GNA Corporation, an indirect parent, to provide liquidity in the event of an unusual level of early terminations. We also have issued $685 million of longer term funding agreements. These contracts have maturities of 2 to 7 years from time of placement and contain no early termination provision.


Life Insurance

Our annualized premiums of life insurance in-force for the years ended December 31, 2001, 2000, and 1999 were $238.8 million, $265.9 million, and $271.5 million, respectively. First year premiums received for these same periods were $37.5 million, $47.3 million, and $37.2 million, respectively. We predominantly offer "permanent" life insurance as opposed to "term" life insurance. Term life insurance provides life insurance protection for a limited time, and a death benefit is paid only if the insured dies during the specified term. Our permanent life insurance products provide protection for the entire life of the insured and allow for cash value accumulation. These products include variable life, interest-sensitive whole life insurance ("ISWL"), and universal life insurance ("UL").


Our life insurance policies provide a death benefit payable upon death of the insured. Owners of permanent insurance pay premiums that are applied to account value, net of any expense charges. We deduct cost of insurance charges, which vary by age, gender, plan and class of insurance from the account value. We determine our cost of insurance each year in advance, which is subject to a maximum stated in each policy. The owner may access account value through policy loans, partial withdrawals, and full surrender of the policy. Some withdrawals and surrenders are subject to surrender charges.

We credit the account value for ISWL and UL policies with interest at an interest rate we determine in advance and generally guarantee for a policy year at a time. Policies have a minimum credited interest rate, which varies by policy and ranges from 4.0% to 5.5%. ISWL and UL differ in two major ways. ISWL requires the contractholder to

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pay a fixed premium we determine each year, while UL allows a contractholder to determine the amount of premium to be paid, subject to certain minimum and maximum values. Also, the ISWL death benefit is fixed at issue, while the contractholder may decrease and (subject to evidence of good health) increase the death benefit on a UL policy.

The main difference between variable life insurance and variable UL from non-variable life insurance is that the policyholder can place all or a portion of their premiums in a separate account that is maintained for the relevant variable life insurance policies and that is distinct from our general assets and liabilities. Policyholders may elect to allocate their premiums among several investment subaccounts with varying degrees of risk and investment objectives. A variable life insurance policy's cash surrender value depends on the policy's age and the performance of these underlying funds. There is no guaranteed minimum rate in the subaccount components of variable life insurance. Variable life insurance policies provide us with fee-based revenue in the form of mortality and expense fees charged to the policyholder's separate account.

LIFESTYLE PROTECTION AND ENHANCEMENT PRODUCTS

Our principal product line under the Lifestyle Protection and Enhancement segment is accident and health insurance. Our annualized premiums for accident and health insurance for the years ended December 31, 2001, 2000, and 1999 were $60.2 million, $61.0 million, and $56.1 million, respectively.


We offer accident and health insurance products to individuals. We market accident and health products because we believe that offering a broad range of products is essential in order to be a preferred provider of benefits and to effectively meet the needs of employers and consumers.


PRODUCT/SERVICE CENTERS

Our primary product service centers for creating and servicing our products are as follows:

  . the annuity and GIC and funding agreement businesses operate primarily in Richmond, Virginia;

  . the life business operates primarily in Lynchburg, Virginia; and

  . the accident and health business operates primarily in Schaumburg, Illinois.


We leverage GE Financial Assurance's global presence to support these service centers through an affiliate's operations in India. The Indian operations provide call center support, internet assistance, and new business administration to promote cost efficiencies and to enhance customer service.

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Marketing and Distribution

We currently distribute our products through two primary channels:

  . intermediaries, such as brokerage general agencies ("BGAs"), banks, securities brokerage firms, financial planning firms, accountants, affluent market producers, and specialized brokers; and


  . career or dedicated sales forces.

GE Financial Assurance has developed a web portal called GEFinancialPro.com for our distribution channels and for those of our affiliates. This web portal improves productivity for financial intermediaries and agents by enabling business submissions, account tracking, and status updates through the Internet. In addition, GE Financial Assurance has developed The GE Financial Service site, GEFinancialService.com, for intermediaries and consumers. The GE Financial Service site provides similar services for these customers, giving them the ability to change everything from addresses to investment accounts online.


INTERMEDIARIES

Banks and Securities Brokerages. Banks and securities brokerage firms are a significant and growing distribution channel for our fixed and variable annuities, and life insurance products. Over the last few years, distribution of our products through securities brokerage firms has substantially increased primarily due to our distribution of variable annuity products through a large network of securities brokerage firms.

Approximately 30% of our variable product sales in 2001 were through two national stock brokerage firms. However, we do not believe that the loss of such business would have a long-term adverse effect on our business and operations due to our competitive position in the marketplace, the availability of business from other distributors, the growth of the independent broker-dealer and financial planner channels, and our mix and penetration of other products.


BGAs. We, as well as our affiliates, distribute many of our products through more than 200 independent insurance brokerage firms located throughout the United States. These BGAs market our products through approximately 135,000 licensed insurance agents or brokers, who also represent other companies. We believe our consistent commitment to this system has helped us earn a reputation as a leading provider of insurance products among BGAs.

Financial Planners, Accountants, and Affluent Market Producer Groups. We sell some of our products through financial planners, accountants, and affluent market producer groups. These groups emphasize providing investment and insurance products to one of our target customer groups. We believe that financial planners, accountants, and producer groups present an opportunity for growth within the intermediary distribution channel.


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Specialized Brokers. We also sell GICs and funding agreements through specialized GIC brokers, fund managers, employee benefit investment advisors, and directly to large employee benefit plans. We sell funding agreements directly, as well as through brokers, institutional accredited investors, and banks acting in a fiduciary capacity.


CAREER OR DEDICATED SALES FORCES

Our career or dedicated sales forces consist primarily of non-employees who sell our products on an exclusive basis. All non-employee dedicated sales force agents are affiliated with an insurance agency. We compensate dedicated sales forces primarily on a commission basis.

These agents develop customized solutions for customers' future financial requirements by using our annuity and life insurance products. They offer customers financial profiles to assist their understanding and development of financial objectives. They identify prospective customers through:

  . direct mail solicitation;

  . educational seminars;

  . policyholder referrals; and

  . targeted promotions linked to our national advertising campaigns.


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Competition

We operate in a highly competitive environment. We believe GE Financial Assurance has assembled a unique collection of products and distribution channels. However, there are competitors that also have assembled a similar array of financial products and have similar strategic goals. We believe that the principal competitive factors in the sale of insurance and annuity products are:

  . product features;

  . commission structure;

  . perceived stability of the insurer;

  . issuer financial strength ratings;


  . service;

  . name recognition;


  . price; and

  . cost efficiency.

Many other companies are capable of competing for sales in our target markets. Our ability to compete is affected in part by our ability to provide competitive products and quality service to the consumer, general agents, licensed insurance agents, and brokers. However, we believe that we compete primarily on the basis of our high level of customer focus, our brand and financial strength, and our competitively priced products.


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Risk Management, Compliance, and Controllership

We maintain a strong commitment to risk management, compliance, and controllership. We avail ourselves of the long-standing strength and experience of GE Capital and GE. The commitment to risk management, compliance, and controllership begins with the initial sales contact and extends through ongoing policy servicing at the customer level. Formal internal reviews of our product performance, administrative processes, pricing strategy, and competitive position are conducted on a periodic basis, occurring at least once a year. These reviews are completed by cross-functional teams and formally presented to senior management. We have obtained membership in Insurance Marketplace Standards Association, a voluntary membership organization dedicated to promoting high ethical standards in the sale of individual life insurance, long-term care insurance, and annuities. We have instituted company-wide compliance initiatives such as centralized complaint databases and agent complaint tracking and licensing. We are periodically examined by the insurance department of our domiciliary state (Virginia), by certain other states where we sell our products, and by the U.S. Securities and Exchange Commission. Where necessary, we respond to the relevant examination reports by implementing recommended changes.


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

Underwriting

Our dedicated underwriting staff reviews and analyzes applications for most of our underwritten life insurance related products individually. The review and analysis is conducted based on standardized underwriting guidelines and procedures. After initial processing, each file is reviewed and additional information (such as medical examinations, attending physician's statements, and special medical tests, if applicable) is obtained to make an underwriting decision. The independent sales agents and our own sales staff do not retain any underwriting authority.


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Reserves

We establish and carry as liabilities actuarially determined reserves that are calculated to meet our future obligations. These reserves are based on actuarially recognized methods using prescribed morbidity and mortality tables in general use in the United States modified to reflect our actual experience when appropriate. These reserves are computed at amounts that, with additions from premiums to be received and with interest on such reserves compounded annually at certain assumed rates, are expected to be sufficient to meet our policy obligations. Reserves include:


  . unearned premiums;

  . premium deposits;

  . claims reported but not yet paid; and


  . claims incurred but not reported.



For interest-sensitive life and annuity policies, reserves are set according to premiums collected, plus interest, less charges. Reserves for fixed life and accident and health policies are based on:

  . assumed investment yield;

  . persistency;

  . mortality and morbidity as per commonly used actuarial tables;

  . expenses; and

  . margins for adverse deviations.

The stability of our annuity and life insurance reserves is enhanced by policy restrictions on the withdrawal of funds. Withdrawals in excess of allowable penalty-free amounts are generally assessed a surrender charge during a penalty period ranging up to 10 years. The basis for surrender charges varies by product and can be either a percentage of premium, of accumulation value, or related to face amount of insurance, and generally decreases gradually during the penalty period. Surrender charges are set at levels to protect us from loss on early terminations. This lengthens the effective duration of policy liabilities and improves our ability to maintain profitability on such policies.


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Reinsurance

We follow the usual industry practice of reinsuring (ceding) portions of our insurance risks with reinsurance companies. The use of reinsurance permits us to write policies in amounts larger than the risk we are willing to retain on any one life, and also to continue writing a larger volume of new business. The maximum amount of individual life insurance we normally retain on any one insured is $1 million. Certain accident and health insurance policies are reinsured on either a quota share or excess of loss basis. We cede insurance primarily on a "treaty" basis, under which risks are ceded to a reinsurer on specific blocks of business where the underlying risks meet certain predetermined criteria. To a lesser extent, we cede insurance risks on a "facultative" basis, under which the reinsurer's prior approval is required on each risk reinsured. The types of reinsurance we use do not discharge us from liability on the insurance ceded. We are required to pay the full amount of our insurance obligations regardless of whether we are entitled or able to receive payments from the reinsurer. We do not have significant concentrations of reinsurance risk with any one reinsurer.


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Regulation

GENERAL REGULATION AT STATE LEVEL

Our insurance business is subject to comprehensive state regulation and supervision throughout the United States. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to, among other things:

  . licensing to transact business;

  . licensing agents;

  . admitting of assets;

  . regulating premium rates;

  . approving policy forms;

  . regulating unfair trade and claims practices;

  . establishing reserve requirements and solvency standards;

  . fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values;

  . restricting certain transactions between affiliates; and

  . regulating the type, amounts, and valuations of investments permitted.

State statutory and regulatory restrictions limit the amount of dividends or distributions an insurance company may pay to its shareholders without regulatory approval.

Virginia, our state of domicile, allows insurance companies domiciled in the state to pay dividends up to the lesser of 10% of prior year statutory surplus or 100% of prior year statutory net gain from operations. However, dividends paid or distributed within any twelve consecutive months in excess of the prescribed limits are deemed extraordinary and require formal approval by the Virginia State Corporation Commission, Bureau of Insurance (the "Commission").

Virginia insurance laws provide that no person may acquire control of us without the prior approval of the Commission. Any person who acquires beneficial ownership of 10% or more of our voting securities would be presumed to have acquired control. However, the Commission may, upon application, determine otherwise.

We are required to file detailed annual reports with the Commission and with insurance supervisory departments in each of the jurisdictions in which we do business. Our operations and accounts are subject to examination by these departments at regular intervals. We prepare statutory financial statements in accordance with accounting practices prescribed or permitted by the Commission, our principal insurance regulator. Prescribed statutory accounting practices include

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publications of the National Association of Insurance Commissioners ("NAIC"),
as well as state laws, regulations, and general administrative rules.




The NAIC has established risk-based capital ("RBC") standards to determine the amount of total adjusted capital (as defined by the NAIC) that an insurance company must have. The RBC standards take into account the risk characteristics of the insurance company's investments and liabilities. The formula establishes a standard of capital adequacy that is related to risk. The RBC formula establishes capital requirements for four categories of risk:

  . asset risk;

  . insurance risk;

  . interest rate risk; and

  . business risk.

For each category, the capital requirements are determined by applying specified factors to various asset, premium, reserve, and other items. The factor will be higher for items with greater underlying risk and lower for items with less risk. Insurance regulators use the formula as an early warning tool to identify deteriorating or weakly capitalized companies for the purpose of initiating regulatory action.

The NAIC's RBC requirements provide for four levels of regulatory attention depending on the ratio of the company's total adjusted capital to its authorized control level RBC ("ACL"), as defined by the NAIC. A company must submit a comprehensive plan to the regulatory authority that discusses proposed corrective actions to improve its capital position if:

  . the company's total adjusted capital is less than 200% of its ACL but greater than or equal to 150% of its ACL, or

  . if a negative trend has occurred (as defined by the NAIC) and total adjusted capital is less than 250% of its ACL.

If a company's total adjusted capital is less than 150% of its ACL but greater than or equal to 100% of its ACL, then the regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be followed. In addition, the company must undertake the actions described above. If a company's total adjusted capital is less than 100% of its ACL but greater than or equal to 70% of its ACL, then the regulatory authority may take any action it deems necessary, including placing the company under its control. In addition, in this circumstance, the company must undertake the actions described above. If a company's total adjusted capital is less than 70% of its ACL, the regulatory authority is mandated to place the company under its control. Our total adjusted capital is in excess of 250% of our ACL at December 31, 2001.


In addition, as part of their routine regulatory oversight process, state insurance departments conduct detailed examinations periodically of the books, records, accounts and market conduct of insurance companies doing business in their states. These examinations generally occur once every three to five years. Our most recent regulatory examination did not disclose any findings that would have a material adverse impact on us.


REGULATORY INITIATIVES

State insurance regulators and the NAIC are continually re-examining existing laws and regulations, with a specific focus on:

  . insurance company investments and solvency issues;

  . risk-adjusted capital guidelines;

  . interpretation of existing laws;

  . development of new laws;

  . implementation of non-statutory guidelines; and

  . circumstances under which dividends may be paid.

These initiatives may be adopted by the various states in which we are licensed. However, the ultimate content and timing of any statutes and regulations adopted by the states cannot be determined at this time. It is impossible to predict the future impact of changing state and federal regulations on our operations. In addition, there can be no assurance that existing or future insurance-related laws and regulations will not become more restrictive.


STATUTORY ACCOUNTING CHANGES

The NAIC adopted model statutory accounting practices which became effective January 1, 2001. Statutory accounting practices determine, among other things, the statutory surplus of an insurance company and, therefore, the amount of funds that we can pay as dividends to our shareholders. Insurance regulators and the insurance industry are continuing to develop interpretations of the NAIC model. Adoption of the statutory accounting practices increased statutory capital and surplus by $15.9 million as of January 1, 2001.





REGULATION AT FEDERAL LEVEL

Although the federal government does not directly regulate the business of insurance, federal legislation and administrative policies in several areas, including financial

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


services regulation, pension regulation, and federal taxation, can significantly and adversely affect the insurance industry and our business.


For example, the federal government has from time to time considered other legislative or regulatory changes that could affect us. This includes:


  . legislation relating to the deferral of taxation on the accretion of value within certain annuities and life insurance products;

  . changes in ERISA regulations; and

  . the alteration of the federal income tax structure.

The ultimate effect of any of these changes, if implemented, is uncertain. However, both the persistency of our existing products and our ability to sell products may be materially impacted in the future.

Another recent example is the implementation of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). HIPAA established various requirements related to health benefit plans including medical, dental, and long-term care insurance plans. It generally applies to insurers, providers, and employers. When enacted in 1996, its initial focus was on health benefit plan portability. HIPAA also contains administrative simplification and privacy provisions that were designed to encourage the electronic exchange of health care information and the protection of personal health information. The privacy provisions are to be implemented through regulations issued by the Secretary of Health and Human Services, which regulations were issued in December 2000. The earliest compliance date for the new regulations is April 2003. HIPAA provides for significant fines and other penalties for wrongful disclosure of protected health information. We anticipate that we will have to modify certain of our infrastructure and procedures to comply with the new requirements. However, we do not expect these changes to have a material impact on our business.



Securities Laws

Some of our policies and contracts are subject to regulation under the federal securities laws administered by the U.S. Securities and Exchange Commission ("SEC") and certain state insurance laws. Some of our separate accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended. Some of our annuity contracts and all of our variable life insurance policies are registered under the Securities Act of 1933. Distribution of our variable products is subject to broker-dealer regulation by the SEC and the National Association of Securities Dealers, Inc.


Federal and state securities laws and regulations are primarily intended to benefit owners of our variable annuity and variable life insurance products. These laws and regulations generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the carrying on of business for failure to

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


comply with these laws and regulations. In such event, the possible sanctions that may be imposed include suspension of individual employees, suspension or revocation of one or more registered separate account's registration as an investment company, censure, and fines.






Some of our products are purchased by employee welfare benefit plans. With respect to employee welfare benefit plans subject to ERISA, Congress periodically has considered amendments to the law's federal preemption provision which would expose us, and the insurance industry generally, to state law causes of action, and accompanying extra-contractual (e.g., punitive) damages in lawsuits involving, for example, group life and group disability claims. To date, all such amendments to ERISA that would be expected to significantly affect our business have been defeated.



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Properties

We conduct our business from various facilities, all of which are leased except for one building in Richmond, Virginia, which we own.

Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

All of our common stock, our sole class of common equity on the date hereof, is owned by GE Capital Assurance, Federal, and Phoenix. Accordingly, there is no public trading market for our common equity.

As previously discussed, our ability to pay dividends is restricted by state insurance law. (See "Regulation, General Regulation at State Level.")

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Risk Factors

The operating results of companies in the insurance industry have historically been subject to significant fluctuations. The factors that could affect our future results include, but are not limited to, general economic conditions and certain known trends and uncertainties that are discussed more fully below.

We are exposed to many types of risks that could negatively affect our business. There are many types of risks that all companies are exposed to in their businesses. For example, companies are exposed to the risks of natural disasters, malicious acts, computer viruses, and other perils. While we have obtained insurance, implemented risk management and contingency plans, and taken preventive measures and other precautions, no assurance can be given that there are not scenarios that could have an adverse effect on us.

We operate in a mature, highly competitive industry, which could limit our ability to gain or maintain market share in the industry. Life and health insurance is a mature industry. In recent years, the industry has experienced little growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Life and health insurance is a highly competitive industry. We encounter significant competition in all lines of business from other insurance companies, many of which have greater financial resources than we do, as well as competition from other providers of financial services. Competition could result in, among other things, lower sales or higher lapses of existing products.

The life and health insurance industry is consolidating with larger, potentially more efficient organizations emerging from consolidation. Also, some mutual insurance companies are converting to stock ownership, which will give them greater access to capital markets. Additionally, commercial banks, insurance companies, and investment banks may now combine, provided certain requirements are satisfied.

Our ability to compete is dependent upon, among other things, our ability to attract and retain distribution channels to market our insurance and investment products, our ability to develop competitive and profitable products, our ability to maintain low unit costs, and our maintenance of strong ratings from rating agencies. A ratings downgrade could adversely affect our ability to compete. Ratings are an important factor in our competitive position. Rating organizations periodically review the financial performance and condition of insurers, including us. A downgrade in our ratings could adversely affect our ability to sell our products and retain existing business.

For the past several years rating downgrades in the industry have exceeded upgrades. Rating organizations assign ratings based upon several factors. While most of the factors relate to the rated company, some of the factors relate to the views of the rating organization, general economic conditions, and circumstances outside the rated company's control. We cannot predict what actions the rating organizations may take, or what actions we may be required to take in response to the actions of the rating organizations, which could adversely affect us.

We could be forced to sell investments at a loss to cover policyholder withdrawals. Many of the products we offer, including funding agreements with put options, allow policyholders and contractholders to withdraw their funds under defined circumstances. We manage liabilities and configure our investment portfolios so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities. While we own a significant amount of liquid assets, a certain portion of our assets is relatively illiquid. Unanticipated withdrawal or surrender activity could, under some circumstances, compel us to dispose of assets on unfavorable terms, which could have an adverse effect on us. We have established a line of credit with GNA Corporation, an indirect parent, to provide liquidity in the event of an unusual level of early terminations. However, this line of credit may not provide sufficient liquidity in the event that extraordinary circumstances cause a significant amount of unanticipated early withdrawals.

Market fluctuations could negatively affect our business. Significant changes in market conditions expose insurance companies to the risk of not earning anticipated policy fees from variable products affected by the performance of the equity markets. Market fluctuations may also increase trade volumes that could expose insurers to gains or losses in traded securities underlying its separate accounts. Declining market returns may result in lower sales of certain of our variable products.

Interest-rate fluctuations could negatively affect our spread income or otherwise impact our business. Significant changes in interest rates expose insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the credited interest rates paid on in-force policies. Both rising and declining interest rates can negatively affect our spread income. While we develop and maintain asset/liability management programs and procedures designed to preserve spread income in rising or falling interest rate environments, no assurance can be given that changes in interest rates will not affect such spreads.

Changes in interest rates may also impact our business in other ways. Interest rate changes may have temporary effects on the sale and profitability of our annuity, universal life, and other investment products. For example, if interest rates rise, competing investments (such as annuities or life insurance offered by our competitors, certificates of deposit, mutual funds, and similar instruments) may become more attractive to potential purchasers of our products. Competing investments may also become more attractive to existing contractholders and policyholders, resulting in contract and policy surrenders. We may be forced to raise certain crediting rates on our line of products in order to meet competitive pressures.

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

If interest rates decrease, we may experience lower sales of certain of our insurance and investment products. We constantly monitor our investment income on existing assets and yields available on new investments and sell policies and annuities that permit flexible responses to interest rate changes as part of our management of interest spreads. In addition, certain of our insurance and investment products guarantee a minimum credited interest rate.

Higher interest rates may create a less favorable environment for the origination of mortgage loans and decrease the investment income we receive in the form of prepayment fees, make-whole payments, and mortgage participation income. Higher interest rates may also increase the cost of debt and other obligations having floating rate or rate reset provisions, and may result in lower sales of variable products.

Additionally, our asset/liability management programs and procedures incorporate assumptions about the relationship between short-term and long-term interest rates (i.e., the slope of the yield curve), relationships between risk-adjusted and risk-free interest rates, market liquidity, and other factors. The effectiveness of our asset/liability management programs and procedures may be negatively affected whenever actual results differ from these assumptions.

Insurance companies are highly regulated. We are subject to government regulation in each of the states in which we conduct business. Such regulation is vested in state agencies having broad administrative power dealing with many aspects of the insurance business, which may include premium rates, marketing practices, advertising, policy forms, and capital adequacy, and is concerned primarily with the protection of contractholders rather than share owners. We cannot predict what regulatory initiatives may be enacted which could adversely affect us.

We may be subject to regulation by the United States Department of Labor when providing a variety of products and services to employee benefit plans governed by ERISA. Such regulation seeks to protect the retirement and welfare benefits of workers, primarily by imposing duties on fiduciaries to prudently manage benefit plans. Severe civil and criminal penalties may be imposed for breach of duties under ERISA.

Certain policies, contracts, and annuities we offer are subject to regulation under the federal securities laws administered by the SEC. The federal securities laws contain regulatory restrictions and criminal, administrative, and private remedial provisions.

Tax law changes could adversely affect our ability to compete with non-insurance products or reduce the demand for certain insurance products. Under the Code, income tax payable by contractholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax

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treatment may give certain of our products a competitive advantage over certain investment-oriented products that do not qualify as insurance. To the extent that the Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, the entire life insurance industry could be adversely affected and lose market share. In addition, life insurance and annuity products are potentially affected by changes in the federal estate tax. Recently enacted changes -- gradually reducing estate tax rates until the estate tax is repealed in 2010, for one year only -- have created uncertainty regarding the final status of the estate tax. The changes, and the uncertainty itself, may reduce demand for certain life insurance products. Finally, we cannot predict what other tax law changes with adverse effects may be enacted by Congress or promulgated by the Internal Revenue Service and Treasury.

Financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments. A number of civil jury verdicts have been returned against insurers and other providers of financial services involving sales practices, alleged agent misconduct, failure to properly supervise representatives, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments that are disproportionate to the actual damages, including material amounts of punitive damages. In some states, juries have substantial discretion in awarding punitive and non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments in any given lawsuit. In addition, in some class action and other lawsuits, companies have made material settlement payments. We, like other financial services companies, in the ordinary course of business, are involved in such litigation or, alternatively, in arbitration. We cannot predict the outcome of any such litigation or arbitration.

A decrease in sales or persistency could negatively affect our results. Our ability to maintain low unit costs is dependent upon the level of sales and persistency. A decrease in sales or persistency without a corresponding reduction in expenses will result in higher unit costs.

Additionally, a decrease in persistency may result in higher amortization of deferred policy acquisition costs and the present value of future profits. Although many of our products contain surrender charges, the charges decrease over time and may not be sufficient to cover the unamortized deferred policy acquisition costs with respect to the insurance policy or annuity contract being surrendered.

Our investments are subject to risks. Our invested assets are subject to customary risks of credit defaults and changes in market values. The value of our commercial mortgage loan portfolio depends in part on the financial condition of the tenants occupying the properties that we have financed. Factors that may affect the overall default rate on, and market value of, our invested assets and mortgage loans include interest rate levels, financial market performance, and general economic conditions as well as particular circumstances affecting the businesses of individual borrowers and tenants.

We are dependent on the performance of others. Our results may be affected by the performance of others because we have entered into various arrangements involving other parties. Examples include, but are not limited to, the following: many of our products are sold through independent distribution channels; and the variable annuity deposits are invested in funds managed by third parties. We may also use third-party administrators to collect premiums, pay claims, and/or perform customer service functions. Additionally, our operations are dependent on various technologies, some of which are provided and/or maintained by other parties.

As with all financial services companies, our ability to conduct business is dependent upon consumer confidence in the industry and its products. Actions of competitors, and financial difficulties of other companies in the industry, could undermine consumer confidence and adversely affect us.

Our reinsurance program involves risks. We cede insurance to other insurance companies through reinsurance. However, we remain liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it.

The cost of reinsurance is, in some cases, reflected in the premium rates we charge. Under certain reinsurance agreements, the reinsurer may increase the rate it charges us for the reinsurance, though we do not anticipate increases to occur. Therefore, if the cost of reinsurance were to increase or if reinsurance were to become unavailable, we could be adversely affected.

Additionally, we may assume policies of other insurers. Any regulatory or other adverse development affecting the ceding insurer could also have an adverse effect on us.

Selected Financial Data




The following selected financial data should be read in conjunction with our consolidated financial statements and the related notes to these financial statements. Our consolidated financial statements include the historical operations and accounts of our subsidiary, Assigned Settlements Inc. In addition, the merger of Harvest into the Company was accounted for in a manner similar to a pooling of interests. Accordingly, 1997 and 1998 financial information has been restated to reflect this transaction.



                                      Years Ended December 31,
                          -------------------------------------------------
                            2001      2000      1999      1998      1997
                          --------- --------- --------- --------- ---------
Total Investments         $11,779.1 $10,655.4 $ 9,033.6 $ 8,163.3 $ 7,672.1
Separate Account Assets     8,994.3  10,393.2   9,245.8   5,528.7   4,066.4
Total Assets               22,456.6  22,612.5  19,957.3  14,760.9  12,727.1
Policyholder
 Liabilities(/1/)          20,250.0  20,631.9  18,558.3  13,339.9  11,158.1
Shareholders' Interest      1,582.2   1,474.7   1,205.7   1,293.8   1,329.8
Total Revenues              1,134.4   1,153.4   1,017.9     939.0     974.4
Income Before Cumulative
 Effect of Change in
 Accounting Principle         129.6     163.1     107.9     105.8     107.4
Net Income(/2/)               123.9     163.1     112.9     105.8     107.4
---------------------------------------------------------------------------


 (/1/)Policyholder liabilities consist of future annuity and contract benefits, liability for policy and contract claims, other policyholder liabilities and separate account liabilities.


 (/2/)See Note 1(n) to the Consolidated Financial Statements.

Management's Discussion and Analysis of Financial Condition and Results of Operations




This prospectus and information incorporated by reference includes "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations as a result of changes in global economic, business, competitive market and regulatory factors.


The following analysis of the consolidated financial condition and results of our operations should be read in conjunction with our Consolidated Financial Statements and the notes thereto included herein.


OPERATING RESULTS

Year Ended December 31, 2001 Compared to


Year Ended December 31, 2000


Net Investment Income. Net investment income decreased $10.0 million, or 1.4%, to $698.9 million in 2001 from $708.9 million in 2000. The decrease was primarily a result of a decrease in weighted average yield rates to 6.51% in 2001 from 7.47% in 2000. This decrease was partially offset by higher levels of average invested assets ($11,031 million at year end 2001 as compared to $9,842 million at year end 2000).


Net Realized Investment Gains. Net realized investment gains were $29.1 million in 2001 and $4.3 million in 2000. Net investment gains are comprised of gross investment gains and gross investment (losses), respectively, of $100.5 million and $(71.4) million in 2001 and $29.3 million and $(25.0) million in 2000. These changes in gross realized investment gains and losses are related to our ongoing review of our investment portfolio positions which vary with market and economic conditions. We seek to offset investment losses realized from other than temporary impairments and portfolio repositioning with investment gains.


Included in the 2001 gross realized investment gains is $17.0 million resulting from the securitization of certain financial assets. Included in the gross realized investment losses are other than temporary declines in value of $24.1 million and $12.6 million in 2001 and 2000, respectively (including $15.4 million related to Enron in 2001).


Premiums. Premiums, which include premium revenues from traditional life, life contingent annuity contracts, and accident and health policies decreased $7.9 million or 6.8% to $108.4 million in 2001 from $116.3 million in 2000. This decrease was primarily a result of lower levels of renewal premiums on term and whole life policies.


Variable Product Fees. Variable product fees decreased $17.6 million to $131.1 million in 2001 from $148.7 million in 2000. The decrease in variable product fees primarily resulted from a decline in separate account values as a result of unfavorable conditions in the equity markets in 2001.


Other Income. Other income, which includes surrender fee income, decreased $8.4 million, or 17.1%, to $40.8 million in 2001 from $49.2 million in 2000. This decrease primarily relates to the recapture of certain credit accident and health reinsurance policies upon termination of a reinsurance arrangement with an affiliate, which resulted in a significant, non-recurring increase in other income in the 2000 period.


Interest Credited. Interest credited increased $1.2 million, or 0.2%, to $533.8 million in 2001 from $532.6 in 2000. This increase was a result of additional sales of GICs and funding agreements, life products and annuity products. The growth in interest credited reflected the increase in policy reserves for these products and higher average crediting rates.


Our weighted average crediting rates for annuities increased to 4.73% in 2001 from 4.69% in 2000. Our weighted average crediting rates for interest-sensitive life products increased to 5.75% in 2001 from 5.68% in 2000. Changes in our base crediting rates are implemented in response to changes in market conditions, the prevailing interest rate environment, contractual provisions and other factors. We monitor market conditions closely and reset interest crediting rates as deemed appropriate in accordance with the terms of the underlying contracts.


Benefits and Other Changes in Policy Reserves. Benefits and other changes in policy reserves include both activity related to future policy benefits on long-duration life products and health products as well as claim costs incurred during the year under such contracts. In addition, the bonus feature of our bonus variable annuity products is initially accounted for as a benefit. Benefits and other changes in policy reserves decreased $41.3 million to $182.3 million in 2001 from $223.6 million in 2000. This decrease was a result of lower sales of our bonus variable annuity products as well as a decline in whole life and term life sales.


Commission Expenses. Commission expense decreased $66.6 million, or 29.0%, to $162.7 million in 2001 from $229.3 million in 2000. This decrease was primarily a result of a decline in variable annuity sales. This decline in sales was attributable to unfavorable conditions in the equity markets which generally lowered demand for variable products.


General Expenses. General expenses increased $4.2 million, or 3.4%, to $129.0 million in 2001 from $124.8 million in 2000. This increase was primarily a result of increases in sales related expenses and certain training costs associated with our productivity initiatives.

Amortization of Intangibles, Net. Our intangible assets consist primarily of two components which result from our acquisition by GE Capital and the Harvest merger --


  (1) present value of future profits ("PVFP"), representing the estimated future gross profits in acquired insurance and investment contracts, and


  (2) goodwill, representing the excess of purchase price over the fair value of identified net assets.


Amortization of intangibles increased $6.3 million, or 14.4%, to $50.0 million in 2001 from $43.7 million in 2000. The increase primarily resulted from an adjustment to the PVFP amortization in 2000 to reflect an anticipated change in underlying gross profits of the variable annuity business. Adjustment to PVFP amortization occurs in the ordinary course of business.


Change in Deferred Acquisition Costs, Net. Deferred acquisition costs include costs and expenses that vary with and are primarily related to the acquisition of insurance and investment contracts. These costs and expenses include commissions, printing, underwriting, policy issuance costs and the bonus feature of certain variable annuity products. Under GAAP, these costs are deferred and recognized, over time, in relation to either the premiums or gross profits from the underlying contracts. The change in net deferred acquisition costs decreased $112.4 million, or 47.3%, to $125.3 million in 2001 from $237.7 million in 2000. This decrease is primarily a result of lower variable annuity sales.


Interest Expense. Interest expense increased $1.1 million, to $2.2 million in 2001 from $1.1 million in 2000. This increase related primarily to obligations to a third party reinsurer for payment of transferred assets. The effective date of this reinsurance transaction was retroactive, which required us to pay interest to the reinsurer on the value of assets transferred for the period from July 1, 2000 to the date of the transfer.


Provision for Income Taxes. Our provision for income taxes decreased $2.8 million or 3.8% to $70.1 million from $72.9 million in 2000. Our effective tax rate of 35.1% in 2001 was 4.2 percentage points higher than the effective tax rate of 30.9% in 2000. The higher effective tax rate in 2001 was primarily the result of an intercompany agreement with an affiliate which assumed, on a non-recourse basis, the liability for certain tax exposure items in 2000.


Net Income. Net income before cumulative effect of change in accounting principle was $129.6 million in 2001, a $33.5 million, or 20.5% decrease from 2000. The largest factor contributing to this decrease was the decline in fee revenue from our variable annuity product line. We did not experience material losses in connection with the events of September 11th.

Year Ended December 31, 2000 Compared to

Year Ended December 31, 1999

Net Investment Income. Net investment income increased $70.7 million, or 11.1%, to $708.9 million in 2000 from $638.2 million in 1999. The increase was primarily attributable to higher levels of average invested assets ($9,842 million at year end 2000 as compared to $8,690 million at year end 1999). This increase was partially offset by a decrease in weighted average yields to 7.47% in 2000 from 7.62% in 1999.


Net Realized Investment Gains. Net realized investment gains were $4.3 million in 2000 and $12.0 million in 1999. Net investment gains are comprised of gross investment gains and gross investment (losses), respectively, of $29.3 million and $(25.0) million in 2000 and $28.6 million and $(16.6) million in 1999. These changes in gross realized investment gains and losses are related to our ongoing review of our investment portfolio positions which vary with market and economic conditions. We seek to offset investment losses realized from other than temporary impairments and portfolio repositioning with investment gains.


Included in the gross realized investment losses are other than temporary declines in value of $12.6 million and $10.9 million in 2000 and 1999, respectively. Also included in the 1999 gross realized investment losses is $2.0 million resulting from the securitization of certain financial assets.


Premiums. Premiums, which include premium revenues from traditional life, life contingent annuity contracts, and accident and health policies decreased $7.6 million, or 6.1%, to $116.3 million in 2000 from $123.9 million in 1999. This decrease was primarily a result of a decline in whole life and group life sales resulting from the termination of two large accounts.


Variable Product Fees. Variable product fees increased $58.5 million to $148.7 million in 2000 from $90.2 million in 1999. This increase was primarily a result of growth in variable annuity fees attributable to the increase in separate account assets under management.


Other Income. Other income, which includes surrender fee income, increased $24.6 million, or 100.0%, to $49.2 million in 2000 from $24.6 million in 1999. This increase primarily relates to the recapture in 2000 of certain credit accident and health reinsurance upon termination of a reinsurance arrangement with an affiliate, the renegotiation of fee share agreements with mutual fund companies, and increased surrenders of our variable annuity products.


Interest Credited. Interest credited increased $91.8 million, or 20.8%, to $532.6 million in 2000 from $440.8 million in 1999. This increase was a result of additional sales of GICs and funding agreements, life products and annuity products. The growth in interest credited reflects the increase in policy reserves for these products and higher average crediting rates.


Our weighted average crediting rates for annuities increased to 4.69% in 2000 from 4.61% in 1999. Our weighted average crediting rates for interest-sensitive life products increased to 5.68% in 2000 from 5.61% in 1999. Changes in our base crediting rates are implemented in response to changes in market conditions, the prevailing interest rate environment, contractual provisions, and other factors. We monitor market conditions closely and reset interest crediting rates as deemed appropriate in accordance with the terms of the underlying contracts.


Benefits and Other Changes in Policy Reserves. Benefits and other changes in policy reserves includes both activity related to future policy benefits on long-duration life products and health products as well as claim costs incurred during the year under such contracts. In addition, the bonus feature of our bonus variable annuity products is initially accounted for as a benefit. Benefits and other changes in policy reserves. These amounts increased $8.9 million, or 4.1%, to $223.6 million in 2000 from $214.7 million in 1999, primarily as a result of an increase in sales of our bonus variable annuity products as well as a decline in whole life and term life sales.


Commission Expenses. Commission expense increased $37.2 million, or 19.4%, to $229.3 million in 2000, from $192.1 million in 1999. This increase was primarily a result of an increase in variable annuity sales attributable to the favorable conditions in the equity markets during the first part of 2000.


Amortization of Intangibles, Net. Our intangible assets consist primarily of two components which result from our acquisition by GE Capital and the Harvestmerger --


  (1) present value of future profits ("PVFP"), representing the estimated future gross profits in acquired insurance and investment contracts, and


  (2) goodwill, representing the excess of purchase price over the fair value of identified net assets.


Amortization of intangibles decreased $14.6 million, or 25.0%, to $43.7 million in 2000 from $58.3 million in 1999. The decrease primarily resulted from an adjustment to the PVFP amortization to reflect an anticipated change in underlying gross profits of the related business. Adjustment to PVFP amortization occurs in the ordinary course of business.


Change in Deferred Acquisition Costs, Net. Deferred acquisition costs include costs and expenses that vary with and are primarily related to the acquisition of insurance and investment contracts. These costs and expenses include commissions, printing, underwriting, policy issuance costs and the bonus feature of certain variable annuity products. The change in net deferred acquisition costs increased $58.6 million, or 32.7%, to $237.7 million in 2000 from $179.1 million in 1999. This increase was primarily a result of an increase in product sales of variable annuity products.


Interest Expense. Interest expense decreased $0.8 million, or 42.1%, to $1.1 million in 2000 from $1.9 million in 1999. This decrease related primarily to lower outstanding balances under our credit line with GNA Corporation.


Provision for Income Taxes. Our provision for income taxes increased $16.3 million, or 28.8% to $72.9 million in 2000 from $56.6 million in 1999. Our effective tax rate of 30.9% in 2000 was 3.5 percentage points lower than the effective tax rate of 34.4% in 1999. The lower effective tax rate in 2000 was primarily the result of an intercompany agreement with an affiliate which assumed, on a non-recourse basis, the liability for certain tax exposure items. Accordingly, the previously held reserves were no longer required.


Net Income. Net income before cumulative effect of change in accounting principal was $163.1 million in 2000, a $55.2 million, or 51.2% increase from 1999. The largest factor contributing to the increase was the higher fees earned in connection with our variable annuity products.



SEGMENT OPERATIONS

Wealth Accumulation and Transfer

The following table sets forth certain summarized financial data for our Wealth Accumulation and Transfer segment for the years ended December 31, 2001, 2000 and 1999.



                                                        For the Years Ended
                                                            December 31,
                                                      ------------------------
                                                        2001     2000    1999
                                                      -------- -------- ------
Revenues:
 Net investment income                                $  695.8 $  703.5 $634.2
 Net realized investment gains                            29.1      4.3   12.0
 Premiums                                                 48.2     55.3   67.8
 Other revenues                                          297.8    316.2  243.6
                                                      -------- -------- ------
 Total revenues                                        1,070.9  1,079.3  957.6
                                                      -------- -------- ------
Benefits and expenses:
 Interest Credited                                       533.8    532.6  440.8
 Benefits and other changes in policy reserves           140.3    182.7  176.2
 Other operating costs and expenses                      195.4    134.6  180.8
                                                      -------- -------- ------
 Total benefits and expenses                             869.5    849.9  797.8
                                                      -------- -------- ------
Income before income taxes, and cumulative effect of
 change in accounting principle (operating income)    $  201.4 $  229.4 $159.8
                                                      ======== ======== ======
------------------------------------------------------------------------------

Year Ended December 31, 2001 Compared to


Year Ended December 31, 2000


Total revenues in this segment decreased $8.4 million to $1,070.9 million for 2001 from $1,079.3 million in 2000. This decrease was primarily a result of lower fee income from our variable products. Among our principal product lines in this segment, sales of deferred variable annuities decreased 27.7% in 2001 to $2,279 million from $3,152 million in 2000. This decrease was primarily attributable to the unfavorable equity market performance in 2001. Sales of GICs and funding agreements decreased 18.8% to $1,547 million in 2001 from $1,904 million in 2000. This decrease was primarily a result of our reaching internal underwriting limits with some of our major customers. Sales of deferred fixed annuities increased to $99.2 million in 2001 from $1.2 million in 2000. The higher sales of deferred fixed annuities in 2001 were primarily attributable to sales of products designed for two national stock brokerage firms through which we had not previously sold fixed annuities.


Operating income from this segment represented 100.9% and 97.2% of our total operating income for the years ended December 31, 2001 and 2000, respectively. Our operating income from the Wealth Accumulation and Transfer segment decreased 12.2% in 2001 to $201.4 million from $229.4 million in 2000. These changes were attributable primarily to declining variable product fees earned on separate account assets as a result of the unfavorable conditions in the equity markets.


Year Ended December 31, 2000 Compared to


Year Ended December 31, 1999


Total revenues in the Wealth Accumulation and Transfer segment increased to $1,079.3 million in 2000 from $957.6 million in 1999, an increase of $121.7 million, primarily as a result of increases in net investment income and variable product fees. Among our principal product lines in this segment, sales of deferred variable annuities increased 29.1% in 2000 to $3,152 million from $2,442 million in 1999. This increase was primarily a result of the favorable conditions in the equity markets in the first part 2000 and higher demand for our bonus variable annuity product. Sales of GICs and funding agreements decreased 7.4% in 2000 to $1,904 million from $2,057 million in 1999. This decrease was a result of a general decline in demand for funding agreements. Sales of deferred fixed annuities declined 78.2% to $1.2 million in 2000 from $5.5 million in 1999. We did not actively market deferred fixed annuity products during these periods.


Operating income from this segment represented 97.2% and 97.1% of our total operating income for the years ended December 31, 2000 and 1999, respectively. Our operating income from this segment increased 43.6% in 2000 to $229.4 million from $159.8 million in 1999. The increase in 2000 was primarily attributable to increased fee income from our variable annuity products.


Lifestyle Protection and Enhancement

The following table sets forth certain summarized financial data for our Lifestyle Protection and Enhancement segment for the years ended December 31, 2001, 2000 and 1999.



                                                           For the Years Ended
                                                              December 31,
                                                          ----------------------
                                                           2001     2000   1999
                                                          -------  ------ ------
Revenues:
 Net investment income                                    $   3.1  $  5.4 $  4.0
 Premiums                                                    60.2    61.0   56.1
 Other revenues                                               0.2     7.7    0.2
                                                          -------  ------ ------
 Total revenues                                              63.5    74.1   60.3
                                                          -------  ------ ------
Benefits and expenses:
 Interest credited, benefits and other changes in policy
  reserves                                                   42.0    40.9   38.5
 Other operating costs and expenses                          23.2    26.6   17.1
                                                          -------  ------ ------
 Total benefits and expenses                                 65.2    67.5   55.6
                                                          -------  ------ ------
 Income (loss) before income taxes, and cumulative
  effect of change in accounting principle (operating
  income (loss))                                          $  (1.7) $  6.6 $  4.7
                                                          =======  ====== ======
--------------------------------------------------------------------------------


Year Ended December 31, 2001 Compared to


Year Ended December 31, 2000


Total revenues decreased in the Lifestyle Protection and Enhancement segment decreased $10.6 million, or 14.3% in 2001 to $63.5 million from $74.1 million in 2000. This decrease resulted from a decline in other revenues caused by the recapture in 2000 of certain credit accident and health reinsurance previously ceded to an affiliate which resulted in a significant, non-recurring increase in other income in the 2000 period.


Operating (loss) income from this segment represented (0.9)% and 2.8% of our total results for the years ended December 31, 2001 and 2000, respectively. Our operating income (loss) from this segment decreased 125.8% in 2001 to $(1.7) million from $6.6 in 2000. This decrease resulted from a decline in other revenues caused by the recapture of credit accident and health reinsurance as described above, which resulted in a significant, non-recurring increase in other income in the 2000 period.


Year Ended December 31, 2000 Compared to


Year Ended December 31, 1999


Revenues increased for the Lifestyle Protection and Enhancement segment in 2000 to $74.1 million from $60.3 million in 1999, a 22.9% increase, primarily as a result of an increase in accident and health sales and the recapture in 2000 of certain credit accident and health reinsurance previously ceded to an affiliate, which resulted in a significant, non-recurring increase in other income in 2000.


Operating income from this segment represented 2.8% and 2.9% of our total results for the years ended December 31, 2000 and 1999, respectively. Our operating income from this segment increased 40.4% in 2000 to $6.6 million from $4.7 million in 1999. The increase is primarily a result of the recapture of certain credit accident and health reinsurance in 2000 described above, offset by an increase in commissions paid associated with our Medicare supplement product line.

Capital Resources and Liquidity


STATEMENT OF FINANCIAL POSITION

Total Investments. Total investments increased $1,123.7 million, or 10.5%, to $11,779.1 million at December 31, 2001 from $10,655.4 million at December 31, 2000. The increase is primarily a result of growth in invested assets from additional sales of GICs and funding agreements.


Separate Account Assets and Liabilities. Separate account assets and liabilities represent funds held for the exclusive benefit of variable annuity and variable life contractholders. As of December 31, 2001, we held $8,994.3 million of separate account assets. The decrease of $1,398.9 million, or 13.5%, from $10,393.2 million at December 31, 2000 was related primarily to lower sales and the overall decreased market value of the underlying investment funds.


Future Annuity and Contract Benefits. Future annuity and contract benefits increased $1,041.0 million, or 10.5%, to $10,975.3 million at December 31, 2001 from $9,934.3 million at December 31, 2000. The increase resulted primarily from growth in reserves as a result of increased sales of GICs and funding agreements.


INTEREST RATE MANAGEMENT

Interest rate changes may have temporary effects on the sale and profitability of our annuity, universal life, and other investment products. For example, if interest rates rise, competing investments (such as annuities or life insurance offered by our competitors, certificates of deposit, mutual funds and similar instruments) may become more attractive to potential purchasers of our products. We may be forced to adjust certain crediting rates on our line of products in order to meet competitive pressures. We constantly monitor interest earnings on existing assets and yields available on new investments and sell policies and annuities that permit flexible responses to interest rate changes as part of our management of interest spreads.


Interest rate and currency risk management is important in our normal business activities. We use derivative financial instruments to mitigate or eliminate certain financial and market risks, including those related to changes in interest rates and currency exchange rates. As a matter of policy, we do not engage in derivatives trading, derivatives market-making, or other speculative activities. More detailed information regarding these financial instruments, as well as the strategies and policies for their use, is contained in Notes 1 and 11 to the Consolidated Financial Statements.


We manage our exposure to changes in interest rates, in part, by matching the duration of our investment portfolio with our liabilities. Established practices require that derivative financial instruments relate to specific asset or liability transactions or to currency exposure, if any.

We are exposed to prepayment risk in certain of our business activities, such as in our investment portfolio and annuities activities. We use interest rate swaps, swaptions and option-based financial instruments to mitigate prepayment risk. These instruments generally behave based on limits ("floors") on interest rate environment. These swaps, swaptions and option-based instruments are governed by the credit risk policies described below and are transacted in either exchange-traded or over-the-counter markets.


Counterparty credit risk is managed at our parent company's level, on an individual counterparty basis, which means that gains and losses are netted for each counterparty to determine the amount at risk. When a counterparty exceeds credit exposure limits in terms of amounts due to the Company, typically as a result of changes in market conditions (see table below), no additional transactions are executed until the exposure with that counterparty is reduced to an amount that is within the established limit. All swaps are executed under master swap agreements containing mutual credit downgrade provisions that provide the ability to require assignment or termination in the event either party is downgraded below A3 or A-.


All swaps, purchased options and forwards with contractual maturities longer than one year are conducted within the credit policy constraints provided in the table below.



                                               Credit rating
     Counterparty Credit Criteria            Standard & Poor's
     ----------------------------            -----------------
     Term of transaction
      Between one and five years............       AA-
      Greater than five years...............       AAA
     Credit exposure limits
      Up to $50 million.....................       AA-
      Up to $75 million.....................       AAA
--------------------------------------------------------------


The conversion of interest rate and currency risk into credit risk results in a need to monitor counterparty credit risk actively. At December 31, 2001 and 2000, there were no notional amounts of long-term derivatives for which the counterparty credit criteria was rated below A3/AA-.


Following is an analysis of credit risk exposures as of December 31:


 Percentage or Notional Derivative Exposure by Counterparty Credit Rating



     Standard & Poor's                                    2001
     -----------------                                    ----
     AAA................................................. 100%
     AA..................................................   0%
--------------------------------------------------------------


The U.S. Securities and Exchange Commission requires that registrants provide information about potential effects of changes in interest rates. Although the rules offer alternatives for presenting this information, none of the alternatives is without limitations. The following discussion is based on so-called "shock-tests," which model effects of interest rate and currency shifts on the reporting company. Shock tests, while probably the most meaningful analysis permitted, are constrained by several factors, including the necessity to conduct the analysis based on a single point in time and by their inability to include the extraordinarily complex market reactions that normally would arise from the market shifts modeled. While the following results of shock tests for changes in interest rates may have some limited use as benchmarks, they should not be viewed as forecasts.


One means of assessing exposure to interest rate changes is a duration-based analysis that measures the potential loss in net earnings resulting from a hypothetical decrease in interest rates of 100 basis points across all maturities. Under this model, with all else constant, it is estimated that such a decrease, including repricing effects in the securities portfolio, would not significantly impact 2002 earnings based on our current derivative positions.

STATEMENT OF CHANGES IN SHAREHOLDERS' INTEREST

Shareholders' interest increased $107.5 million to $1,582.2 million at December 31, 2001 from $1,474.7 million at December 31, 2000. This increase was largely attributed to net income during the year of $123.9 million partially offset by dividends declared and paid of $9.6 million.


Adoption of SFAS No. 133 reduced equity by $8.1 million for the year ended December 31, 2001, including $7.8 million at the date of adoption. Further information about this accounting change is provided in Notes 1 and 11 to the Consolidated Financial Statements.


LIQUIDITY

The principal liquidity requirements for our insurance operations are our contractual obligations to contractholders and annuitants. Contractual obligations include payments of claims under outstanding insurance policies and annuities, contract withdrawals and surrender benefits. The primary sources for meeting these contractual obligations are investment activities and cash generated from operating activities. In addition, to meet short-term variations in contractual obligations, we maintain cash and short-term investments. We also maintain a credit line with an indirect parent, GNA Corporation, to provide liquidity to meet normal variation in cash requirements.


For the years ended December 31, 2001, 2000 and 1999 cash flows provided by operating and certain financing activities were $1,075.1 million, $1,414.1 million, and $1,325.7 million, respectively. These amounts include net cash provided by financing activities relating to investment contract issuances accounted for as deposit liabilities under U.S. GAAP and redemptions of $554.9 million, $327.6 million and $1,124.2 million for the years ended December 31, 2001, 2000 and 1999, respectively.


The nature and quality of the various types of investments purchased by a life insurance company must comply with the statutes and regulations imposed by the various jurisdictions in which those entities are incorporated. Following is a breakdown of the credit quality of the our fixed maturity portfolio at December 31, 2001.



     BBB/Baa or above  86.6%
     BB/Ba and below    4.2%
     Not rated          9.2%
                       -----
     Total portfolio    100%
                       =====
----------------------------


Certain securities, such as private placements, have not been assigned a rating by any rating service and are, therefore, categorized as "not rated".


Certain of our products contain provisions for penalty charges for surrender of the policy. At December 31, 2001 and 2000, approximately 74% and 80%, respectively, of our annuity contracts were subject to surrender penalties or contained non-surrender provisions. Certain of our funding agreements have termination provisions. We have established a line of credit with GNA Corporation to provide liquidity in the event of an unusual level of early terminations.


Insurance companies are restricted by states as to the aggregate amount of dividends they may pay to their parent in any consecutive twelve-month period without regulatory approval. Dividends in excess of the prescribed limits or the earned surplus are deemed extraordinary and require formal state insurance department approval. We are able to pay $58.4 million in dividends in 2002 without obtaining regulatory approval. See "Insurance Regulation -- Regulation at State Level."


Off-balance sheet arrangements are used to improve liquidity and optimize allocation of the our investment portfolio. One of the most common forms of off-balance sheet arrangements is asset securitization. We use GE Capital sponsored and third party entities to facilitate asset securitizations. As part of this strategy, management considers the relative risks and returns of its alternatives and predominately uses GE Capital sponsored entities. Management believes these transactions could be readily executed through third party entities at insignificant incremental cost.


The discussion below describes GE Capital sponsored and qualifying special purpose entities.


Structure. Our current securitization process uses entities that meet the accounting criteria for Qualifying Special Purpose Entities ("qualifying entities"). Among other criteria, a qualifying entity's activities must be restricted to passive investment in financial assets and issuance of beneficial interests in those assets. Under U.S. GAAP, entities meeting these criteria are not consolidated in the sponsor's financial statements. We sell selected financial assets to the qualifying entities. Examples to date have included policy loans and commercial mortgage loans. On the whole, the credit quality of such assets is equal to or higher than the credit quality of similar assets in which we own.


Qualifying entities raise cash by issuing beneficial interests (rights to cash flows from the assets) primarily to GE Capital-sponsored special purpose entities that issue highly-rated commercial paper to third-party large institutional investors. GE Capital's sponsored special purpose entities use commercial paper proceeds to obtain beneficial interests in the financial assets of qualifying entities, including qualifying entities that have acquired financial assets from us, as well as financial assets originated by multiple third parties.


In accordance with its contractual commitments to the qualifying entities, we thoroughly underwrite and service the associated assets which we transfer. Support activities include ongoing review, credit monitoring and collection activities to ensure that the financial assets meet strict investment risk criteria the same support activities that we employ for our own assets.


The following table summarizes the current balance of assets which we have sold to qualifying entities.



                                   December 31
                                 ---------------
                                  2001    2000
                                 ------- -------
                                  (in millions)
     Receivables-secured by:
      Commercial Mortgage Loans  $186.80 $   --
      Other receivables           126.60  137.50
                                 ------- -------
       Total receivables         $313.40 $137.50
                                 ======= =======
------------------------------------------------


Each of the categories of assets shown in the table above represents portfolios of assets that are highly-rated. Examples of each category follow: commercial mortgage loans -- loans on diversified commercial property; other receivables -- primarily policy loans.


None of these GE Capital sponsored special purpose entities or qualifying entities are permitted to hold GE stock and there are no commitments or guarantees that provide for the potential purchase of GE stock. These entities do not engage in speculative activities of any description and are not used to hedge any GE positions. Under GE integrity policies, none of our employees or an employee of any other GE company is permitted to invest in any GE Capital sponsored or qualifying entity.

Support. Financial support for certain qualifying entities, including those involving us, is provided under credit support agreements, in which our direct parent, GE Financial Assurance, provides limited recourse for a maximum of $42.0 million of credit losses in such qualifying entities. We do not provide any such recourse. Assets with credit support are funded by demand notes that are further enhanced with support provided by GE Capital.


Management has extensive experience in evaluating economic, liquidity and credit risk. In view of this experience, the high quality of assets in these qualifying entities, the historically robust quality of commercial paper markets, the historical reliability of controls applied both to asset servicing and to activities in the credit markets, management believes that, under any reasonable future economic developments, the likelihood is remote that any such arrangements could have other than an inconsequential negative effect on our operations, cash flows or financial position.


Sales of securitized assets to qualifying entities may result in a gain or loss based on the difference between sale proceeds, the allocated carrying amount of net assets sold, the fair value of any servicing rights and an allowance for losses. Sales resulted in net gains on securitizations of approximately $17 million in 2001. There were no net realized gains or losses in 2000. The sale in 1999 resulted in a net realized loss of $2 million. The net realized gains and losses are included in net realized gains within our Consolidated Statements of Income.


Accounting outlook. U.S. GAAP specifies the conditions that we observe in not consolidating qualifying entities. Accounting for special purpose entities is under review by the Financial Accounting Standards Board, and their non-consolidated status may change as a result of these reviews.


Summary. The special purpose entities described above meet our economic objectives for their use while complying with U.S. GAAP. In the event that accounting rules change in a way that adversely affects sponsored entities, alternative securitization techniques would likely serve as a substitute at insignificant incremental cost.


Timing of our contractual commitments (in millions) related to leases follow.


     2002              2003                       2004                       2005                       2006
     ----              ----                       ----                       ----                       ----
     $0.5              $0.4                       $0.2                       $0.1                       $--
------------------------------------------------------------------------------------------------------------

Critical Accounting Policies


High-quality financial statements require rigorous application of high-quality accounting policies. The policies discussed below are considered by management to be critical to an understanding of the Company's financial statements because their application places the most significant demands on management's judgement, with financial reporting results relying on estimation about the effect of matters that are inherently uncertain. Refer to Note 1 in the accompanying Consolidated Financial Statements for discussion regarding the Company's accounting policies as they relate to the types of products offered. Specific risks for these critical accounting policies are described in the following paragraphs. For all these policies, management cautions that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.


Impairment of investment securities results in a charge to operations when a market decline below cost is other than temporary. Management regularly reviews each investment security for impairment based on criteria that include the extent to which cost exceeds market value, the duration of that market decline and analysis on the financial health of and specific prospects for the issuer. The Company's debt and equity securities amounted to $10,577.4 million at year-end 2001. Gross unrealized gains and losses included in that carrying amount related to debt securities were $186.8 million and $228.0 million, respectively. Gross unrealized gains and losses of equity securities were $4.8 million and $0.2 million, respectively. Of those securities whose carrying amount exceeds fair value at year-end 2001, and based on application of the Company's accounting policy for impairments, approximately $64 million of portfolio value is at risk of being charged to earnings in 2002. The Company actively performs comprehensive market research, monitors market conditions and segments its investments by credit risk in order to minimize impairment risks. Further information is provided in Notes 1 and 2 to the Consolidated Financial Statements.


Deferred acquisition costs and other intangible assets represent costs that are deferred or assets that are acquired and charged to expense in relation to the anticipated emergence of profits over the estimated lives of the underlying insurance contracts. Other intangible assets include assets acquired in purchase business combinations; principally, PVFP. As of year-end 2001, the Company has $1,206.7 million in deferred acquisition costs and other intangible assets. Measurement of amortization expense for both deferred acquisition costs and other intangible assets is based on accepted actuarial methodologies and assumptions about mortality, morbidity, lapse rates and future yield on related investments. Management regularly reviews the potential for changes in these estimates, both positive and negative, and uses the results of these evaluations both to adjust recorded amortization expense and to adjust underwriting criteria, product offerings and compensation to the various channels of distribution. Further information on these assets is provided in Notes 1, 3 and 4 to the Consolidated Financial Statements.


Measurement of long-duration insurance liabilities (such as accident and health and whole life policies) is based on accepted actuarial techniques, which include required assumptions about mortality, lapse rates and future yield on related investments. The Company's insurance liabilities, reserves and policyholder benefits totaled approximately $11,255.7 million at year-end 2001. Management continually evaluates the potential changes in benefits and loss estimates, both positive and negative, and uses the results of these evaluations both to adjust recorded provisions and to adjust underwriting criteria and product offerings. Further information about insurance liabilities is provided in Note 6 to the Consolidated Financial Statements.


Other significant accounting policies, not involving the same level of measurement uncertainties as those discussed above, are nevertheless important to an understanding of the financial statements. Policies related to revenue recognition, financial instruments and consolidation policy require difficult judgements on complex matters that are often subject to multiple sources of authoritative guidance. Certain of these matters are among topics currently under reexamination by accounting standard setters and regulators. Although no specific conclusion reached by these standard setters appear likely to cause a material change in the Company's accounting policies, outcomes cannot be predicted with confidence. Also, see Note 1 to the Consolidated Financial Statements, Significant Accounting Policies, which discusses significant accounting policies that must be selected by management when there are acceptable alternatives.

New Accounting Standards


SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and other Intangible Assets, modify the accounting for business combinations, goodwill and identifiable intangible assets. As of January 1, 2002, all goodwill and indefinite-lived intangible assets must be tested for impairment, and, if necessary, a transition adjustment will be recognized. Management does not believe there will be any goodwill impairment under these new standards. Amortization of goodwill will cease as of January 1, 2002, and thereafter, all goodwill must be tested at least annually for impairment. The effect of the non-amortization provision on 2002 operations will be affected by 2002 acquisitions, if any, and cannot be forecast, but if these rules had applied to goodwill in 2001, management believes that full-year 2001 net earnings would have increased by approximately $7 million.

Quantitative and Qualitative Disclosures About Market Risk, Interest Rate and Currency Risk Management


Information about potential effects of changes in interest rates on the Company is discussed in the Interest Rate Management section.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Set forth below are the names and addresses of the persons who beneficially own more than 5% of the Company's common or preferred stock.

                       Name and Address of             Amount and Nature of         Percent
  Title of Class        Beneficial Owner               Beneficial Ownership         of Class
  --------------   --------------------------- ------------------------------------ --------
 Common Stock,     General Electric Company/1/ 24,851 shares/2/                      96.9%
  par value $1,000                             owned beneficially through two
  per share                                    wholly-owned subsidiaries
--------------------------------------------------------------------------------------------
 Series A          General Electric Company/1/ 120,000 shares/3/                     100%
  Preferred Stock,                             owned beneficially through a wholly-
  par value $1,000                             owned subsidiary
  per share
--------------------------------------------------------------------------------------------

 /1/ The address of GE is 3135 Easton Turnpike, Fairfield, CT 06431.


 /2/ The shares of the Company's common stock listed above are owned directly by two indirect wholly-owned subsidiaries of GE, GE Capital Assurance and Federal. GE Capital Assurance owns approximately 85.2% of the outstanding shares of the Company and Federal owns approximately 11.7% of the outstanding shares of the Company. Together, GE Capital Assurance and Federal have complete voting and investment power with respect to the shares listed above.


 /3/ All of the issued and outstanding shares of preferred stock are owned directly by an indirect wholly-owned subsidiary of GE, GE Financial Assurance Holdings, Inc., which has sole investment control over the shares listed above. Shares of the Company's preferred stock have no voting rights.

Employees

At December 31, 2001 we had approximately 845 employees. Most employees are covered by contributory medical and long-term disability insurance plans. Company paid dental and group life are also available. In addition, substantially all of the employees are covered by a pension plan, as discussed below, and a 401(k) Plan. We also match a portion of contributions to our 401(k) Plan.


EXECUTIVE OFFICERS AND DIRECTORS

We are managed by a board of directors. The following table sets forth the name, age (as of January 4, 2002), and principal occupations during the past five years of each of our executive officers and directors.



 Frank T. Gencarelli  47 Executive Vice President, Retirement Services Group,
                         GE Life and Annuity Assurance Company since January
                         2002; President of Income Distribution Group 2000-
                         2001; BGA Channel Leader, IBG 1997-2000; Senior Vice
                         President, Sales and Marketing, First Colony Life
                         1992-1997; President AON Financial Institution
                         Services 1991-1992.

 Kelly L. Groh        33 Senior Vice President and Chief Financial Officer of
                         GE Life and Annuity Assurance Company since January
                         2002; Business Planning and Analysis Manager, March
                         2001-December 2001; Vice President and Controller,
                         August 1998-March 2001; Senior Analyst, March 1996-
                         August 1998; Manager at PricewaterhouseCoopers, 1990-
                         1996.

 Paul A. Haley        44 Senior Vice President and Chief Actuary since November
                         2001; Vice President Product Development, October
                         1999-November 2001; Vice President and Chief Actuary,
                         Colonial Life and Accident Insurance Company, August
                         1997-July 1999; Vice President and Assistant Actuary,
                         Prudential Insurance Company of America, October 1991-
                         July 1997; Actuarial Director, Prudential Insurance
                         Company of America, December 1988-September 1991.

 Rose A. Hampton      53 Senior Vice President and Servicing Leader, GE Life
                         and Annuity Assurance Company since August 1999; Vice
                         President of GE Financial Assurance Quality, October
                         1997-August 1999; Quality Leader of GEC Auto Dealers
                         Services, January 1996-September 1997; Manager
                         Operations, Insurance Services Group, November 1992-
                         January 1996; Manager, Collateral Protection Programs,
                         GEC Insurance Services, September 1990-November 1992.

 Donita M. King       47 Senior Vice President, General Counsel and Secretary,
                         GE Life and Annuity Assurance Company since March
                         1999; Associate General Counsel, Prudential Insurance
                         Company of America, March 1989-March 1999.

 Susan M. Mann        45 Vice President and Controller, GE Life and Annuity
                         Assurance Company since April 2001; Vice President and
                         Controller, AMF Bowling, Inc. July 1998-December 2000;
                         Chief Financial Officer, World Access, Inc. (provider
                         of travel insurance, assistance and financial market
                         enhancement related products and services) April 1991-
                         July 1998.

 Gary T. Prizzia(1)   39 Treasurer, GE Life and Annuity Assurance Company since
                         January 2000; Assistant Treasurer GE Financial
                         Assurance Holdings, Inc. (an affiliate) since January
                         2000; Treasurer/Risk Manager, Budapest Bank, October
                         1996-January 2000.

 Elliot A. Rosenthal  50 Director, GE Life and Annuity Assurance Company since
                         June 2000; Senior Vice President of GE Life and
                         Annuity Assurance Company since 1996.

 Leon E. Roday(2)      47 Director, GE Life and Annuity Assurance Company since
                          June 1999; Senior Vice President, GE Life and Annuity
                          Assurance Company since May 1998; Director, Senior
                          Vice President, General Counsel and Secretary, GE
                          Financial Assurance Holdings, Inc. (an affiliate)
                          since 1996.

 Pamela S. Schutz      47 Director and President, GE Life and Annuity Life
                          Assurance Company since May 1998; Chief Executive
                          Officer, GE Life and Annuity Assurance Company since
                          June 2000; President, The Harvest Life Insurance
                          Company May 1997-November 1998; President, GE Capital
                          Commercial Real Estate (an affiliate) May 1994-
                          November 1998.

 Geoffrey S. Stiff     49 Director, GE Life and Annuity Assurance Company since
                          May 1996; Senior Vice President, GE Life and Annuity
                          Assurance Company since March 1999; Vice President,
                          GE Life and Annuity Assurance Company May 1996-March
                          1999; Director and Chief Executive Officer of General
                          Electric Capital Assurance Company (an affiliate)
                          since 1996.

 Thomas M. Stinson(3)  38 Director and Senior Vice President, GE Life and
                          Annuity Assurance Company since April 2000;
                          President, Personal Financial Services of GE Life and
                          Annuity Assurance Company since 1998 and Long Term
                          Care (2001) of GE Life and Annuity Assurance Company;
                          General Manager of Home Depot Credit Services
                          Account, GE Card Services (an affiliate) 1993-1998.





The principal business address of each person listed, unless otherwise indicated, is GE Life and Annuity Assurance Company, 6610 W. Broad Street, Richmond, Virginia 23230.



(1) The principal business address for Mr. Prizzia is GE Financial Assurance Holdings, Inc., 6620 W. Broad Street, Richmond, Virginia 23230.


(2) The principal business address for Mr. Roday is GE Financial Assurance Holdings, Inc., 6620 W. Broad Street, Richmond, Virginia 23230.

(3) The principal business address for Mr. Stinson is GE Financial Assurance, 1650 Los Gamos Drive, San Rafael, CA 94903.



Executive officers serve at the pleasure of the Board of Directors and directors are elected annually by GE Life and Annuity Assurance Company's shareholders.

MANAGEMENT OWNERSHIP OF GENERAL ELECTRIC COMPANY STOCK

None of our directors or Named Executives (as defined under "Executive Compensation," below) owns any shares of common stock, preferred stock or other equity securities issued by us or by any of our affiliates, other than GE. Set forth below are the shares of GE common stock and restricted stock (including stock, restricted stock and deferred stock "units") beneficially owned by the directors and Named Executives of the Company, as defined below, and by all directors and executive officers as a group, in each case as of January 4, 2002, along with a description of the nature of such beneficial ownership:


                             Security Ownership of
                        Directors and Executive Officers


                                  Amount of
                             GE Common Stock and
                             Nature of Beneficial Percentage of Outstanding
Name                             Ownership/1/            GE Stock/6/
---------------------------------------------------------------------------
Frank T. Gencarelli                 21,912                   --
Kelly L. Groh                        5,097                   --
Paul A. Haley                        4,120                   --
Rose A. Hampton                     16,220                   --
Donita M. King                       3,790                   --
Gary T. Prizzia                      9,450                   --
Leon E. Roday                       73,228/2/                --
Elliot A. Rosenthal                 12,111/5/                --
Pamela S. Schutz                   250,553/3/                --
Geoffrey S. Stiff                  259,024/4/                --
Thomas M. Stinson                   51,289                   --
All Directors and Executive
 Officers as a Group -- 12
 total                             706,866                   --
---------------------------------------------------------------------------


 /1/ As to shares beneficially owned, each person has sole voting and investment power. This table includes the following shares which are subject to acquisition within 60 days of January 4, 2002 by the exercise of outstanding stock options: Ms. King, 600 shares; Mr. Roday, 6000 shares; Mr. Rosenthal, 1,875 shares; Ms. Schutz, 57,750 shares; Mr. Stiff, 211,500 shares and Mr. Stinson, 24,750 shares; Mr. Gencarelli, 3,000 shares; Mr. Haley, 600 shares; Ms. Hampton, 4,125 shares; Mr. Prizzia, 2,400 shares; and Ms. Groh, 450 shares.


     Where applicable, "share" amounts include deferred stock units, stock units, and restricted stock units (i.e., still subject to certain lapse-of-time and continued service restrictions). Stock units, restricted stock units and deferred stock units are non-transferable accounting-entry "units," the value of which is the same as the value of the corresponding number of shares of GE common stock.


 /2/ Of the amounts shown for Mr. Roday, 15,000 are restricted stock. Mr. Roday has no voting or investment power as to the restricted stock units listed above.


 /3/ Of the amounts shown for Ms. Schutz, 5,143 shares are deferred stock units, 6,000 are vested stock units, and 55,000 are restricted stock. Ms. Schutz has no voting or investment power as to the stock units, restricted stock units and deferred stock units listed above.


 /4/ Of the amounts shown for Mr. Stiff, 6,825 shares are deferred stock units.
     Mr. Stiff has no voting or investment power as to the deferred stock units listed above.


 /5/ Of the amounts shown for Mr. Rosenthal, 1,403 shares are personal stock units.


 /6/ Each of these amounts represents less than 1% of the outstanding shares of common stock of GE as of January 4, 2002.

Executive Compensation
Our executive officers also serve as executive officers and/or directors of one or more affiliate companies of GE Financial Assurance. Compensation allocations are made as to each individual's time devoted to duties as an executive officer of our affiliates and us. All of our directors are also employees of one or more affiliates of GE Financial Assurance and receive no compensation in addition to their compensation as employees. We participate in GE's deferred compensation plan whereby our directors and Named Executives, among others may voluntarily elect to defer to a specified date receipt of a portion of their earned income.

The following table sets forth certain information regarding the portion of compensation paid to the Chief Executive Officer and our four most highly compensated executive officers (collectively, the "Named Executives") for services provided to the Company during or with respect to fiscal year 2001.

SUMMARY COMPENSATION TABLE/1/



                                                             Long-Term Compensation
                                                         -------------------------------
                                  Annual Compensation           Awards          Payout
                               ------------------------- --------------------- ---------
                                                  Other             Securities             All
                                                 Annual  Restricted Underlying            Other
                                                 Compen-   Stock     Options/    LTIP    Compen-
        Name and                Salary   Bonus   sation    Awards      SARs    Payout(s) sation
   Principal Position     Year   ($)     ($)/2/  ($)/3/    ($)/4/       (#)/5/    ($)    ($)/6/
------------------------------------------------------------------------------------------------
Frank T. Gencarelli
 Senior Vice President    2001 $103,740 $ 70,300     0           0     2,850        0    $ 3,093
Paul A. Haley
 Senior Vice President    2001 $ 88,433 $ 42,000     0           0       700        0    $ 3,332
Rose A. Hampton
 Senior Vice President    2001 $103,684 $ 50,400     0           0     2,520        0    $ 4,794
Pamela S. Schutz
 Chairman, President and
 Chief Executive Officer  2001 $217,600 $329,800     0    $668,950    28,560        0    $12,812
Geoffrey S. Stiff
 Senior Vice President    2001 $104,276 $ 92,250     0           0     2,025        0    $12,232
------------------------------------------------------------------------------------------------


 /1/ All amounts shown on this table have been prorated to account for the amount of the relevant Named Executive's time that is allocable to performing services for the Company.


 /2/ Includes amounts deferred at the election of the relevant Named Executive as follows: Ms. Schutz, $82,450 and Mr. Stiff, $46,125.

 /3/ The perquisites or other benefits received by each of the Named Executives did not exceed the lesser of $50,000 or 10% of his or her base salary and annual bonus during the period reported and, therefore, are not required to be reported in the table.


 /4/ This column shows the market value of restricted stock unit (RSU) awards on the date of grant. The Compensation Committee of GE periodically grants restricted stock or RSUs to executives of the Company. The restrictions on the RSUs awarded to Ms. Schutz lapse as follows: restrictions on 25% of the RSUs awarded lapse after 3 years from the date of the award; restrictions on an additional 25% of the RSUs awarded lapse after 7 years from the date of the award; and the restrictions on the remaining 50% of the RSUs awarded lapse upon age 65. Regular quarterly dividends or dividend equivalents are paid on restricted stock and RSUs during the period of restriction. As of December 31, 2002, Ms. Schutz owned 55,000 RSUs with a value of $2,204,400.


 /5/ Options allow the holder to purchase shares of GE common stock at an exercise price equal to the fair market value of GE common stock on the date of grant. Options typically have a ten-year term and vest according to the following schedule: 50% of the options vest after three years from the date of grant; the remaining 50% of the options vest after five years from the date of grant.


 /6/ Includes amounts contributed to employee benefit plans by the registrant on behalf of the Named Executive as follows: Ms. Schutz, $4,046; Mr. Stiff, $2,677, Mr. Gencarelli, $2,261; Ms. Hampton, $3,332; and Mr. Haley $3,332. Also includes above-market interest calculated with respect to compensation deferred at the election of the Named Executives as follows:
     Ms. Schutz, $6,069; and Mr. Stiff, $8,382. The remaining amounts represent premiums paid by us under insurance policies covering the relevant Named Executive as follows: Ms. Schutz, $2,696; Mr. Stiff, $1,172;
     Mr. Gencarelli, $832; and Mr. Hampton $1,462.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

The following table sets forth information regarding the stock options granted to Named Executives during 2001. We do not grant any stock appreciation rights.


                                                                          Potential
                                                                     Realizable Value at
                                                                       Assumed Annual
                                                                       Rates of Stock
                                                                     Price Appreciation
                                                                             for
                         Individual Grants                               Option Term
-------------------------------------------------------------------- -------------------
                      Number of    % of Total
                      Securities  Options/SARs
                      Underlying   Granted to   Exercise
                     Options/SARs Employees in  or Base
                      Granted/1/     Fiscal      Price    Expiration
Name                      (#)       Year/2/    ($/Shares)  Date/3/    5%($)     10%($)
----------------------------------------------------------------------------------------
Frank T. Gencarelli      1,900      0.0047%      $43.75    7/26/11   $ 52,269 $  132,487
                           950                   $35.48    9/26/11   $ 21,195 $   53,723
Paul A. Haley              840      0.0021%      $43.75    7/26/11   $ 23,108 $   58,573
                           420                   $35.48    9/26/11   $  9,370 $   23,751
Rose A. Hampton          1,680      0.0042%      $43.75    7/26/11   $ 46,217 $  117,146
                           840                   $35.48    9/26/11   $ 18,740 $   47,502
                        19,040
Pamela S. Schutz                    0.0470%      $43.75    7/26/11   $523,790 $1,327,659
                         9,520                   $35.48    9/26/11   $212,391 $  538,356
Geoffrey S. Stiff        1,350      0.0033%      $43.75    7/26/11   $ 37,139 $   94,136
                           670                   $35.48    9/26/11   $ 15,059 $   38,171
----------------------------------------------------------------------------------------


 /1/ The options listed above have been pro-rated according to the amount of the Named Executive's time allocable to performing services for the Company.


 /2/ GE granted options and SARs representing 60,776,827 shares to employees in fiscal year 2001.


 /3/ Options typically have a ten-year term and vest according to the following schedule: 50% of the options vest after three years from the date of grant; the remaining 50% of the options vest after five years from the date of grant.

AGGREGATED OPTION/SAR EXERCISES IN 2001 AND YEAR-END OPTION/SAR VALUES

As noted above, none of the Named Executives own any stock appreciation rights. The following table sets forth the value of the stock options held by the Named Executives based upon the value of GE's common stock as of December 31, 2001.


                                                                    Value of
                                                 Number of         Unexercised
                                                Unexercised       In-the-Money
                                              Options Held at    Options Held at
                                                December 31,      December 31,
                                                    2001             2001/1/
                                              ---------------- -------------------
                       Shares
                      Acquired      Value     Exercis- Unexer-  Exercis-  Unexer-
Name                 on Exercise Realized ($)   able   cisable    able    cisable
----------------------------------------------------------------------------------
Frank T. Gencarelli        --            --     3,000  18,500  $   30,427 $ 41,927
Paul A. Haley              --            --       600   3,150  $        0 $  3,450
Rose A. Hampton            --            --     4,125  10,125  $   68,720 $ 35,719
Pamela S. Schutz       21,000      $716,570    57,750  93,750  $1,620,434 $211,986
Geoffrey S. Stiff          --            --   211,500  30,000  $6,306,869 $228,066
----------------------------------------------------------------------------------


 /1/ Based on the closing price on the New York Stock Exchange Composite
     Transactions ("NYSE") of GE's Common Stock. On December 31, 2001 the closing price was $40.08. The options and potential realizable value of those options have not been adjusted to account for the percentage of the relevant Named Executive's time allocable to performing services for the Company.


LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

None of the Named Executives received any payment during 2001 under any long-term incentive plan maintained by us or our affiliates with respect to a performance period longer than one year.


OTHER PLANS AND ARRANGEMENTS

Retirement Benefits. The table below illustrates the annual pension benefits payable to executive officers under the GE Pension Plan. The table also reflects the Excess Benefit Plan that we have established to provide retirement benefits over the Code limitations and the GE Supplementary Pension Plan that provides supplementary benefits to longer-service, higher level employees. Benefits in the table are not reduced by social security or other offset amounts. Since the benefits shown in the table reflect a straight life form of annuity benefit, if the payment is made in the form of a joint and survivor annuity, the annual amounts of benefit could be substantially below those illustrated.

Employees are generally eligible to retire with unreduced benefits under Company retirement plans at age 60 or later, and with social security benefits at age 62 or later. The approximate annual retirement benefits provided under Company retirement plans for GE employees retiring directly from the Company at age 60 or later are shown in the table below.


PENSION PLAN TABLE


                          Estimated Annual Retirement Benefit for Credited
                                        Years of Service/1/
                        ------------------------------------------------------------
Final Average Salary    20 Years     25 Years     30 Years     35 Years     40 Years
------------------------------------------------------------------------------------
     $  100,000          30,000       38,750       47,500       56,250       65,000
     $  200,000          65,000       82,500      100,000      117,500      135,000
     $  300,000         100,000      126,250      152,500      178,750      205,000
     $  400,000         135,000      170,000      205,000      240,000      275,000
     $  500,000         170,000      213,750      257,500      301,250      345,000
     $  600,000         205,000      257,500      310,000      362,500      415,000
     $  700,000         240,000      301,250      362,500      423,750      485,000
     $  800,000         275,000      345,000      415,000      485,000      555,000
     $  900,000         310,000      388,750      467,500      546,250      625,000
     $1,000,000         345,000      432,500      520,000      607,500      695,000
------------------------------------------------------------------------------------


 /1/ Retirement benefits under the GE Pension Plan are determined based on the greater of a formula recognizing career earnings or a formula recognizing length of service and final average earnings. GE Supplementary Pension Plan benefits are calculated as the excess of the amount determined under a formula recognizing length of service and final average earnings over the GE Pension Plan benefit.


Compensation covered by the GE Pension Plan (for purposes of pension benefits) excludes commissions and performance share awards and generally corresponds to that shown in the "Salary" and Bonus" columns in the Summary Compensation Table. Compensation is calculated based on the average of the highest level of compensation paid during a period of 36 consecutive whole months. Only three Annual Incentive Plan bonuses (whether paid or deferred) may be included in obtaining the average compensation.

The Named Executives and their credited years of service as of January 4, 2002 are provided in the following table.




     Named Executive      Years of Credited Service
    -----------------------------------------------
     Frank T. Gencarelli          12 years
     Paul A. Haley                 2 years
     Rose A. Hampton              33 years
     Pamela S. Schutz             23 years
     Geoffrey S. Stiff            21 years
    -----------------------------------------------

Legal Matters



We, like other insurance companies, are involved in lawsuits, including class action lawsuits. In some class action and other lawsuits involving insurance companies, substantial damages have been sought and/or material settlement payments have been made. Except for the McBride case described below, which is still in its preliminary stages, and its ultimate outcome, and any effect on the Company, cannot be determined at this time, we believe that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse impact on our Consolidated Financial Statements.


On November 1, 2000, we were named as a defendant in a lawsuit filed in Georgia state court related to the sale of universal life insurance policies (McBride v. Life Insurance Co. of Virginia dba GE Life and Annuity Assurance Co.). On December 1, 2000, we successfully removed the case to the United States District Court for the Middle District of Georgia. The complaint is brought as a class action on behalf of all persons who purchased certain universal life insurance policies from us and alleges improper sales practices in connection with the sale of universal life policies. No class has been certified. On February 27, 2002, the Court denied our motion for summary judgment. The McBride litigation is still in its preliminary stages, and its ultimate outcome, and any effect on the Company, cannot be determined at this time. We intend to defend this lawsuit, including plaintiff's efforts to certify a nationwide class action, vigorously.

Appendix A

MARKET VALUE ADJUSTMENT EXAMPLES

The formula used to determine the Market Value Adjustment factor is:
((1+i)/(1+j))n//365/, where

n = the number of days to the end of your current Guarantee Term i = the Guaranteed Interest Rate in effect for your current Guarantee Term j = the currently offered Guaranteed Interest Rate for a Guarantee Term with a duration of "n"

Examples of Market Value Adjustment at the end of the third Contract Year based on a single purchase payment of $100,000.00, a Guarantee Term of 10 years and a Guaranteed Interest Rate of 6.00%

Contract Value at the end of the third Contract Year = $100,000.00 x (1.06)/3/ = $119,101.60
Free Withdrawal Amount = Interest Credited to Contract Value during the prior twelve months = 6,741.60
Surrender Charge = ($119,101.60 - $6,741.60) x .05 = $5,618.00

Example #1: Full Surrender -- Negative Market Value Adjustment n = 2,555 (365 x 7)
i = 6.00%
j = 7.00%
MVA factor = (1.06/1.07)/7/ = .93638536

Amount Payable Upon Surrender = [(Contract Value - Free Withdrawal Amount - Surrender Charge) x MVA factor] + Free Withdrawal Amount
= [($119,101.60 - $6,741.60 - $5,618.00) x .93638536] + $6,741.60
= $106,693.25

Example #2: Full Surrender -- Positive Market Value Adjustment n = 2,555 (365 x 7)
i = 6.00%
j = 5.00%
MVA factor = (1.06/1.05)/7/ = 1.06860196

Amount Payable Upon Surrender = [(Contract Value - Free Withdrawal Amount - Surrender Charge) x MVA factor] + Free Withdrawal Amount
= [($119,101.60 - $6,741.60 - $5,618.00) x 1.06860196] + $6,741.60
= $120,806.31

                     GE LIFE AND ANNUITY ASSURANCE COMPANY

                              Financial Statements

                          Year ended December 31, 2001

                  (With Independent Auditors' Report Thereon)

                     GE LIFE AND ANNUITY ASSURANCE COMPANY

                               Table of Contents

                               December 31, 2001

                                                                            Page
                                                                            ----
Financial Statements:

  Consolidated Balance Sheets.............................................. F-2

  Consolidated Statements of Income........................................ F-3

  Consolidated Statements of Shareholders' Interest........................ F-4

  Consolidated Statements of Cash Flows.................................... F-6

  Notes to the Consolidated Financial Statements........................... F-7

                         Independent Auditors' Report

   The Board of Directors
   GE Life and Annuity Assurance Company:

     We have audited the accompanying consolidated balance sheets of GE Life and Annuity Assurance Company and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' interest, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GE Life and Annuity Assurance Company and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in notes 1 and 11 to the consolidated financial statements, the Company changed its method of accounting for derivatives in 2001.

     As discussed in notes 1 and 9 to the consolidated financial statements, the Company changed its method of accounting for insurance-related assessments in 1999.


/s/ KPMG LLP
   Richmond, Virginia
   January 15, 2002

                     GE LIFE AND ANNUITY ASSURANCE COMPANY
                                 AND SUBSIDIARY

                          Consolidated Balance Sheets

             (Dollar amounts in millions, except per share amounts)

                                                             December 31,
                                                          --------------------
                                                            2001       2000
                                                          ---------  ---------
Assets
Investments:
  Fixed maturities available-for-sale, at fair value..... $10,539.6  $ 9,260.5
  Equity securities available-for-sale, at fair value:
    Common stocks........................................      20.6       15.3
    Preferred stocks, non-redeemable.....................      17.2       20.8
  Investment in affiliate................................       2.6        2.6
  Mortgage loans, net of valuation allowance of $18.2 and
   $14.3 at December 31, 2001 and 2000, respectively.....     938.8    1,130.0
  Policy loans...........................................     109.4       89.0
  Real estate owned......................................       3.5        2.5
  Other invested assets..................................     147.4      134.7
                                                          ---------  ---------
    Total investments....................................  11,779.1   10,655.4
                                                          ---------  ---------
  Cash and cash equivalents..............................       --        71.4
  Accrued investment income..............................     208.4      215.9
  Deferred acquisition costs.............................     853.8      715.7
  Intangible assets......................................     352.9      400.4
  Reinsurance recoverable................................     151.1       90.6
  Other assets...........................................     117.0       69.9
  Separate account assets................................   8,994.3   10,393.2
                                                          ---------  ---------
    Total assets......................................... $22,456.6  $22,612.5
                                                          =========  =========
Liabilities and Shareholders' Interest
Liabilities:
  Future annuity and contract benefits................... $10,975.3  $ 9,934.3
  Liability for policy and contract claims...............     189.0      140.4
  Other policyholder liabilities.........................      91.4      164.0
  Accounts payable and accrued expenses..................     548.9      473.9
  Deferred income tax liability..........................      75.5       32.0
  Separate account liabilities...........................   8,994.3   10,393.2
                                                          ---------  ---------
    Total liabilities....................................  20,874.4   21,137.8
                                                          ---------  ---------
Shareholders' interest:
  Net unrealized investment losses.......................     (17.4)     (18.7)
  Derivatives qualifying as hedges.......................      (8.1)       --
                                                          ---------  ---------
  Accumulated non-owner changes in equity................     (25.5)     (18.7)
  Preferred stock, Series A ($1,000 par value, $1,000
   redemption and liquidation value, 200,000 shares
   authorized, 120,000 shares issued and outstanding)....     120.0      120.0
  Common stock ($1,000 par value, 50,000 authorized,
   25,651 shares issued and outstanding).................      25.6       25.6
  Additional paid-in capital.............................   1,050.7    1,050.7
  Retained earnings......................................     411.4      297.1
                                                          ---------  ---------
    Total shareholders' interest.........................   1,582.2    1,474.7
                                                          ---------  ---------
    Total liabilities and shareholders' interest......... $22,456.6  $22,612.5
                                                          =========  =========

          See accompanying Notes to Consolidated Financial Statements.

                     GE LIFE AND ANNUITY ASSURANCE COMPANY
                                 AND SUBSIDIARY

                       Consolidated Statements of Income

                          (Dollar amounts in millions)

                                                   Years Ended December 31,
                                                  ----------------------------
                                                    2001      2000      1999
                                                  --------  --------  --------
Revenues:
  Net investment income.......................... $  698.9  $  708.9  $  638.2
  Net realized investment gains..................     29.1       4.3      12.0
  Premiums.......................................    108.4     116.3     123.9
  Cost of insurance..............................    126.1     126.0     129.0
  Variable product fees..........................    131.1     148.7      90.2
  Other income...................................     40.8      49.2      24.6
                                                  --------  --------  --------
    Total revenues...............................  1,134.4   1,153.4   1,017.9
                                                  --------  --------  --------
Benefits and expenses:
  Interest credited..............................    533.8     532.6     440.8
  Benefits and other changes in policy reserves..    182.3     223.6     214.7
  Commissions....................................    162.7     229.3     192.1
  General expenses...............................    129.0     124.8     124.7
  Amortization of intangibles, net...............     50.0      43.7      58.3
  Change in deferred acquisition costs, net......   (125.3)   (237.7)   (179.1)
  Interest expense...............................      2.2       1.1       1.9
                                                  --------  --------  --------
    Total benefits and expenses..................    934.7     917.4     853.4
                                                  --------  --------  --------
    Income before income taxes and cumulative
     effect of change in accounting principle....    199.7     236.0     164.5
Provision for income taxes.......................     70.1      72.9      56.6
                                                  --------  --------  --------
  Income before cumulative effect of change in
   accounting principle..........................    129.6     163.1     107.9
                                                  --------  --------  --------
Cumulative effect of change in accounting
 principle, net of tax...........................     (5.7)      --        5.0
                                                  --------  --------  --------
  Net income..................................... $  123.9  $  163.1  $  112.9
                                                  ========  ========  ========


          See accompanying Notes to Consolidated Financial Statements.

              GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

               Consolidated Statements of Shareholders' Interest

                          (Dollar amounts in millions)

                                                                 Common Stock
                                     Preferred                     Declared
                                       Stock      Common Stock  but not Issued
                                   -------------- ------------- ---------------
                                   Shares  Amount Shares Amount Shares   Amount
                                   ------- ------ ------ ------ -------  ------
Balances at December 31, 1998....  120,000 $120.0  7,010 $ 7.0   18,641  $ 18.6
Changes other than transactions
 with shareholders:
 Net income......................      --     --     --    --       --      --
 Net unrealized losses on
  investment securities (a)......      --     --     --    --       --      --
 Total changes other than
  transactions with
  shareholders...................
Cash dividend declared and paid..      --     --     --    --       --      --
Common stock issued..............      --     --  18,641  18.6  (18,641)  (18.6)
Adjustment to reflect purchase
 method..........................      --     --     --    --       --      --
                                   ------- ------ ------ -----  -------  ------
Balances at December 31, 1999....  120,000  120.0 25,651  25.6      --      --
Changes other than transactions
 with shareholders:
 Net income......................      --     --     --    --       --      --
 Net unrealized gains on
  investment securities (a)......      --     --     --    --       --      --
 Total changes other than
  transactions with
  shareholders...................
Cash dividend declared and paid..      --     --     --    --       --      --
                                   ------- ------ ------ -----  -------  ------
Balances at December 31, 2000....  120,000  120.0 25,651  25.6      --      --
Changes other than transactions
 with shareholders:
 Net income......................      --     --     --    --       --      --
 Net unrealized gains on
  investment securities (a)......      --     --     --    --       --      --
 Cumulative effect on
  shareholders' interest of
  adopting SFAS 133 (b)..........      --     --     --    --       --      --
 Derivatives qualifying as
  hedges.........................      --     --     --    --       --      --
 Total changes other than
  transactions with
  shareholders...................
Cash dividend declared and paid..      --     --     --    --       --      --
                                   ------- ------ ------ -----  -------  ------
Balances at December 31, 2001....  120,000 $120.0 25,651 $25.6      --   $  --
                                   ======= ====== ====== =====  =======  ======

(a) Presented net of deferred taxes of $0, $(61.8) and $103.6 in 2001, 2000 and 1999, respectively.
(b) Presented net of deferred taxes of $4.4.

          See accompanying Notes to Consolidated Financial Statements.

              GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

               Consolidated Statements of Shareholders' Interest

                          (Dollar amounts in millions)

                                              Accumulated
                                   Additional  Non-owner               Total
                                    Paid-In   Changes in  Retained Shareholders'
                                    Capital     Equity    Earnings   Interest
                                   ---------- ----------- -------- -------------
Balances at December 31, 1998....   $1,050.1    $  57.8    $ 40.3    $1,293.8
Changes other than transactions
 with shareholders:
 Net income......................        --         --      112.9       112.9
 Net unrealized losses on
  investment securities (a)......        --      (192.0)      --       (192.0)
                                                                     --------
 Total changes other than
  transactions with
  shareholders...................                                       (79.1)
Cash dividend declared and paid..        --         --       (9.6)       (9.6)
Common stock issued..............        --         --        --            -
Adjustment to reflect purchase
 method..........................        0.6        --        --          0.6
                                    --------    -------    ------    --------
Balances at December 31, 1999....    1,050.7     (134.2)    143.6     1,205.7
Changes other than transactions
 with shareholders:
 Net income......................        --         --      163.1       163.1
 Net unrealized gains on
  investment securities (a)......        --       115.5       --        115.5
                                                                     --------
 Total changes other than
  transactions with
  shareholders...................                                       278.6
Cash dividend declared and paid..        --         --       (9.6)       (9.6)
                                    --------    -------    ------    --------
Balances at December 31, 2000....    1,050.7      (18.7)    297.1     1,474.7
Changes other than transactions
 with shareholders:
 Net income......................        --         --      123.9       123.9
 Net unrealized gains on
  investment securities (a)......        --         1.3       --          1.3
 Cumulative effect on
  shareholders' interest of
  adopting SFAS 133 (b)..........        --        (7.8)      --         (7.8)
 Derivatives qualifying as
  hedges.........................        --        (0.3)      --         (0.3)
                                                                     --------
 Total changes other than
  transactions with
  shareholders...................                                       117.1
Cash dividend declared and paid..        --         --       (9.6)       (9.6)
                                    --------    -------    ------    --------
Balances at December 31, 2001....   $1,050.7    $ (25.5)   $411.4    $1,582.2
                                    ========    =======    ======    ========

(a) Presented net of deferred taxes of $0, $(61.8) and $103.6 in 2001, 2000 and 1999, respectively.
(b) Presented net of deferred taxes of $4.4.

          See accompanying Notes to Consolidated Financial Statements.

                     GE LIFE AND ANNUITY ASSURANCE COMPANY
                                 AND SUBSIDIARY

                     Consolidated Statements of Cash Flows
                                 (In millions)

                                                 Years Ended December 31,
                                               -------------------------------
                                                 2001       2000       1999
                                               ---------  ---------  ---------
Cash flows from operating activities:
Net income.................................... $   123.9  $   163.1  $   112.9
                                               ---------  ---------  ---------
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Cumulative effect of change in accounting
   principle, net of tax......................       5.7        --        (5.0)
  Cost of insurance and surrender fees........    (155.9)    (149.3)    (169.5)
  Decrease in future policy benefits..........     589.9      688.9      565.5
  Net realized investment gains...............     (29.1)      (4.3)     (12.0)
  Amortization of investment premiums and
   discounts..................................       6.8       (3.4)      (1.3)
  Amortization of intangibles.................      50.0       43.7       58.3
  Deferred income tax expense.................      51.1       94.5       25.0
  Change in certain assets and liabilities:
   Decrease (increase) in:
    Accrued investment income.................       7.5      (25.7)     (48.6)
    Deferred acquisition costs................    (125.3)    (237.7)    (179.1)
    Other assets, net.........................     (45.0)     188.2     (195.1)
   Increase (decrease) in:
    Policy and contract claims................      39.7       25.5      (43.4)
    Other policyholder liabilities............     (71.5)      26.8       20.0
    Accounts payable and accrued expenses.....      72.4      276.2       73.8
                                               ---------  ---------  ---------
      Total adjustments.......................     396.3      923.4       88.6
                                               ---------  ---------  ---------
      Net cash provided by operating
       activities.............................     520.2    1,086.5      201.5
                                               ---------  ---------  ---------
Cash flows from investing activities:
  Short-term investment activity, net.........     (22.9)     (17.6)       --
  Proceeds from sales and maturities of
   investment securities and other invested
   assets.....................................   3,904.1    1,997.0    1,702.2
  Principal collected on mortgage and policy
   loans......................................     332.6      102.1      103.3
  Proceeds collected from policy loan
   securitization.............................       --         --       145.1
  Purchases of investment securities and other
   invested assets............................  (5,182.8)  (3,047.2)  (3,037.4)
  Mortgage loan originations and increase in
   policy loans...............................    (167.9)    (437.4)    (170.4)
                                               ---------  ---------  ---------
      Net cash used in investing activities...  (1,136.9)  (1,403.1)  (1,257.2)
                                               ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from issue of investment
   contracts..................................   4,120.9    5,274.4    4,717.6
  Redemption and benefit payments on
   investment contracts.......................  (3,566.0)  (4,946.8)  (3,593.4)
  Cash dividends to shareholders..............      (9.6)      (9.6)      (9.6)
                                               ---------  ---------  ---------
      Net cash provided by financing
       activities.............................     545.3      318.0    1,114.6
                                               ---------  ---------  ---------
      Net increase (decrease) in cash and
       equivalents............................     (71.4)       1.4       58.9
Cash and cash equivalents at beginning of
 year.........................................      71.4       70.0       11.1
                                               ---------  ---------  ---------
Cash and cash equivalents at end of year...... $     --   $    71.4  $    70.0
                                               =========  =========  =========

          See accompanying Notes to Consolidated Financial Statements.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                  Notes to Consolidated Financial Statements
                       December 31, 2001, 2000 and 1999
                         (Dollar amounts in millions)

(1) Summary of Significant Accounting Policies

 (a) Principles of Consolidation

   The accompanying consolidated financial statements include the historical operations and accounts of GE Life and Annuity Assurance Company and its subsidiary, Assigned Settlements Inc. (collectively the "Company" or "GELAAC"). All significant intercompany accounts and transactions have been eliminated in consolidation.

   The majority of GELAAC's outstanding common stock is owned by General Electric Capital Assurance Company ("GECA"). GECA is an indirect wholly-owned subsidiary of GE Financial Assurance Holdings, Inc. ("GEFAHI"), which is an indirect wholly-owned subsidiary of General Electric Capital Corporation ("GECC"). GECC is a wholly-owned subsidiary of General Electric Capital Services, Inc. ("GE Capital Services"), which in turn is wholly-owned, directly or indirectly, by General Electric Company.

 (b) Basis of Presentation

   These consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America ("U.S. GAAP"). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and related disclosures. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year presentation.

 (c) Products

   The Company's product offerings are divided along two major segments of consumer needs: (i) Wealth Accumulation and Transfer and (ii) Lifestyle Protection and Enhancement.

   Wealth Accumulation and Transfer products are investment vehicles and insurance contracts intended to increase the policyholder's wealth, transfer wealth to beneficiaries or provide a means for replacing the income of the insured in the event of premature death. The Company's principal product lines under the Wealth Accumulation and Transfer segment are annuities (deferred and immediate; either fixed or variable), life insurance (universal, variable, ordinary and group) and guaranteed investment contracts ("GICs") including funding agreements.

   Lifestyle Protection and Enhancement products are intended to protect accumulated wealth and income from the financial drain of unforeseen events. The Company's principal product line under the Lifestyle Protection and Enhancement segment is accident and health insurance.

   The Company distributes its products through two primary channels: intermediaries (such as brokerage general agents, banks, securities brokerage firms, financial planning firms, accountants, affluent market producers and specialized brokers) and career or dedicated sales forces, who distribute certain of the Company's products on an exclusive basis, some of whom are not employees of the Company. Approximately 30%, 25% and 28% of the Company's sales of variable products in 2001, 2000 and 1999, respectively, have been through two specific national stockbrokerage firms. Loss of all or a substantial portion of the business provided by these stockbrokerage firms could have a material adverse effect on the business and operations of the Company. The Company does not believe, however, that the loss of such business would have a long-term adverse effect because of the Company's competitive position in the marketplace, the availability of business from other distributors, and the Company's mix of other products.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999
                         (Dollar amounts in millions)

   The Company offers insurance products throughout the United States of America (except New York). Approximately 17%, 18% and 17% of premium and annuity consideration collected, in 2001, 2000 and 1999, respectively, came from customers residing in the South Atlantic region of the United States, approximately 23%, 24% and 17% of premium and annuity consideration collected, in 2001, 2000 and 1999, respectively, came from customers residing in the Mid-Atlantic region of the United States and approximately 13%, 9% and 11% of premium and annuity consideration collected, in 2001, 2000 and 1999, respectively, came from customers residing in California.

 (d) Revenues

   Investment income is recorded when earned. Realized investment gains and losses are calculated on the basis of specific identification. Premiums on long-duration insurance products are recognized as earned when due or, in the case of life contingent immediate annuities, when the contracts are issued. Premiums received under annuity contracts without significant mortality risk and premiums received on universal life products are not reported as revenues but as liabilities for future annuity and contract benefits. Cost of insurance is charged to universal life policyholders based upon at risk amounts, and is recognized as revenue when due. Variable product fees are charged to variable annuity and variable life policyholders based upon the daily net assets of the policyholders' account values, and are recognized as revenue when charged. Other income consists primarily of surrender charges on certain policies. Surrender charges are recognized as income when the policy is surrendered.

 (e) Cash and Cash Equivalents

   Certificates, money market funds and other time deposits with original maturities of less than 90 days are considered cash equivalents in the Consolidated Balance Sheets and Consolidated Statements of Cash Flows. Items with maturities greater than 90 days are included in other invested assets.

 (f) Investment Securities

   The Company has designated its fixed maturities (bonds, notes and redeemable preferred stock) and its equity securities (common and non-redeemable preferred stock) as available-for-sale. The fair value for regularly traded fixed maturities and equity securities is based on quoted market prices. For fixed maturities not regularly traded, fair values are estimated using values obtained from independent pricing services or are estimated by discounting expected future cash flows using a current market rate applicable to the credit quality, industry sector, call features and maturity of the investments, as applicable.

   Changes in the fair values of investments available-for-sale, net of the effect on deferred acquisition costs, present value of future profits and deferred income taxes are reflected as unrealized investment gains or losses in a separate component of shareholders' interest and, accordingly, have no effect on net income. Investment securities are regularly reviewed for impairment based on criteria that include the extent to which cost exceeds market value, the duration of the market decline and the financial health of and specific prospects for the issuer. Unrealized losses that are considered other than temporary are recognized in earnings through an adjustment to the amortized cost basis of the underlying securities. The Company engages in certain securities lending transactions, which require the borrower to provide collateral, primarily consisting of cash and government securities, on a daily basis, in amounts equal to or exceeding 102% of the fair value of the applicable securities loaned.

   Investment income on mortgage-backed and asset-backed securities is initially based upon yield, cash flow and prepayment assumptions at the date of purchase. Subsequent revisions in those assumptions are recorded

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999
                         (Dollar amounts in millions)

using the retrospective method, whereby the amortized cost of the securities is adjusted to the amount that would have existed had the revised assumptions been in place at the date of purchase. The adjustments to amortized cost are recorded as a charge or credit to investment income.

   Mortgage and policy loans are stated at their unpaid principal balance, net of allowances for estimated uncollectible amounts. The allowance for losses is determined primarily on the basis of management's best estimate of probable losses, including specific allowances for known troubled credits, if any. Write-downs and the change in reserves are included in net realized investment gains and losses in the Consolidated Statements of Income.

   Short-term investments, if any, are stated at amortized cost which approximates fair value. Equity securities (including seed money for new mutual fund portfolios) are stated at fair value. Investments in limited partnerships are generally accounted for under the equity method of accounting. Real estate is stated, generally, at cost less accumulated depreciation. Other long-term investments are stated generally at amortized cost.

 (g) Deferred Acquisition Costs

   Acquisition costs include costs and expenses which vary with and are primarily related to the acquisition of insurance and investment contracts.

  Acquisition costs include first-year commissions in excess of recurring renewal commissions, and certain support costs such as underwriting and policy issue costs. For investment and universal life type contracts, amortization is based on the present value of anticipated gross profits from investments, interest credited, surrender and other policy charges, and mortality and maintenance expenses. Amortization is adjusted retroactively when current estimates of future gross profits to be realized are revised. For other long-duration insurance contracts, the acquisition costs are amortized in relation to the estimated benefit payments or the present value of expected future premiums.

   Deferred acquisition costs are reviewed to determine if they are recoverable from future income, including investment income, and, if not considered recoverable, are charged to expense.

 (h) Intangible Assets

  Present Value of Future Profits -- In conjunction with the acquisition of the Company, a portion of the purchase price was assigned to the right to receive future gross profits arising from existing insurance and investment contracts. This intangible asset, called present value of future profits ("PVFP"), represents the actuarially determined present value of the projected future cash flows from the acquired policies.

   PVFP is amortized, net of accreted interest, in a manner similar to the amortization of deferred acquisition costs. Interest accretes at rates credited to policyholders on underlying contracts. Recoverability of PVFP is evaluated periodically by comparing the current estimate of expected future gross profits to the unamortized asset balance. If such a comparison indicates that the expected gross profits will not be sufficient to recover PVFP, the difference is charged to expense.

   PVFP is further adjusted to reflect the impact of unrealized gains or losses on fixed maturities classified as available for sale in the investment portfolios. Such adjustments are not recorded in the Company's net income but rather as a credit or charge to shareholders' interest, net of applicable income tax.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999
                         (Dollar amounts in millions)

  Goodwill - Goodwill is amortized over a period of 20 years on the straight-line method. Goodwill in excess of associated expected operating cash flows is considered to be impaired and is written down to fair value.

 (i) Federal Income Taxes

   The Company files a consolidated life insurance federal income tax return with its parent, GECA and its life insurance affiliates. The method of income tax allocation is subject to written agreement authorized by the Board of Directors. Allocation is based on the separate return liabilities with offsets for losses and credits utilized to reduce current consolidated tax liability. Intercompany tax balances are settled quarterly, with a final settlement after filing of the federal income tax return.

   Deferred income taxes have been provided for the effects of temporary differences between financial reporting and tax bases of assets and liabilities and have been measured using the enacted marginal tax rates and laws that are currently in effect.

 (j) Reinsurance

   Premium revenue, benefits, underwriting, acquisition and insurance expenses are reported net of the amounts relating to reinsurance ceded to other companies. Amounts due from reinsurers for incurred and estimated future claims are reflected in the reinsurance recoverable asset. The cost of reinsurance is accounted for over the terms of the related treaties using assumptions consistent with those used to account for the underlying reinsured policies.

 (k) Future Annuity and Contract Benefits

   Future annuity and contract benefits consist of the liability for investment contracts, insurance contracts and accident and health contracts. Investment contract liabilities are generally equal to the policyholder's current account value. The liability for insurance and accident and health contracts is calculated based upon actuarial assumptions as to mortality, morbidity, interest, expense and withdrawals, with experience adjustments for adverse deviation where appropriate.

 (l) Liability for Policy and Contract Claims

   The liability for policy and contract claims represents the amount needed to provide for the estimated ultimate cost of settling claims relating to insured events that have occurred on or before the end of the respective reporting period. The estimated liability includes requirements for future payments of (a) claims that have been reported to the insurer, and (b) claims related to insured events that have occurred but that have not been reported to the insurer as of the date the liability is estimated.

 (m) Separate Accounts

   The separate account assets and liabilities represent funds held, and the related liabilities for, the exclusive benefit of the variable annuity and variable life contract holders. The Company receives mortality risk fees and administration charges from the variable mutual fund portfolios. The separate account assets are carried at fair value and are equal to the liabilities that represent the policyholders' equity in those assets.

   The Company has periodically transferred capital to the separate accounts to provide for the initial purchase of investments in new mutual fund portfolios. As of December 31, 2001, approximately $55.9 of the Company's other invested assets related to its capital investments is in the separate accounts.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999
                         (Dollar amounts in millions)


 (n) Accounting Changes

   At January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Under SFAS 133 all derivative instruments (including certain derivative instruments embedded in other contracts) are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings, unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in equity, then recognized in earnings along with the related effects of the hedged items. Any ineffective portion of hedges is reported in earnings as it occurs. Further information about derivative instruments is provided in Note 11.

   At January 1, 2001, the Company's consolidated financial statements were adjusted to record a cumulative effect of adopting this accounting change, as follows:

                                                                   Shareholders'
                                                          Earnings   Interest
                                                          -------- -------------
   Adjustment to fair value of derivatives (a)...........  $(8.7)     $(12.2)
   Income tax effects....................................    3.0         4.4
                                                           -----      ------
   Totals................................................  $(5.7)     $ (7.8)
                                                           =====      ======

--------
(a) For earnings effect, amount shown is net of hedged items.

   The cumulative effect on shareholders' interest was primarily attributable to marking to market swap contracts used to hedge variable-rate investments. Decreases in the fair values of these instruments were attributable to changes in interest rates since inception of the hedging arrangement. As a matter of policy, the Company ensures that funding, including the effect of derivatives, of its investment and other financial asset positions are substantially matched in character (e.g., fixed vs. floating) and duration. As a result, declines in the fair values of these effective derivatives are offset by unrecognized gains on the related financing assets and hedged items, and future net earnings will not be subject to volatility arising from interest rate changes.

   In November 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board (FASB) reached a consensus on accounting for impairment of retained beneficial interests (EITF 99-20). Under this consensus, impairment of certain beneficial interests in securitized assets must be recognized when (1) the asset's fair value is below its carrying value, and (2) it is probable that there has been an adverse change in estimated cash flows. Previously, impairment on such assets was recognized when the asset's carrying value exceeded estimated cash flows discounted at a risk free rate of return. The effect of adopting EITF 99-20 at January 1, 2001 was not significant to the Company's operating results.

   See Note 9 for Change in Accounting for Insurance-Related Assessments in
1999.

 (o) Accounting Pronouncement Not Yet Adopted

   SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, modify the accounting for business combinations, goodwill and identifiable intangible assets. As of January 1, 2002, all goodwill and indefinite-lived intangible assets must be tested for impairment, and, if necessary, a transition adjustment will be recognized. Management does not believe there will be any goodwill impairment under these new standards. Amortization of goodwill will cease as of January 1, 2002, and thereafter, all goodwill and any

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999
                         (Dollar amounts in millions)

indefinite-lived intangible assets must be tested at least annually for impairment. The effect of the non-amortization provision on 2002 operations will be affected by 2002 acquisitions, if any, and cannot be forecast, but if these rules had applied to goodwill in 2001, management believes that full-year 2001 net earnings would have increased by approximately $7.

(2) Investment Securities

 (a) General

   For the years ended December 31, the sources of investment income of the Company were as follows:

                                                          2001    2000    1999
                                                         ------  ------  ------
   Fixed maturities..................................... $615.2  $623.1  $557.9
   Equity securities....................................    1.7     1.8     2.2
   Mortgage loans.......................................   80.9    80.0    66.9
   Policy loans.........................................    7.1     4.6    14.0
   Other investments....................................    1.8     6.7     2.5
                                                         ------  ------  ------
   Gross investment income..............................  706.7   716.2   643.5
   Investment expenses..................................   (7.8)   (7.3)   (5.3)
                                                         ------  ------  ------
   Net investment income................................ $698.9  $708.9  $638.2
                                                         ======  ======  ======

   For the years ended December 31, sales proceeds and gross realized investment gains and losses from the sales of investment securities available-for-sale were as follows:

                                                         2001     2000    1999
                                                       --------  ------  ------
   Sales proceeds..................................... $2,663.3  $874.2  $590.3
                                                       ========  ======  ======
   Gross realized investment:
     Gains............................................    100.5    29.3    28.6
     Losses...........................................    (71.4)  (25.0)  (16.6)
                                                       --------  ------  ------
   Net realized investment gains...................... $   29.1  $  4.3  $ 12.0
                                                       ========  ======  ======

   The additional proceeds from investments presented in the Company's Consolidated Statements of Cash Flows result from principal collected on mortgage and asset-backed securities, maturities, calls and sinking fund payments.

   Net unrealized gains and losses on investment securities and other invested assets classified as available-for-sale are reduced by deferred income taxes and adjustments to PVFP and deferred acquisition costs that would have resulted had such gains and losses been realized. Net unrealized gains and losses on available-for-sale investment securities and other invested assets reflected as a separate component of shareholders' interest as of December 31 are summarized as follows:

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999
                         (Dollar amounts in millions)


                                                      2001    2000    1999
                                                     ------  ------  -------
   Net unrealized gains (losses) on available-for-
    sale investment securities and other invested
    assets before adjustments:
     Fixed maturities............................... $(41.2) $(34.4) $(245.0)
     Equity securities..............................    4.6    (1.6)    (0.4)
     Other invested assets..........................  (16.4)   (3.2)    (4.1)
                                                     ------  ------  -------
       Subtotal.....................................  (53.0)  (39.2)  (249.5)
                                                     ======  ======  =======
   Adjustments to the present value of future
    profits and deferred acquisition costs..........   25.2    10.1     43.1
   Deferred income taxes............................   10.4    10.4     72.2
                                                     ------  ------  -------
       Net unrealized losses on available-for-sale
        investment securities....................... $(17.4) $(18.7) $(134.2)
                                                     ======  ======  =======

   The change in the net unrealized gains (losses) on investment securities reported in accumulated non-owner changes in equity is as follows:

                                                       2001    2000     1999
                                                      ------  -------  -------
   Net unrealized gains (losses) on investment
    securities --beginning of year................... $(18.7) $(134.2) $  57.8
   Unrealized gains (losses) on investment
    securities -- net of deferred taxes of ($5.1),
    ($63.3) and $99.1................................   10.8    118.3   (184.2)
   Reclassification adjustments -- net of deferred
    taxes of $5.1, $1.5 and $4.5.....................   (9.5)    (2.8)    (7.8)
                                                      ------  -------  -------
   Net unrealized losses on investment securities --
     end of year..................................... $(17.4) $ (18.7) $(134.2)
                                                      ======  =======  =======

   At December 31, the amortized cost, gross unrealized gains and losses, and fair values of the Company's fixed maturities and equity securities available-for-sale were as follows:

                                                 Gross      Gross
                                     Amortized unrealized unrealized   Fair
   2001                                cost      gains      losses     value
   ----                              --------- ---------- ---------- ---------
   Fixed maturities:
   U.S. government and agency....... $     5.1   $  0.1    $   --    $     5.2
   State and municipal..............       1.2      --         --          1.2
   Non-U.S. government .............      37.0      0.2       (0.5)       36.7
   U.S. corporate...................   5,976.7     93.6     (199.4)    5,870.9
   Non-U.S. corporate...............     819.5     10.5      (18.0)      812.0
   Mortgage-backed..................   2,217.3     50.9       (7.3)    2,260.9
   Asset-backed.....................   1,524.0     31.5       (2.8)    1,552.7
                                     ---------   ------    -------   ---------
     Total fixed maturities.........  10,580.8    186.8     (228.0)   10,539.6
   Common stocks and non-redeemable
    preferred stocks................      33.2      4.8       (0.2)       37.8
                                     ---------   ------    -------   ---------
   Total available-for-sale
    securities...................... $10,614.0   $191.6    $(228.2)  $10,577.4
                                     =========   ======    =======   =========

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999
                         (Dollar amounts in millions)


                                                   Gross      Gross
                                       Amortized unrealized unrealized   Fair
2000                                     cost      gains      losses    value
----                                   --------- ---------- ---------- --------
Fixed maturities:
U.S. government and agency...........  $   10.3    $  0.3    $   --    $   10.6
State and municipal..................       1.3       --         --         1.3
Non-U.S. government..................       3.0       --         --         3.0
U.S. corporate.......................   5,705.5      24.2     (148.8)   5,580.9
Non-U.S. corporate...................     851.2      35.3       (2.2)     884.3
Mortgage-backed......................   1,762.2      44.0        --     1,806.2
Asset-backed.........................     961.4      12.8        --       974.2
                                       --------    ------    -------   --------
  Total fixed maturities.............   9,294.9     116.6     (151.0)   9,260.5
Common stocks and non-redeemable
 preferred stocks....................      37.7       0.9       (2.5)      36.1
                                       --------    ------    -------   --------
Total available-for-sale securities..  $9,332.6    $117.5    $(153.5)  $9,296.6
                                       ========    ======    =======   ========

   The scheduled maturity distribution of the fixed maturity portfolio at December 31, 2001 follows. Expected maturities may differ from scheduled contractual maturities because issuers of securities may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            Amortized   Fair
                                                              Cost      Value
                                                            --------- ---------
Due in one year or less.................................... $   131.3 $   131.3
Due one year through five years............................   2,518.4   2,524.6
Due five years through ten years...........................   2,570.8   2,524.9
Due after ten years........................................   1,619.0   1,545.2
                                                            --------- ---------
  Subtotals................................................   6,839.5   6,726.0
Mortgage-backed securities.................................   2,217.3   2,260.9
Asset-backed securities....................................   1,524.0   1,552.7
                                                            --------- ---------
  Totals................................................... $10,580.8 $10,539.6
                                                            ========= =========

   As of December 31, 2001, $1,175.0 of the Company's investments (excluding mortgage and asset-backed securities) were subject to certain call provisions.

   As required by law, the Company has investments on deposit with governmental authorities and banks for the protection of policyholders of $5.5 and $5.6 as of December 31, 2001 and 2000, respectively.

   As of December 31, 2001, approximately 20.7%, 17.2% and 14.3% of the Company's investment portfolio is comprised of securities issued by the manufacturing, financial and utilities industries, respectively, the vast majority of which are rated investment grade, and which are senior secured bonds. No other industry group comprises more than 10% of the Company's investment portfolio. This portfolio is widely diversified among various geographic regions in the United States, and is not dependent on the economic stability of one particular region.

   As of December 31, 2001 the Company did not hold any fixed maturity securities which exceeded 10% of shareholders' interest.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999
                         (Dollar amounts in millions)


   The credit quality of the fixed maturity portfolio at December 31 follows. The categories are based on the higher of the ratings published by Standard & Poors or Moody's.

                                                  2001               2000
                                            ----------------- ------------------
                                              Fair
                                              value   Percent Fair value Percent
                                            --------- ------- ---------- -------
   Agencies and treasuries................. $   250.5    2.4%  $  226.8     2.5%
   AAA/Aaa.................................   3,232.4   30.7    2,406.5    26.0
   AA/Aa...................................     841.9    8.0      645.7     7.0
   A/A.....................................   2,432.5   23.1    2,161.3    23.3
   BBB/Baa.................................   2,366.6   22.4    2,259.4    24.4
   BB/Ba...................................     346.2    3.3      365.9     4.0
   B/B.....................................      95.6    0.9      168.0     1.8
   CCC/Ca..................................      10.0    0.1       10.1     0.1
   Not rated...............................     963.9    9.1    1,016.8    11.0
                                            ---------  -----   --------   -----
   Totals.................................. $10,539.6  100.0%  $9,260.5   100.1%
                                            =========  =====   ========   =====

   Bonds with ratings ranging from AAA/Aaa to BBB-/Baa3 are generally regarded as investment grade securities. Some agencies and treasuries (that is, those securities issued by the United States government or an agency thereof) are not rated, but all are considered to be investment grade securities. Finally, some securities, such as private placements, have not been assigned a rating by any rating service and are therefore categorized as "not rated." This has neither positive nor negative implications regarding the value of the security.

   At December 31, 2001 and 2000, there were fixed maturities in default (issuer has missed a coupon payment or entered bankruptcy) with a fair value of $11.7 and $6.4, respectively.

   The Company has limited partnership commitments outstanding of $16.0 and $51.5 at December 31, 2001 and 2000, respectively.

 (b) Mortgage and Real Estate Portfolio

   The Company's mortgage and real estate portfolio is distributed by geographic location and type. However, the Company has concentration exposures in certain regions and in certain types as shown in the following two tables.

   Geographic distribution as of December 31, 2001:

                                                            Mortgage Real Estate
                                                            -------- -----------
   South Atlantic..........................................   26.8%     100.0%
   Mid Atlantic............................................   10.3        --
   Pacific.................................................   30.7        --
   East North Central......................................   10.0        --
   West South Central......................................    4.6        --
   Mountain................................................    9.8        --
   Other...................................................    7.8        --
                                                             -----      -----
   Totals..................................................  100.0%     100.0%
                                                             =====      =====

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999
                         (Dollar amounts in millions)


   Type distribution as of December 31, 2001:

                                                            Mortgage Real Estate
                                                            -------- -----------
   Office Building.........................................   27.6%       -- %
   Retail..................................................   26.1      100.0
   Industrial..............................................   28.0        --
   Apartments..............................................   12.9        --
   Other...................................................    5.4        --
                                                             -----      -----
   Totals..................................................  100.0%     100.0%
                                                             =====      =====

   For the years ended December 31, 2001 and 2000, respectively, the Company originated $36.0 and $96.6 of mortgages secured by real estate in California, which represents 25% and 22% of the Company's total U.S. originations for those years.

   GELAAC has certain investment commitments to provide fixed-rate loans. The investment commitments, which would be collateralized by related properties of the underlying investments, involve varying elements of credit and market risk. Investment commitments outstanding as of December 31, 2001 and 2000, totaled $6.7 and $3.6 respectively.

   "Impaired" loans are defined under GAAP as loans for which it is probable that the lender will be unable to collect all amounts due according to the original contractual terms of the loan agreement. That definition excludes, among other things, leases or large groups of smaller-balance homogenous loans, and therefore applies principally to the Company's commercial loans.

   Under these principles, the Company has two types of "impaired" loans: loans requiring allowances for losses (none as of December 31, 2001 and 2000) and loans expected to be fully recoverable because the carrying amount has been reduced previously through charge-offs or deferral of income recognition ($7.6 and $6.3, as of December 31, 2001 and 2000, respectively). Average investment in impaired loans during 2001, 2000 and 1999 was $6.8, $11.5 and $15.0 and interest income earned on these loans while they were considered impaired was $0.9, $0.8 and $2.6 for the years ended 2001, 2000 and 1999, respectively.

   The following table presents the activity in the allowance for losses during the years ended December 31:

                                                             2001  2000   1999
                                                             ----- -----  -----
   Balance at January 1..................................... $14.3 $23.3  $20.9
   Provision (benefit) charged (credited) to operations.....   2.3 (11.1)   1.6
   Amounts written off, net of recoveries...................   1.6   2.1    0.8
                                                             ----- -----  -----
   Balance at December 31................................... $18.2 $14.3  $23.3
                                                             ===== =====  =====

   During 2000, as part of its on-going analysis of exposure to losses arising from mortgage loans, the Company recognized a $12.7 reduction in its allowance for losses.

   The allowance for losses on mortgage loans at December 31, 2001, 2000 and 1999 represented 1.9%, 1.3% and 2.8% of gross mortgage loans, respectively.

   The Company had $5.0 and $4.5 of non-income producing mortgage loans as of December 31, 2000 and 1999, respectively. There were no non-income producing mortgage loans as of December 31, 2001.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999
                         (Dollar amounts in millions)

(3) Deferred Acquisition Costs

   Activity impacting deferred policy acquisition costs for the years ended December 31, was as follows:

                                                        2001    2000    1999
                                                       ------  ------  ------
   Unamortized balance at January 1................... $712.9  $475.2  $296.1
   Costs deferred.....................................  204.1   304.4   218.9
   Amortization, net..................................  (78.8)  (66.7)  (39.8)
                                                       ------  ------  ------
   Unamortized balance at December 31.................  838.2   712.9   475.2
   Cumulative effect of net unrealized investment
    losses............................................   15.6     2.8     7.3
                                                       ------  ------  ------
   Financial statement balance at December 31......... $853.8  $715.7  $482.5
                                                       ======  ======  ======

(4) Intangible Assets

 (a) Present Value of Future Profits

   The method used by the Company to value PVFP in connection with acquisitions of life insurance entities is summarized as follows: (1) identify the future gross profits attributable to certain lines of business, (2) identify the risks inherent in realizing those gross profits, and (3) discount those gross profits at the rate of return that the Company must earn in order to accept the inherent risks.

   The following table presents the activity in PVFP for the years ended December 31:

                                                        2001    2000    1999
                                                       ------  ------  ------
   Unamortized balance at January 1................... $278.1  $314.8  $367.0
   Interest accreted at 6.57%, 5.94% and 6.64% for
    2001, 2000 and 1999, respectively.................   16.3    17.1    21.9
   Amortization.......................................  (59.3)  (53.8)  (74.1)
                                                       ------  ------  ------
   Unamortized balance at December 31.................  235.1   278.1   314.8
   Cumulative effect of net unrealized investment
    losses............................................    9.6     7.3    35.8
                                                       ------  ------  ------
   Financial statement balance at December 31......... $244.7  $285.4  $350.6
                                                       ======  ======  ======

   The estimated percentage of the December 31, 2001 balance, before the effect of unrealized investment gains or losses, to be amortized over each of the next five years is as follows:

            2002................................... 11.8%
            2003...................................  9.7
            2004...................................  8.4
            2005...................................  7.3
            2006...................................  6.5

 (b) Goodwill

   At December 31, 2001 and 2000, total unamortized goodwill was $107.4 and $114.4, respectively, which is shown net of accumulated amortization and adjustments of $43.3 and $36.3 for the years ended December 31,

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999
                         (Dollar amounts in millions)

2001 and 2000, respectively. Goodwill amortization was $7.0, $7.0 and $6.0 for the years ending December 31, 2001, 2000 and 1999, respectively.

(5) Reinsurance

   GELAAC is involved in both the cession and assumption of reinsurance with other companies. GELAAC's reinsurance consists primarily of long-duration contracts that are entered into with financial institutions and related party reinsurance companies. Although these reinsurance agreements contractually obligate the reinsurers to reimburse the Company, they do not discharge the Company from its primary liabilities and the Company remains liable to the extent that the reinsuring companies are unable to meet their obligations.

   In order to limit the amount of loss retention, certain policy risks are reinsured with other insurance companies. The maximum of individual ordinary life insurance normally retained by the Company on any one life policy is $1. The Company does not have significant reinsurance contracts with any one reinsurer that could have a material impact on its results of operations.

   The effects of reinsurance on premiums earned for the years ended December 31 were as follows:

                                                          2001    2000    1999
                                                         ------  ------  ------
   Direct............................................... $128.8  $145.6  $166.6
   Assumed..............................................    3.3     3.3     3.0
   Ceded................................................  (23.7)  (32.5)  (45.7)
                                                         ------  ------  ------
   Net premiums earned.................................. $108.4  $116.4  $123.9
                                                         ------  ------  ------
   Percentage of amount assumed to net..................      3%      3%      2%
                                                         ======  ======  ======

   Due to the nature of the Company's insurance contracts, premiums earned approximate premiums written.

   Reinsurance recoveries recognized as a reduction of benefits amounted to $58.0, $54.3 and $68.2 for the years ended December 31, 2001, 2000 and 1999, respectively.

(6) Future Annuity and Contract Benefits

 (a) Investment Contracts

   Investment contracts are broadly defined to include contracts without significant mortality or morbidity risk. Payments received from sales of investment contracts are recognized by providing a liability equal to the current account value of the policyholder's contracts. Interest rates credited to investment contracts are guaranteed for the initial policy term with renewal rates determined as necessary by management.

 (b) Insurance Contracts

   Insurance contracts are broadly defined to include contracts with significant mortality and/or morbidity risk. The liability for future benefits of insurance contracts is the present value of such benefits less the present value of future net premiums, based on mortality, morbidity and other assumptions which were appropriate at the time the policies were issued or acquired. These assumptions are periodically evaluated for potential premium deficiencies. Reserves for cancelable accident and health insurance are based upon unearned premiums, claims incurred but not reported, and claims in the process of settlement. This estimate is based on the experience of the insurance industry and the Company, adjusted for current trends. Any changes in the estimated liability are reflected in income as the estimates are revised.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999
                         (Dollar amounts in millions)


   The following chart summarizes the major assumptions underlying the Company's recorded liabilities for future annuity and contract benefits:

                                     Mortality/   Interest      December 31,
                          Withdrawal Morbidity      Rate     ------------------
                          Assumption Assumption  Assumption    2001      2000
                          ---------- ---------- ------------ --------- --------
Investment contracts....     N/A        N/A         N/A      $ 8,788.6 $7,759.7
Limited-payment
 contracts..............     None       (a)      3.5-10.0%        17.9     17.4
Traditional life
 insurance contracts....   Company      (b)     7.0% grading     344.2    362.3
                          Experience              to 6.5%
Universal life-type
 contracts..............     N/A        N/A         N/A        1,774.9  1,747.5
Accident and health.....   Company      (c)     7.5% grading      49.7     47.4
                          Experience              to 4.75%
                                                             --------- --------
Total future annuity and
 contract benefits......                                     $10,975.3 $9,934.3
                                                             ========= ========

--------
(a) Either the United States Population Table, 1983 Group Annuitant Mortality Table or 1983 Individual Annuitant Mortality Table.
(b) Principally modifications of the 1965-70 or 1975-80 Select and Ultimate Tables.
(c) The 1958 Commissioner's Standard Ordinary Table, 1964 modified and 1987 Commissioner's Disability Tables, and Company experience.

(7) Income Taxes

   The total provision for income taxes for the years ended December 31 consisted of the following components:

                                                            2001   2000   1999
                                                            ----- ------  -----
   Current federal income tax provision (benefit).......... $18.2 $(20.8) $29.3
   Deferred federal income tax provision...................  49.1   90.5   24.9
                                                            ----- ------  -----
     Subtotal-federal provision............................  67.3   69.7   54.2
                                                            ----- ------  -----
   Current state income tax provision (benefit)............   0.8   (0.8)   2.3
   Deferred state income tax provision.....................   2.0    4.0    0.1
                                                            ----- ------  -----
     Subtotal-state provision..............................   2.8    3.2    2.4
                                                            ----- ------  -----
     Total income tax provision............................ $70.1 $ 72.9  $56.6
                                                            ===== ======  =====

   The reconciliation of the federal statutory rate to the effective income tax rate at December 31 is as follows:

                                                               2001  2000  1999
                                                               ----  ----  ----
   Statutory U.S. federal income tax rate..................... 35.0% 35.0% 35.0%
   State income tax, net of federal income tax benefit........  0.5   0.5   0.5
   Non-deductible goodwill amortization.......................  1.2   1.0   1.2
   Dividends-received deduction............................... (2.9) (1.7) (1.6)
   Other, net.................................................  1.3  (3.9) (0.7)
                                                               ----  ----  ----
     Effective rate........................................... 35.1% 30.9% 34.4%
                                                               ====  ====  ====

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999
                         (Dollar amounts in millions)


   The components of the net deferred tax liability at December 31 are as follows:

                                                                   2001   2000
                                                                  ------ ------
   Assets:
     Insurance reserve amounts................................... $161.8 $165.6
     Net unrealized losses on investment securities..............   10.4   10.4
     Net unrealized loss on derivatives..........................    5.0    --
                                                                  ------ ------
       Total deferred income tax assets..........................  177.2  176.0
                                                                  ------ ------
   Liabilities:
     Investments.................................................    1.6    5.3
     Present value of future profits.............................   47.3   50.3
     Deferred acquisition costs..................................  194.6  149.6
     Other.......................................................    9.2    2.8
                                                                  ------ ------
       Total deferred income tax liabilities.....................  252.7  208.0
                                                                  ------ ------
       Net deferred income tax liability......................... $ 75.5 $ 32.0
                                                                  ====== ======

   Based on an analysis of the Company's tax position, management believes it is more likely than not that the results of future operations and implementation of tax planning strategies will generate sufficient taxable income enabling the Company to realize remaining deferred tax assets. Accordingly, no valuation allowance for deferred tax assets is deemed necessary.

   The Company received a refund of federal and state taxes for the year ended December 31, 2001 of $23.9, and paid $41.1 and $41.8, for federal and state income taxes for the years ended December 31, 2000 and 1999, respectively.

(8) Related Party Transactions

   GELAAC pays investment advisory fees and other fees to affiliates. Amounts incurred for these items aggregated $18.3, $11.1 and $14.8 for the years ended December 31, 2001, 2000 and 1999, respectively. GELAAC charges affiliates for certain services and for the use of facilities and equipment which aggregated $68.1, $55.2 and $45.1, for the years ended December 31, 2001, 2000 and 1999, respectively.

   GELAAC pays interest on outstanding amounts under a credit funding agreement with GNA Corporation, the parent company of GECA. Interest expense under this agreement was $0.6, $1.1 and $1.9 for the years ended December 31, 2001, 2000 and 1999, respectively. The Company pays interest at the cost of funds of GNA Corporation, which was 2.8%, 6.9% and 5.9% as of December 31, 2001, 2000 and 1999, respectively. The amounts outstanding as of December 31, 2001 and 2000 were $50.5 and $85.7, respectively, and are included with accounts payable and accrued expenses in the Consolidated Balance Sheets.

(9) Guaranty Association Assessments

   The Company is required by state law to participate in the guaranty associations of the various states in which they do business. The state guaranty associations ensure payment of guaranteed benefits, with certain restrictions, to policyholders of impaired or insolvent insurance companies by assessing all other companies involved in similar lines of business.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999
                         (Dollar amounts in millions)


   There are currently several unrelated insurance companies which had substantial amounts of annuity business in the process of liquidation or rehabilitation. The Company paid assessments of $0.1, $0.5, and $0.1 to various state guaranty associations during 2001, 2000 and 1999, respectively. At December 31, 2001 and 2000, accounts payable and accrued expenses include $4.7 and $4.6, respectively, related to estimated future payments.

   Effective January 1, 1999, the Company adopted SOP No. 97-3 and has reported the effect of this adoption as a cumulative effect of a change in accounting principle, which served to increase 1999 net income by $5.0 (net of income taxes of $2.8).

(10) Litigation

   The Company, like other insurance companies, is involved in lawsuits, including class action lawsuits. In some class action and other lawsuits involving insurance companies, substantial damages have been sought and/or material settlement payments have been made. Except for the McBride case described below, which is still in its preliminary stages, and its ultimate outcome, and any effect on the Company, cannot be determined at this time, management believes that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse impact on the Company's Consolidated Financial Statements.

   On November 1, 2000, the Company was named as a defendant in a lawsuit filed in Georgia state court related to the sale of universal life insurance policies (McBride v. Life Insurance Co. of Virginia dba GE Life and Annuity Assurance Co.). On December 1, 2000, the Company successfully removed the case to the United States District Court for the Middle District of Georgia. The complaint is brought as a class action on behalf of all persons who purchased certain universal life insurance policies from the Company and alleges improper sales practices in connection with the sale of universal life insurance policies. No class has been certified. On February 27, 2002, the Court denied the Company's motion for summary judgment. The McBride litigation is still in its preliminary stages, and its ultimate outcome, and any effect on the Company, cannot be determined at this time. The Company intends to defend this lawsuit, including plaintiff's efforts to certify a nationwide class action, vigorously.

(11) Fair Value of Financial Instruments

   Assets and liabilities that are reflected in the Consolidated Financial Statements at fair value are not included in the following disclosures; such items include cash and cash equivalents, investment securities, separate accounts and beginning in 2001, derivative financial instruments. Other assets and liabilities--those not carried at fair value--are discussed in the following pages. Apart from certain borrowings and certain marketable securities, few of the instruments discussed below are actively traded and their fair values must be determined using models. Although management has made every effort to develop the fairest representation of fair value for this section, it would be unusual if the estimates could actually have been realized at December 31, 2001 or 2000.

   A description of how fair values are estimated follows:

   Borrowings. Based on market quotes or comparables.

   Mortgage loans. Based on quoted market prices, recent transactions and/or discounted future cash flows, using rates at which similar loans would have been made to similar borrowers.

   Investment contract benefits. Based on expected future cash flows, considering expected renewal premiums, claims, refunds and servicing costs, discounted at a current market rate.

   All other instruments. Based on comparable market transactions, discounted future cash flows, quoted market prices, and /or estimates of the cost to terminate or otherwise settle obligations.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999
                         (Dollar amounts in millions)


   Information about certain financial instruments that were not carried at fair value at December 31, 2001 and 2000, is summarized as follows:

                                      2001                           2000
                          -----------------------------  -----------------------------
                              Assets (Liabilities)           Assets (Liabilities)
                          -----------------------------  -----------------------------
                          Notional Carrying     Fair     Notional Carrying     Fair
                           Amount   amount      value     Amount   amount      value
                          -------- ---------  ---------  -------- ---------  ---------
Assets:
 Mortgage loans.........     (a)   $   938.8  $   978.4     (a)   $ 1,130.0  $ 1,174.0
 Other financial
  instruments...........     (a)        17.8       17.8     (a)         9.3        9.3
Liabilities:
 Borrowings and related
  instruments:
 Borrowings.............     (a)       (50.5)     (50.5)    (a)       (85.7)     (85.7)
 Investment contract
  benefits..............    --      (8,788.6)  (8,812.3)   --      (7,759.7)  (7,339.5)
 Other firm commitments:
 Ordinary course of
  business lending
  commitments...........    6.7          --         --     3.6          --         --

--------
(a)  These financial instruments do not have notional amounts.

   On January 1, 2001 GELAAC adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as discussed in Note 1. The paragraphs that follow provide additional information about derivatives and hedging relationships in accordance with SFAS 133.

   Under SFAS 133, all derivative instruments (including certain derivative instruments embedded in other contracts) are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings, unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in equity, then recognized in earnings along with the related effects of the hedged items. Any ineffective portion of a hedge is reported in earnings as it occurs.

   The nature of the Company's business activities necessarily involves the management of various financial and market risks, including those related to changes in interest rates. As discussed more fully in Note 1 of the 2001 audited financial statements, the Company uses derivative financial instruments to mitigate or eliminate certain of those risks. The January 1, 2001, accounting change previously described affected only the pattern and timing of non-cash accounting recognition.

   At January 1, 2001, the Company's financial statements were adjusted to record a cumulative effect of adopting this accounting change, as follows:

                                                                   Shareholders'
                                                          Earnings   Interest
                                                          -------- -------------
   Adjustment to fair value of derivatives (a)...........  $(8.7)     $(12.2)
   Income tax effects....................................    3.0         4.4
                                                           -----      ------
   Totals................................................  $(5.7)     $ (7.8)
                                                           =====      ======

  --------
  (a)  For earnings effect, amount shown is net of hedged items.

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999
                         (Dollar amounts in millions)


   A reconciliation of current period changes for the twelve months ended December 31, 2001, net of applicable income taxes in the separate component of shareholders' interest labeled "derivatives qualifying as hedges", follows:

   Transition adjustment as of January 1, 2001.......................... $(7.8)
   Current period decreases in fair value -- net........................  (0.1)
   Reclassification to earnings, net....................................  (0.2)
                                                                         -----
   Balance at December 31, 2001......................................... $(8.1)
                                                                         =====

   The cumulative effect on shareholders' interest was primarily attributable to marking to market swap contracts used to hedge interest rate risk on variable-rate investments. Decreases in the fair value of these instruments are attributable to changes in interest rates. Additional disclosures required by SFAS No. 133, as amended, are provided in the following paragraphs.

 Hedges of Future Cash Flows

   There was less than $0.1 of ineffectiveness reported in the twelve months ended December 31, 2001 in fair values of hedge positions. There were no amounts excluded from the measure of effectiveness in the twelve months ended December 31, 2001 related to the hedge of future cash flows.

   Of the $(7.8) transition adjustment recorded in shareholders' interest at January 1, 2001, $(0.2), net of income taxes, was reclassified to income during the twelve month period ended December 31, 2001. The $(8.1), net of taxes, recorded in shareholders' interest at December 31, 2001 is expected to be reclassified to future income, contemporaneously with and primarily offsetting changes in interest income on floating-rate instruments. Of this amount $(0.2), net of income taxes, are expected to be reclassified to earnings over the twelve-month period ended December 31, 2002. The actual amounts that will be reclassified to income over the next twelve months will vary from this amount as a result of market conditions. No amounts were reclassified to income during the twelve months ended December 31, 2001 in connection with forecasted transactions that were no longer considered probable of occurring.

   At December 31, 2001, there were derivative instruments hedging the reinvestment risk of forecasted purchases of bonds that would occur within one month of year end.

 Hedges of Recognized Assets, Liabilities and Firm Commitments

   The ineffective portion of changes in fair values of hedge positions, reported in the twelve month period ended December 31, 2001 operations, amounted to $0.1 million, before income taxes. These amounts were included in net realized investment gains. There were no amounts excluded from the measure of effectiveness.

 Derivatives Not Designated as Hedges

   At December 31, 2001, there were no derivatives that do not qualify for hedge accounting under SFAS 133, as amended.

(12) Restrictions on Dividends

   Insurance companies are restricted by states as to the aggregate amount of dividends they may pay to their parent in any consecutive twelve-month period without regulatory approval. Generally, dividends may be paid out of earned surplus without approval with thirty days prior written notice, based on the lesser of 10% of the

             GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                       December 31, 2001, 2000 and 1999
                         (Dollar amounts in millions)

prior year statutory surplus and 100% of prior year statutory net gain from operations. Dividends in excess of the prescribed limits or the Company's earned surplus require formal state insurance commission approval. Based on statutory results as of December 31, 2001, the Company is able to distribute $58.4 in dividends in 2002 without obtaining regulatory approval.

   The Company declared and paid dividends of $9.6 for the years ended December 31, 2001, 2000 and 1999.

(13) Supplementary Financial Data

   The Company files financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners ("NAIC") that are prepared on an accounting basis prescribed by such authorities (statutory basis). Statutory accounting practices differ from GAAP in several respects, causing differences in reported net income and shareholders' interest. Permitted statutory accounting practices encompass all accounting practices not so prescribed but that have been specifically allowed by state insurance authorities. The Company has no significant permitted accounting practices. The impact of adoption of codification increased statutory capital and surplus by $16.6, primarily related to the recognition of certain deferred tax assets.

   For the years ended December 31, statutory net income (loss) and statutory capital and surplus is summarized below (unaudited):

                                                           2001    2000   1999
                                                          ------  ------ ------
   Statutory net income (loss)........................... $(20.5) $ 68.0 $ 70.8
   Statutory capital and surplus......................... $584.4  $593.5 $542.5

   The NAIC has adopted Risk Based Capital ("RBC") requirements to evaluate the adequacy of statutory capital and surplus in relation to risks associated with (i) asset risk, (ii) insurance risk, (iii) interest rate risk, and (iv) business risks. The RBC formula is designated as an early warning tool for the states to identify possible under-capitalized companies for the purpose of initiating regulatory action. In the course of operations, the Company periodically monitors its RBC level. At December 31, 2001 and 2000, the Company exceeded the minimum required RBC levels.

(14) Operating Segment Information

   The Company conducts its operations through two business segments: (1) Wealth Accumulation and Transfer, comprised of products intended to increase the policyholder's wealth, transfer wealth to beneficiaries or provide a means for replacing the income of the insured in the event of premature death, and
(2) Lifestyle Protection and Enhancement, comprised of products intended to protect accumulated wealth and income from the financial drain of unforeseen events. See Note (1)(c) for further discussion of the Company's principal product lines within these two segments.

              GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                        December 31, 2001, 2000 and 1999
                          (Dollar amounts in millions)


   The following is a summary of industry segment activity for 2001, 2000 and 1999:

2001 -- Segment Data

                                                         Lifestyle
                                              Wealth    Protection
                                           Accumulation      &
                                            & Transfer  Enhancement Consolidated
                                           ------------ ----------- ------------
   Net investment income.................   $   695.8     $  3.1     $   698.9
   Net realized investment gains.........        29.1        --           29.1
   Premiums..............................        48.2       60.2         108.4
   Other revenues........................       297.8        0.2         298.0
                                            ---------     ------     ---------
     Total revenues......................     1,070.9       63.5       1,134.4
                                            ---------     ------     ---------
   Interest credited, benefits, and other
    changes in policy reserves...........       674.1       42.0         716.1
   Commissions...........................       146.8       15.9         162.7
   Amortization of intangibles...........        47.9        2.1          50.0
   Other operating costs and expenses....         0.7        5.2           5.9
                                            ---------     ------     ---------
     Total benefits and expenses.........       869.5       65.2         934.7
                                            ---------     ------     ---------
     Income (loss) before income taxes
      and cumulative effect of change in
      accounting principle...............   $   201.4     $ (1.7)    $   199.7
                                            =========     ======     =========
   Total Assets..........................   $22,288.6     $168.0     $22,456.6
                                            =========     ======     =========

2000 -- Segment Data

                                                       Lifestyle
                                            Wealth    Protection
                                         Accumulation      &
                                          & Transfer  Enhancement Consolidated
                                         ------------ ----------- ------------
   Net investment income................  $   703.5     $  5.4     $   708.9
   Net realized investment gains........        4.3        --            4.3
   Premiums.............................       55.3       61.0         116.3
   Other revenues.......................      316.2        7.7         323.9
                                          ---------     ------     ---------
     Total revenues.....................    1,079.3       74.1       1,153.4
                                          ---------     ------     ---------
   Interest credited, benefits, and
    other changes in policy reserves ...      715.3       40.9         756.2
   Commissions..........................      212.8       16.5         229.3
   Amortization of intangibles..........       41.5        2.2          43.7
   Other operating costs and expenses...     (119.7)       7.9        (111.8)
                                          ---------     ------     ---------
     Total benefits and expenses........      849.9       67.5         917.4
                                          ---------     ------     ---------
     Income before income taxes.........  $   229.4     $  6.6     $   236.0
                                          =========     ======     =========
   Total Assets.........................  $22,440.7     $171.8     $22,612.5
                                          =========     ======     =========

              GE LIFE AND ANNUITY ASSURANCE COMPANY AND SUBSIDIARY

                        December 31, 2001, 2000 and 1999
                          (Dollar amounts in millions)


1999 -- Segment Data

                                                         Lifestyle
                                              Wealth    Protection
                                           Accumulation      &
                                            & Transfer  Enhancement Consolidated
                                           ------------ ----------- ------------
   Net investment income.................   $   634.2     $  4.0     $   638.2
   Net realized investment gains.........        12.0        --           12.0
   Premiums..............................        67.8       56.1         123.9
   Other revenues........................       243.6        0.2         243.8
                                            ---------     ------     ---------
     Total revenues......................       957.6       60.3       1,017.9
                                            ---------     ------     ---------
   Interest credited, benefits, and other
    changes in policy reserves...........       617.0       38.5         655.5
   Commissions...........................       179.7       12.4         192.1
   Amortization of intangibles...........        56.2        2.1          58.3
   Other operating costs and expenses....       (55.1)       2.6         (52.5)
                                            ---------     ------     ---------
     Total benefits and expenses.........       797.8       55.6         853.4
                                            ---------     ------     ---------
     Income before income taxes and
      cumulative effect of change in
      accounting principle...............   $   159.8     $  4.7     $   164.5
                                            =========     ======     =========
   Total Assets..........................   $19,774.2     $183.1     $19,957.3
                                            =========     ======     =========